Form 10-K, Exhibit 13
period 1997-12-31
EQUITY OFFICE PROPERTIES TRUST
filed 1998-03-31
CIK 1038339

\[EQUITY LOGO]                                                    EXHIBIT 13.1

Equity Office Properties Trust
2 North Riverside Plaza
Chicago, IL 60606

EQUITY OFFICE PROPERTIES TRUST 1997 ANNUAL REPORT

[USA BUILDING GRAPHIC]

Equity Office Properties Trust 1997 Annual Report

[USA PEOPLE GRAPHIC]

THE NATIONAL ADVANTAGE

EQUITY OFFICE PROPERTIES TRUST


Equity Office Properties Trust is a fully integrated real estate investment trust (REIT) that owns, leases, and manages office properties and parking facilities located throughout the United States. With a highly diversified portfolio of 65.3 million square feet in 258 buildings in 24 states and the District of Columbia, Equity Office is the country's largest public owner and manager of office properties. Its subsidiary, Equity Capital Holdings, L.P., owns 17 stand-alone parking facilities comprising 16,749 spaces. More than 1,450 employees in its corporate office and six regions are dedicated to providing high-quality working environments to its customers and creating value for its shareholders. Equity Office completed its initial public offering in July 1997. Its shares are traded on the New York Stock Exchange under the symbol EOP.



Financial Highlights                              4
Timeline                                          5
Letter from the Chairman of the Board            10
Letter from the Chief Executive Officer          12
Management Team                                  17
The National Advantage                           18
Portfolio Description and Property Listing       34
Financial Information                            37
Corporate Data                                   80

CURRENT PROPERTY COUNT 258+ located in 39 markets nationwide


[USA BUILDING GRAPHIC]

1456 Current employees sharing a network of information and resources

[USA PEOPLE GRAPHIC]

Serving 5676+ current customers across the United States.


Equity Office Properties Trust is the first publicly traded owner and operator of office properties to attain national status with office properties in virtually every major metropolitan area of the country. Our customers across the United States are served by a group of employees dedicated to delivering consistent, high-quality service, and linked via a national information infrastructure. Equity Office's national advantage means unparalleled access to low-cost capital, to expansion and acquisition opportunities, to real time market information, and to the top talent in the industry. This access, combined with our ability to leverage our size, scope, and immense local market resources, is the platform from which Equity Office strives to deliver value to our customers and shareholders alike.

4

FINANCIAL HIGHLIGHTS [GRAPH]

(Dollars in thousands)                           1997             1996           1995
-------------------------------------------------------------------------------------------
Total Revenue                                  $752,072        $508,124        $371,457

Net Property Operating Income                  $450,766        $292,329        $205,471

Property Operating Margin                          61.4%           59.2%           57.6%

Funds From Operations                          $276,275        $160,460        $ 96,104

Office Square Footage (in millions)                65.3            29.2            23.1


Financial information depicted for the period prior to the company's initial public offering of its common shares on July 11, 1997 is for the Equity Office Predecessors as described in the financial statements and accompanying notes.


[GRAPHS]


                                        NET PROPERTY          FUNDS FROM        OFFICE SQUARE
              TOTAL REVENUE           OPERATING INCOME        OPERATIONS           FOOTAGE
              -------------           ----------------        ----------           -------
             (in Thousands)            (in Thousands)       (in Thousands)       (in Millions)

95              $371,457                  $205,471             $ 96,104              23.1

96              $508,124                  $292,329             $160,460              29.2

97              $752,072                  $450,766             $276,275              65.3

STRATEGICALLY
BUILDING
A NATIONAL OPERATION

Equity Office's roots date to 1976, when an in-house management group for office assets was first established within the organization founded by Samuel Zell. In 1988, with the launch of the first in a series of real estate opportunity funds with institutional partners, we began building a diversified, national, and integrated real estate company. The strategy: to acquire a national portfolio of prime office properties and create a management company focused on providing superior customer service with coast-to-coast consistency. Equity Office has always focused on identifying markets with strong economic fundamentals, such as job growth and barriers to new supply, and then targeting high-quality real estate within those markets.

              E V O L U T I O N   O F   E Q U I T Y   O F F I C E

                                  [FLOW CHART]

                  I N I T I A L  P U B L I C  O F F E R I N G

                                  [FLOW CHART]

                  I N I T I A L  P U B L I C  O F F E R I N G

                                  [FLOW CHART]

10

DEAR FELLOW SHAREHOLDERS:


EQUITY OFFICE: OPPORTUNITY IN LIQUID REAL ESTATE
Equity Office's public offering in July 1997 represented the highly successful culmination of a strategy begun in partnership with a group of institutional investors more than ten years ago. In building a truly national portfolio, Equity Office has been able to capitalize on the strength of the recovering office market while insulating against regional and local fluctuations. We enjoy extraordinary success in accessing the capital markets, and, as this report describes, have demonstrated our ability to achieve operating efficiencies and economies of scale. Most importantly, I believe we have assembled one of the finest management teams in the industry, dedicated to superior customer service, with a disciplined investment process and unparalleled infrastructure for growth and revenue enhancement. Our extraordinary performance in 1997 emanates from the philosophy that the real estate markets have changed forever. We believe Equity Office is uniquely positioned to benefit from the opportunities generated by the transformation of the real estate industry.

LIQUID REAL ESTATE
Equity Office was built upon the premise that the office building industry was poised for fundamental change. The condition of the commercial real estate market at the end of the 1980s was extensive oversupply. Legislation substantially restricted lending sources. As the failure of the system became obvious, the industry was forced to seek new solutions. In 1988, we launched the first of the four Zell/Merrill Lynch funds, a series of four institutional funds totaling more than $2.1 billion in equity capital commitments. Over the past ten years, we were able to assemble an extraordinary portfolio at substantial discount to replacement cost, and build an infrastructure to lease and manage this asset base. This foundation, built over our years as a private owner, gives us a substantial advantage today over those just beginning to pursue national or expansionist strategies.
      Today, traditional sources of capital have been replaced by a reliance on public markets. The inability to rely on historical experience resulted in a redefinition of the risks of real estate. Real estate has begun to be viewed as any other capital-intensive industry. Companies are no longer valued based on asset appraisals but rather on a multiple of cash flow. With the equitization of real estate has come a level of information and disclosure creating a discipline that has never before existed in the real estate industry. Predictability, accountability, and transparency are the mantras of real estate investors today.

EXPECTATIONS FOR MANAGEMENT
The public markets demand that large collections of assets produce cash flows that are measurably greater and less volatile than those of stand-alone assets. As management strives to improve operating margins, the benefits of scale increase in relevance. For example, purchasing power in services and goods such as insurance and supplies grows with the amount of services being purchased. Equity Office has pursued a strategy of developing critical mass in multiple metropolitan areas that also allows it to benefit from enhanced efficiencies within local market concentrations.

CONSOLIDATION
Much has been made of the consolidation of the real estate business, with a particular emphasis on "when will the next mergers happen." While we still may see fortuitous combinations such as our merger with Beacon Properties Corporation (described

                                  PERFORMANCE



                            The Opportunity in Office
                    Total Institutional Quality Office Space:
                                 3 Billion S.F.

                              [PIE CHART OMITTED]


elsewhere in this report), in the near term we see that the greater opportunities lie in the vast amount of real estate still held directly in private hands: traditional institutional owners of real estate. There is close to three billion square feet of institutional-grade office space in the United States, and only 12% of it is held by public REITs. We believe that institutions will find it increasingly attractive to transfer assets to public ownership and retain stock (our currency) as a more liquid investment vehicle. Companies such as Equity Office, which have built a size and national scope, will be in the best position to absorb multi-location portfolios and leverage operating synergies.

WHERE NO COMPANY HAS GONE BEFORE

I have written elsewhere that the most successful property companies will be those that adopt operational methods long utilized by mainstream industrial America. Managerial vision; low, long-term capital costs; operating efficiencies; enhanced revenue opportunities; and risk management across a national platform are the essential success factors for the office building industry today.
      The real estate industry in the future will succeed because it learns to compete for capital with the rest of the business world. We believe that Equity Office is well positioned to take advantage of the new world order. For more than ten years our organization has focused on combining local market expertise and responsiveness to customers and tenants with national resources. The fundamental advantages we have built as the premier office building operating company will allow us to capitalize on the advantages of cycles (such as acquisition and pricing advantages due to lower competitive cost of capital), and minimize the negative impact of local events (such as resurgence of development in certain markets) as they occur. More importantly, we believe that the public ownership structure, as it continues to increase in attractiveness, will mitigate the effects of excess in any particular market segment. Wall Street is very quick to condemn behavior it does not approve.
      This report details our national advantage and the scope it gives us to truly build a brand in the office building industry: something no one has ever done before. While we are proud of what we have built to date, it is even more gratifying to look ahead and see how we are really only just beginning.

                                            Sincerely,

                                            /S/ Samuel Zell



MARCH 5, 1998                               SAMUEL ZELL
                                            CHAIRMAN OF THE BOARD OF TRUSTEES

EXTRAORDINARY

Our extraordinary performance in 1997 emanates from the philosophy that the real estate markets have changed forever.



                                                                         [PHOTO]

TO OUR SHAREHOLDERS:


On July 11, we launched one of the most successful initial public offerings ever issued for a REIT, raising $603.8 million from the sale of 28,750,000 common shares. The market's enthusiastic response to our offering and ultimately to our value proposition was very gratifying. Our offering was oversubscribed by 300 percent. And in the first day of trading, our share price increased 28 percent, closing at $26.87 per share. By year-end, our equity capital had grown to $9 billion, and our total market capitalization to $13.3 billion.

   Our financial performance in 1997 was also outstanding. Funds from operations for the year increased 72 percent, totaling $276.3 million, while revenue for the year increased 48 percent to $752.1 million. Same store net operating income for the year increased 11.7 percent on a GAAP basis and 12.1 percent on a cash basis. This level of performance in 1997 resulted from our acquisition of $7 billion in office and parking properties combined with strong internal growth as evidenced by our same store results.

   In December, the rating agencies gave us an unprecedented vote of confidence when three agencies issued investment grade ratings for Equity Office. Moody's issued a Baa1 rating; Standard & Poor's gave us a BBB rating with a positive outlook, and Duff & Phelps issued a BBB+ rating. Moreover, we received these ratings in less than six months from the date of our IPO -- setting a REIT industry record for receiving the highest and fastest initial investment grade ratings ever.

GROWTH

Since our initial public offering just a little over nine months ago, we have acquired 168 office buildings -- more than doubling our size. Today, we are nearly twice the size of any other office REIT, with 65.3 million square feet and 258 buildings in 24 states and the District of Columbia.

   At the time of our IPO, no one could have anticipated the incredible pace at which the real estate industry would consolidate. Nonetheless, because we had already established a strong, national infrastructure with six regional offices and field staff in 39 markets, we were uniquely positioned to take advantage of the growth opportunities presented by consolidation. We have not, however, acquired any properties simply to increase our size. Our acquisition strategy has always been to acquire distinctive assets in superior locations and create critical mass in metropolitan markets with strong and growing business sectors. We define critical mass as the ability to leverage operating efficiencies across numerous properties while providing a broader range of space alternatives to our customers.

   Eighty-six percent of our acquisitions in 1997 allowed us to continue to build critical mass in key markets. As a result, we now own more than 1 million square feet in 17 markets and in 11 of those markets, we have more than 2 million square feet. The remaining 14 percent of the properties we acquired in 1997 were in markets that we had previously targeted for expansion -- most notably Minneapolis and Seattle. With our purchase of LaSalle Plaza in downtown Minneapolis in November we accomplished our


DOUBLING SIZE


Since our initial public offering, we have acquired 168 office buildings -- more than doubling our size. Today, we are nearly twice the size of any other office REIT.

SERVICE VALUE

stated goal of entering that market. And, our acquisition of 10 buildings from Wright Runstad & Company provided us with both an entree into the Pacific Northwest -- a region with strong office markets -- and immediate, significant market presence. Our acquisition in October of 11 properties in suburban Philadelphia complemented our existing property in Philadelphia's central business district and created critical mass in that market. In that same month, we further strengthened our CBD/suburban mix in Philadelphia with the purchase of 1700 Market Street, a downtown property.


By leveraging our national economies of scale and operating efficiencies, we can afford to provide Equity Office tenants with a better array of services than competitors can offer. This, in turn, results in greater tenant satisfaction and ultimately in value creation for our shareholders.


   Our most significant transaction in 1997 was our $4.3 billion merger with Beacon Properties Corporation in December. In a single stroke, we solidified our critical mass in six key markets and added 130 office properties and 21 million square feet to our portfolio. Tremendous synergies existed between Equity Office and Beacon. All six of Beacon's markets overlapped with existing Equity Office locations and Beacon's tenant mix and product type were of comparable quality.

   Beacon was also a good fit culturally. It was an organization that shared Equity Office's commitment to providing the absolute best service possible to tenants. This cultural compatibility helped us to smoothly and seamlessly integrate Beacon's properties as well as approximately 340 Beacon employees into Equity Office. In addition, we managed to complete this transaction two months ahead of schedule, thanks to the hard work and dedication of employees from both companies.

   At the time of the merger, we projected $15-$20 million in cost savings. We have already reduced annual costs by $21 million through immediate overhead reductions and we have identified an additional $1.5 million in savings that can be generated by taking advantage of operating and financial efficiencies.

OPERATING PERFORMANCE
Our strong internal growth in 1997 is the direct result of our long-term focus on leveraging operational and financial efficiencies across our national portfolio while delivering superior customer service to our tenants. Corporations increasingly view their office space as a strategic asset that helps them to recruit and retain the best and brightest in a tight job market. Additionally, they demand more value for their money. By leveraging our national economies of scale and operating efficiencies we can afford to provide Equity Office tenants with a better array of services than competitors can offer. We believe that this, in turn, results in greater tenant satisfaction and ultimately in value creation for our shareholders.

   We have extensive experience leveraging national economies of scale and local market operating efficiencies. When we acquire a building, we significantly reduce operating costs, with savings often in the neighborhood of $0.50 per square foot. The majority of these cost savings are used to improve the selection and quality of services we offer our tenants. Our goal is always highest quality at the lowest cost. Our success is evident in our operating margin, which increased to 61.4 percent for 1997 compared to 59.2 percent for 1996. In addition, we were able to reduce controllable costs (operating expenses less real estate taxes) by 0.1 percent for same store results, despite the fact that same store occupancy increased from 88.5 percent in 1996 to 94.7 percent in 1997. At the same time, we experienced a decrease in average revenue-enhancing tenant improvement costs and leasing commissions from $30.26 in 1996 to $19.74 in 1997. And while some competitors have achieved critical mass locally and even regionally, we are the only office building operator with the ability to leverage local, regional, and national economies of scale to reduce costs and improve service across our entire portfolio.
   Providing superior customer service, however, requires more than cost cutting. The quality of our service ultimately depends upon the quality of the people who interface day in and day out with our tenants. I believe we have some of the best and most experienced people in the industry. Our size and scope allow us to provide our staff with significant advancement and development opportunities, which in turn helps us to recruit and retain some of the top talent in the industry. We have always believed that owners make better managers. Consequently, nearly every Equity Office employee receives share options. In early 1998, we also established an employee share purchase program that enables employees to purchase shares through payroll deductions, further emphasizing the concept of ownership throughout the company.

STRATEGY BUILDING

Our strategy, articulated at the time of our IPO, remains unchanged -- to compile a diversified, national portfolio of office properties, while building critical mass in key markets and leveraging local operating efficiencies and national economies of scale to reduce unit costs.


CAPITAL MARKET ACTIVITIES
The size and scope of our portfolio combined with the relationships we have developed over time with institutional lenders and investors provide us with unparalleled access to low-cost capital. Immediately after going public in July, we closed on a $600 million unsecured line of credit. In October, we added a $1.5 billion unsecured credit facility with very attractive terms.

   We also raised $180 million through our direct private placement of unrated, senior unsecured notes to Teachers Insurance and Annuity Association, part of TIAA-CREF pension and insurance organization. The following month, we raised $200 million through a direct sale of common shares to Stichting Pensioenfonds ABP, one of the largest Dutch pension funds and a long-term institutional investor in Equity Office. In both cases, we were able to secure funds without paying underwriting fees.

The size and scope of our portfolio combined with the relationships we have developed over time with institutional investors provide us with unparalleled access to low-cost capital.

ACCESS

   Most recently, we completed the largest unsecured debt offering by a REIT with our private placement of $1.5 billion in senior unsecured notes. This offering is a billion dollars larger than any REIT has ever accomplished before. We concurrently raised $300 million through a convertible preferred shares issue, which achieved the lowest dividend rate (5.25%) and the highest convertible ratio (20%) yet seen in the REIT universe.
   Both transactions demonstrated our ability to raise low-cost capital while significantly broadening our investor base, eliminating substantially all of the company's floating rate indebtedness and providing investors with highly liquid securities.

NON-TRADITIONAL REVENUE SOURCES
In 1997 we aggressively pursued non-traditional revenue sources. We have been a leader in the real estate industry in maximizing the revenue potential of leasing roof-top antenna space and internal riser space to a wide array of communications providers. In the coming year, we will explore additional sources of non-traditional revenue, including opportunities to partner with retailers and service providers to simultaneously increase revenues and the services we offer to our tenants. Here again, our national reach provides us with greater access to such partners, who are eager to tap our national network of office properties.

FUTURE OPPORTUNITIES
Our strategy, articulated at the time of our IPO, remains unchanged -- to compile a diversified, national portfolio of office properties, while building critical mass in key markets and leveraging local operating efficiencies and national economies of scale to reduce unit costs. In this way, we can continue to deliver superior service to our tenants and superior returns to our shareholders. We also plan to continue to leverage our unique ability to service national companies with multiple locations through our National Accounts Program, which provides such tenants with a single point of contact within Equity Office for meeting their nationwide space needs.

PARKING, DEVELOPMENT AND CONSTRUCTION
In a similar vein, we have focused additional efforts on bringing consolidation and operating efficiencies to the parking facility business. In addition to the approximately 48,000 parking spaces attached to our existing office buildings, we have also acquired 17 facilities in markets with multiple demand drivers, such as strong shopping and theater traffic, as well as business traffic. In keeping with our strategy, we recently signed an agreement to purchase, upon completion, Rand Tower parking facility in Minneapolis -- a market with numerous sources of parking demand.
   On the development front, we have no plans to establish a development company or division as a stand-alone business. We will, however, pursue strategic joint ventures and take-out arrangements with developers to ensure that we have access to a pipeline of new construction in desirable locations. For instance, in 1997 we made a minority investment in Wright Runstad & Company, which in our opinion is the premier developer in the Pacific Northwest. As a result of our investment, we have the right of first refusal on new buildings developed by them. And, in March 1998, we announced an agreement with Holder Properties to purchase, upon completion, an office property located in Buckhead, the strongest submarket in the Atlanta office market.

16

  Additionally, the combination of our original land holdings (usually land acquired adjacent to existing office buildings) and numerous stand-alone sites acquired as part of the Beacon portfolio, will allow us to continue to form joint ventures with partners who have both construction expertise and local development knowledge.
   Recently, the REIT analyst community and the general press have written extensively about office development in certain markets. We have developed our own database to actively track construction activity in the top 30 metropolitan areas using our national network of employees and third-party sources. Based on our research, we believe that office development in most markets is justified by pent-up demand and strong office-based job growth. The amount of timely, accurate information regarding development activity is positive, and one of the many ways that the capital markets are influencing our industry. We believe the growing discipline of the capital markets will continue to be a constraint inhibiting speculative overbuilding in the marketplace.

FOUNDATION FOR GROWTH
The strong fundamentals of our existing portfolio position us for continued internal growth. The average rental rate for our portfolio at year-end was $21.90 per square foot -- $3.00 below our estimate of average market rates. With 45 percent of our leases scheduled to roll over in the next four years, we have a significant opportunity to increase future revenue flows.
   Furthermore, we expect the consolidation of the real estate industry to continue at its current pace throughout 1998 as institutional investors seeking greater liquidity continue to convert from direct ownership of assets to indirect ownership through investments in REITs and as private sellers seek ways to recapitalize their development companies now that supply and demand are in greater equilibrium. As the only public national owner and operator of office properties in the country, we are well positioned to capitalize on this consolidation. We have fully and successfully integrated our 1997 acquisitions and expect to make significant further acquisitions in 1998. Our access to low-cost capital and to deal flow, combined with the broad acceptance of both our shares and operating units in exchange for properties, provide us with excellent external growth potential.
   We are very bullish about our future prospects. By adopting management models from other industries, we continue to build a true operating company, as distinguished from a collection of assets. On the following pages, you will find examples of how we leverage our national advantage to deliver value to our tenants and shareholders alike. Above all, our focus remains on generating cash flow and long-term returns for our shareholders.
   Finally, in 1998 Ed Sidman, former chairman of Beacon Properties, and Jon Runstad, chairman and chief executive officer of Wright Runstad & Company, joined our board of trustees. We are extremely pleased to have them join us, as they both bring broad experience and an attitude of involvement that we welcome and encourage.
   In summary, we feel the fundamentals in the office sector have never been stronger. Equity Office has built an excellent foundation to take advantage of the increasing opportunity available to us in 1998 and beyond.

                                         Sincerely,


                                         /s/ Timothy H. Callahan

MARCH 13, 1998                           TIMOTHY H. CALLAHAN
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          [GRAPHIC OF PEOPLE OMITTED]


Equity Office's executive officers (top row, left to right): Jeff Johnson, senior vice president and chief investment officer; Mike Steele, executive vice president and chief operating officer; Gary Beller, executive vice president -- parking facilities; (second row) Richard Kincaid, executive vice president and chief financial officer; Stan Stevens, executive vice president and chief legal officer; Dave Naus, senior vice president -- acquisitions; Sybil Ellis, senior vice president -- acquisitions; (front) Tim Callahan, president and chief executive officer.

The Management Team

Equity Office has built its management team to provide our customers with responsive, consistent, quality service; to maximize long-term value through strategic growth and innovative ownership; and to promote an environment which inspires employees to test limits and exceed expectations. To fulfill this mission, extensive in-house resources based in Chicago and the six regional offices support the on-site property management, leasing, and maintenance teams who are our front-line contact with our customers. Each regional team of property management, leasing, engineering, MIS, and administrative professionals is responsible for prompt decisions and accurate information flow. Equity Office's investment processes insure property management, finance, and acquisitions teams are integrated at every step of a decision to buy a property or portfolio.

                      [NATIONAL EXPERTISE GRAPHIC OMITTED]

MOBILIZING NATIONALLY AND LOCALLY TO INTEGRATE ACQUISITIONS


      Over the past 10 years we have built a national infrastructure of regional and local offices which provides us with a unique advantage in evaluating and integrating acquisitions - particularly multi-location portfolios. We employ a focused and disciplined approach that utilizes every resource of our powerful national network.
            With Equity Office employees in 78 submarkets, we have a competitive edge in analyzing potential acquisitions. We leverage our local staff's first-hand knowledge of the subtle nuances in a market's economic, business, and political climate throughout the due diligence process. And in the rare case that our staff is not intimately familiar with a property under consideration, we can direct a local employee to make a physical inspection, within hours.
            The role of our local staff doesn't end once we sign a purchase contract. The hands-on involvement of our local employees in the integration process played a key role in our successfully and seamlessly incorporating nearly $7 billion in acquisitions into Equity Office in 1997.
            Our successful $4.3 billion merger with Beacon Properties Corporation in 1997, which added 130 buildings, 1,694 new tenants and 340 employees to our company, is a testament to the value of our national infrastructure. By combining the strength of our corporate and regional resources with the contacts and accessibility of local on-site staffs, we were able to complete the merger two months ahead of schedule. This feat is particularly impressive given the fact that we increased our staff and portfolio of properties by approximately 50 percent. We were able to mobilize local and corporate teams to complete the deal quickly -- with the single goal of a smooth transition for customers.

BRINGING NEW EMPLOYEES INTO THE FOLD
      Upon announcing the intent to merge Beacon into Equity Office, both companies began implementing systems to relay an ongoing stream of information to employees. One week later, Equity Office executives mounted a massive road show - meeting with Beacon employees at every location. The purpose of the road show was to define Equity Office as an excellent employer, outline operating goals, highlight the benefits of the merger, and introduce Equity Office's culture of dedication to the job, collaboration, and respect for each other. Within 30 days, individual benefit summary packages were given to each Beacon employee. Also within the month, a full orientation and systems training program was underway across the country.
            While the Beacon merger was the largest single transaction, 38 other buildings were acquired throughout the country in the months following Equity Office's initial public offering. In each case, rapid orientation and local market attention from nearby Equity Office personnel helped get new acquisitions quickly up to speed.

INTRODUCING EQUITY OFFICE TO ITS NEW TENANTS
      To ensure a seamless merger for customers, we immediately formed a transition team, consisting of Equity Office and Beacon staff, for every function from accounting and marketing to MIS and engineering. These teams worked tirelessly to anticipate and plan for any and all tenant concerns and needs. As a result, plans for integrating every system were in place by the closing date. On the actual day of the closing, key contacts at each of our new tenant firms received a hand-delivered letter of introduction from Equity Office. The following Monday, the 75,000 employees at those firms each received an introductory card and small gift. Tenants received a warm and positive introduction to Equity Office.

                      INTEGRATING
                      ACQUISITIONS SEAMLESSLY

Equity Office worked hard to ensure that its employees were informed and at ease during the merger with Beacon Properties Corporation. Shortly after the announcement, Equity Office's senior management took to the road, meeting all its soon-to-be employees in the six overlapping markets. On the morning of the merger, new employees were treated to breakfast hosted by their Equity Office co-workers. On the day of closing, new employees also received their new business cards.


             "The shared commitment to quality made the transition

                           [GRAPHIC OF PEOPLE OMITTED]


         to Equity Office comfortable for employees coming to the firm


Ongoing training and a "buddy system" help keep information flowing, so new employees, in turn, can help ensure positive relationships are built with our new tenants. One of the greatest challenges was in Boston, where the quick integration of Beacon's large local presence was crucial. Boston employees like Monica Juan, (right, second row), general manager of 28 State (Equity Office's existing Boston location at the time of the merger), worked with Maryann Gilligan Suydam, general manager of 175 Federal, and Kevin Tucker, regional IS specialist, to smoothly transition 183 people and more than 8 million square feet into a single Boston portfolio.


   through the merger." MARYANN GILLIGAN SUYDAM, GENERAL MANAGER, 175 FEDERAL

22  MEETING THE NEEDS OF NATIONAL MULTI-LOCATION CUSTOMERS


      Our national presence, with properties in virtually every major city in the U.S., combined with our focus on creating coast-to-coast service consistency provides us with a unique advantage in meeting the space needs of companies with multiple locations across the country. To leverage this opportunity, we have developed a National Accounts Program which offers customers a single point of contact within Equity Office. In addition, the diversity of our portfolio, with both Class A and B quality properties and suburban and central business district locations, allows us tremendous flexibility in responding to varying requirements, whether customers need high-end head-quarters space or value-added back offices.

            Our National Accounts Program includes 160 premier companies such as Andersen Worldwide, AT&T, Citibank, Coopers & Lybrand, Merrill Lynch, Price Waterhouse and Salomon Smith Barney, to name just a few. National Accounts customers occupy more than 10 million square feet in Equity Office properties across the country. Their space needs may involve several smaller locations or a few very large sites: Andersen Worldwide leases 958,000 square feet in nine buildings; Merrill Lynch occupies 247,000 square feet in ten locations; and Coopers & Lybrand leases 417,000 square feet in five locations.

            The process of negotiating a lease for new space is significantly faster and simpler for our National Accounts customers. We understand their business, and can react -- or even anticipate -- their needs. For example, by entering into a new transaction with a lease already in use between Equity Office and the client, we begin from a position of understanding and can dramatically reduce negotiations, to weeks rather than months.

STRONG RELATIONSHIPS TRANSLATE INTO BOTTOM-LINE BENEFITS

      A key element of our National Accounts Program is our focus on orchestrating the seamless delivery of service across our network. The strong relationships we have developed through this program pay handsome dividends to both customers and to us. Salomon Smith Barney, a tenant with 269,000 square feet in 14 Equity Office buildings nationwide, is a long-time member of our National Accounts Program. When the firm merged with Shearson and needed to consolidate staff into one location, we were able to accommodate their needs in Indianapolis and Durham, North Carolina. Later, through the strong relationship we had established, we learned of their need for a large block of space in Boston. Because Salomon Smith Barney knew Equity Office as an owner, the firm had a high comfort level in signing the first lease at 28 State - a building undergoing a total renovation that was 18 months from completion. In May 1997, they moved into 50,000 square feet, on time and on budget.

            Through our National Accounts Program, we can help customers prepare to meet major space needs two to three years away. In today's tighter markets, where large blocks can be hard to find, we offer our customers a long-term, strategic advantage.

            Our focus on delivering superior service and finding creative solutions doesn't end with our National Accounts customers. It is extended to every Equity Office customer - regardless of size. For instance, a Chicago law firm was rapidly outgrowing its space at 161 N. Clark Street. While the firm wanted to continue its relationship with Equity Office, space at another of our nearby buildings better met its budget and space requirements. We were able to move the tenant, nearly doubling its space. We were also successful in re-leasing the newly vacated offices at 161 N. Clark Street at higher rates, for a mutually advantageous transaction all around.

MEETING NATIONAL CUSTOMER NEEDS

The process of negotiating a lease for new space is significantly faster and simpler for Equity Office's National Accounts customers, since we don't have to start each negotiation from square one. The trusting relationship developed over time and promise of consistent service also give our National Accounts clients a high comfort level when seeking space in a new Equity Office property or market. The speed and ease of working with a national provider of office space were apparent when MetLife approached Equity Office with an urgent need for space in Houston.

"If not for our relationship with Equity Office, this deal would have been

[PHOTO]

nearly impossible. Beginning with an existing lease helped streamline negotiations

Within a day of calling local leasing representative Trish McQueen, MetLife had viewed and approved a slab space at Northborough Tower. MetLife needed its office totally constructed in just six weeks. Just weeks before, another lease had been negotiated with MetLife at The Quadrant by our Denver leasing director Randy Garfield (left, third row). As a result, normally lengthy negotiations were cut to just two days, and MetLife occupied its new offices just four weeks after signing the lease. MetLife currently leases 170,000 square feet in 14 Equity Office locations.

and got us into the space on time." SCOTT FRANCIS, REGIONAL VICE PRESIDENT, METLIFE

26  LEVERAGING OPERATING EFFICIENCIES AND ECONOMIES OF SCALE


      At Equity Office, we strive to provide our tenants with optimal office space solutions. To deliver on this promise, we must pay constant attention to cost efficiency, and at the same time, give our customers the best array of services and amenities possible. Consequently, at the national, regional and local levels we are zealous about both reducing costs and improving customer service.

            The size and scope of our national portfolio provides us with unparalleled purchasing power. As a result, we have been able to significantly outperform the industry on operating costs. In markets where we have achieved critical mass, our 1997 operating expenses were $1.34 per square foot less than the industry average defined by BOMA in 1996. Our goal upon acquiring new properties is to establish the Equity Office level of service, which can often be accomplished while reducing costs.

STRATEGIC SOURCING DELIVERS BOTTOM-LINE BENEFITS AND BETTER SERVICE

      On a national level, our internal experts in strategic sourcing have leveraged our portfolio's combined purchasing power to negotiate extremely favorable contracts with national service suppliers and vendors. One of our most significant advantages is in insurance. Upon closing our merger with Beacon, we renegotiated insurance premiums for our entire 65.3 million-square-foot portfolio, reducing our total costs by 28 percent. As a result, we will save $2.6 million in 1998, while increasing earthquake coverage four-fold and obtaining greater control in managing claim settlements.

            We have very favorable national service contracts with a wide range of companies including W.W. Grainger for building supplies; Otis, Montgomery and Schindler for elevator maintenance; and Carrier and Trane for servicing our heating, ventilation and air conditioning systems. Our discounts with such vendors range from 15 to 65 percent. We have also implemented a national purchasing card system. Our purchasing card, a "credit card" based system that eliminates paperwork, was used for more than $14 million in purchases last year, saving $225,000 in operating costs.

LOCAL AND REGIONAL OPERATING EFFICIENCIES GENERATE SIGNIFICANT SAVINGS

      Each additional acquisition in a market creates significant operating efficiencies that we can leverage to create savings and improve service. When we acquire a building, we can often consolidate staff with other properties in that market without affecting the level of service delivered. We saved an average of 18 percent in administrative payroll expenses on newly acquired properties in 1997.

            Achieving critical mass in a market also allows us to move the leasing function in-house, which results in significant savings as well as enhanced service. In San Francisco, our market share created enough revenue potential to entice some of the city's best leasing agents to join our staff. From that, we saved on commissions that would have otherwise gone to an outside leasing firm. By bringing leasing in-house after the acquisition of Two California Plaza in Los Angeles, we positioned ourselves to save more than $2.4 million - which equates to an additional $1.21 per square foot in income for Equity Office's downtown Los Angeles portfolio. Just as important, in-house leasing agents significantly improve the level of service we can deliver to customers. They have a long-term focus on each transaction and recognize the importance of satisfying our customers.

LEVERAGING
SIZE AND SCALE

Providing our tenants with a well-run building and value for their rent dollar is a priority in all parts of our organization. Locally, at Indianapolis' Bank One Center, this commitment is exemplified by maintenance assistant John Mabry, who won our internal 1997 Alpha Award for star performance and responsiveness to customers. Nationally, it takes the form of innovative programs like our national elevator service contracts, which help employees such as John deliver consistent care and service across our portfolio.


Applying our existing elevator service contracts to 1997 acquisitions saved $484,000. In many cases, vendor relationships were maintained and service expanded. Elevator maintenance costs on our existing portfolio decreased by $121,000, and similar savings are expected with the former Beacon portfolio. We also bid services such as security, cleaning, and landscaping locally and regionally. The combined bidding of cleaning contracts in our Northeast region saved $323,000, and in Chicago saved $200,000, savings that ultimately benefit the customer. All these efforts help us deliver the best possible service at the lowest possible cost.

[PHOTO]

"Not only does Equity Office encourage employees at

[PHOTO]

every level to take responsibility for smooth operations --

[PHOTO]

they reward it." JOHN MABRY, MAINTENANCE ASSISTANT, BANK ONE CENTER

[PHOTO]

30  NATIONAL EXPERTS, LOCAL EXPERTISE EQUAL EXPONENTIAL ADVANTAGE


      We have always believed that real estate is a local business. We have more than 1,200 Equity Office employee/owners located in 78 submarkets across the country. Our strong, local presence provides us with market information on a real-time basis, allowing us to accurately anticipate market trends and to adapt accordingly. Our field staff also plays a key role in evaluating potential purchases, and the expertise of our on-site management is pivotal in delivering superior service to our tenants.

            Combining our local market knowledge with the resources of our national and regional staff is how we consistently out-service and out-deliver competitors. To facilitate the flow of ideas, information, and input throughout our organization, we have made significant investments in training and technology. These range from e-mail and extensive Lotus Notes databases, to on-line manuals, to our orientation program that involves two full days in Chicago for newly hired employees. Each year, at our three-day National Conference we bring together our property management and leasing teams, and regional and corporate staffs for formal training, to share ideas and learn from each other.

NATIONAL EXPERTS DELIVER VALUE LOCALLY

      Our size and national scope allow us to hire in-house experts in a number of disciplines beyond the staples of a traditional real estate company. In areas as diverse as legal issues and preventative maintenance, these experts routinely add value to every project we own and manage nationwide.

            One area in which our national resources have brought savings to bear locally is in energy costs. Because energy costs account for approximately 24 percent of the total cost of operating an office building, we have created an energy conservation effort involving on-staff architects and mechanical engineers. We routinely conduct energy audits and manage lighting retrofits and the installation of sophisticated energy management systems. For example, recent lighting retrofits at 28 buildings yielded $1.7 million in savings. And through this group's consultation with local property engineers, we have significantly reduced the costs of maintaining our sophisticated heating, ventilation, and air conditioning systems.

            At the national level, we monitor and track the status of utility deregulation on a state-by-state and market-by-market basis to ensure that every Equity Office property is prepared to realize the bottom line benefits of deregulation. Results are clear at properties like 1601 Market Street, which was included in a Philadelphia pilot program to test deregulation. Consequently, our annual energy costs on this 681,000-square-foot building are expected to decrease by approximately $225,000.

LOCAL IDEAS ARE LEVERAGED INTO NATIONAL INITIATIVES

      We pride ourselves on the dynamic flow of information within our organization. Ideas, information and input flow from the top down and the bottom up, as well as across our network of local offices. Our primary customer service initiatives often develop from building management teams. The National Advisory Council, selected from winners of Equity Office's internal excellence programs, ensures constant local input into national planning. We strive to maximize the advantages of our national infrastructure by leveraging successful field ideas across our entire portfolio.

SHARING EXPERTISE ACROSS OUR PORTFOLIO

The Equity Office Quality Assurance (EQA) program, pioneered at 1920 & 2010 Main Plaza in Orange County, California, by general manager Mitch Sigband, is one local initiative that has been embraced company-wide. EQA now stands as the company's quality service banner, and property teams nationwide implement EQA programs that cement solid relationships with tenants like Barron Harley of Snell & Wilmer.


The EQA program includes elements ranging from training and employee empowerment programs, to special events for tenants. It also includes printed materials designed to encourage communication with tenants. Program materials, today produced centrally by Equity Office and distributed coast-to-coast, now cost only a few dollars per property but return big benefits. Mitch's idea grew into a national program that reinforces our commitment to customers and builds the Equity Office brand across our portfolio.

[PHOTO]

"Our customers deserve more than attractive, efficient space.

[PHOTO]

They also deserve responsive service, and an owner that is committed

[PHOTO]

to helping them succeed." MITCH SIGBAND, GENERAL MANAGER, 1920 & 2010 MAIN PLAZA

[PHOTO]

34
                               NATIONAL PORTFOLIO

Equity Office has built a highly diversified portfolio of top quality office buildings across geographic regions, suburban and downtown locations, and major metropolitan areas. In addition, its subsidiary Equity Capital Holdings, L.P. has assembled a portfolio of stand-alone parking facilities focused on major metropolitan areas where demand factors create high-yield opportunities.



                               MANAGEMENT REGIONS

                             [UNITED STATES GRAPHIC]



     REGIONAL DISTRIBUTION                        OFFICE CONCENTRATION

          [PIE CHART]                                  [PIE CHART]

NORTHEAST REGION
--------------------------------------------------------------------------------

Metropolitan Area/                           Number         Rentable           % Occupied
Property                               of Buildings      Square Feet       as of 12/31/97
-----------------------------------------------------------------------------------------
STAMFORD, CT
Shelton Point                                   1           159,848         96.2%
One Stamford Plaza                              1           212,244        100.0%
Two Stamford Plaza                              1           253,020         97.4%
Three Stamford Plaza                            1           241,575         97.3%
Four Stamford Plaza                             1           260,581         95.9%
177 Broad Street                                1           187,573         95.5%
300 Atlantic Street                             1           272,458        100.0%
Canterbury Green                                1           224,405        100.0%

WASHINGTON, D.C
1111 19th Street                                1           252,014         98.8%
1620 L Street                                   1           156,272         98.0%
One Lafayette Centre                            1           314,634         99.1%
1333 H Street                                   1           247,014         90.8%
1600 Duke Street                                1            68,770        100.0%
Polk and Taylor Buildings                       2           896,003        100.0%
Centerpointe I & II                             2           407,723         99.8%
Fair Oaks Plaza                                 1           177,917         92.7%
Northridge I                                    1           124,319        100.0%
Reston Town Center                              3           726,045        100.0%
1300 North 17th Street                          1           379,199         99.7%
1616 N. Fort Myer Drive                         1           293,058        100.0%
E. J. Randolph                                  1           165,116         98.9%
John Marshall I                                 1           255,558        100.0%

BOSTON, MA
150 Federal Street                              1           529,730        100.0%
175 Federal Street                              1           207,366         92.2%
2 Oliver Street-147 Milk Street                 1           270,302         92.8%
225 Franklin Street                             1           938,632         99.4%
28 State Street                                 1           570,040         57.8%
75 - 101 Federal Street                         2           810,963         93.9%
One Post Office Square                          1           765,780         98.7%
Rowes Wharf                                     3           344,698         96.5%
Russia Wharf                                    1           312,563         99.9%
South Station                                   1           146,149        100.0%
Center Plaza                                    1           637,002         93.7%
One Canal Park                                  1            97,912         98.6%
Riverview I & II                                2           263,892        100.0%
Ten Canal Park                                  1           110,843        100.0%
Crosby Corporate Center                         6           337,292         97.8%
New England Executive Park                      9           807,521         92.2%
Westwood Business Center                        1           165,851         95.7%
Wellesley Office Park                           8           638,229         98.4%

NEW YORK CITY, NY
850 Third Avenue                                1           562,567        100.0%

PHILADELPHIA, PA
Four Falls Corporate Center                     1           254,355         99.8%
1601 Market Street                              1           681,289         95.0%
1700 Market Street                              1           825,547         85.6%
Oak Hill Plaza                                  1           164,360        100.0%
Walnut Hill Plaza                               1           149,716         97.5%
One Devon Square                                1            73,267        100.0%
Two Devon Square                                1            63,226         91.8%
Three Devon Square                              1             6,000        100.0%
One Valley Square                               1            70,289        100.0%
Two Valley Square                               1            70,622        100.0%
Three Valley Square                             1            84,605         98.3%
Four and Five Valley Square                     2            68,321        100.0%

NORFOLK, VA
Dominion Tower                                  1           403,276         96.2%
-----------------------------------------------------------------------------------------
Total/Weighted Average                         83        17,707,551         95.8%

CENTRAL REGION
--------------------------------------------------------------------------------

Metropolitan Area/                    Number          Rentable     % Occupied
Property                        of Buildings       Square Feet as of 12/31/97
-----------------------------------------------------------------------------
CHICAGO, IL
161 N. Clark                               1         1,010,520         80.1%
200 West Adams                             1           677,222         89.6%
30 N. LaSalle Street                       1           925,950         95.2%
One North Franklin                         1           617,592         99.3%
10 & 30 S. Wacker                          2         2,003,288         95.8%
101 N. Wacker                              1           575,294         89.4%
Civic Opera Building                       1           826,472         82.6%
Presidents Plaza                           4           794,396         93.2%
1700 Higgins                               1           133,876        100.0%
AT&T Plaza                                 1           224,847         98.0%
Oakbrook Terrace Tower                     1           772,928         87.9%
Westbrook Corporate Center                 5         1,106,608         89.3%
Tri-State International                    5           546,263         84.6%

INDIANAPOLIS, IN
Bank One Center/Tower                      2         1,057,877         93.3%

CLEVELAND, OH
BP Tower                                   1         1,242,144         94.0%

COLUMBUS, OH
One Columbus                               1           407,472         92.6%
Community Corporate Center                 1           250,169         99.1%
One Crosswoods Center                      1           129,583         96.4%
-----------------------------------------------------------------------------
Total/Weighted Average                    31        13,302,501         91.4%

PACIFIC REGION
--------------------------------------------------------------------------------
LOS ANGELES, CA
550 S. Hope                                  1          566,434          86.8%
Two California Plaza                         1        1,329,809          87.4%
Pasadena Towers                              2          439,367          90.9%
10880 Wilshire Boulevard                     1          534,007          85.1%
10960 Wilshire Boulevard                     1          550,430          83.3%

ORANGE COUNTY, CA
500 Orange Tower                             1          290,765          94.5%
1100 Executive Tower                         1          366,747         100.0%
1920 Main Plaza                              1          305,662          97.1%
2010 Main Plaza                              1          280,882          94.3%

SAN DIEGO, CA
The Plaza at La Jolla Village                5          635,419          99.9%
Smith Barney Tower                           1          187,999          82.2%

SAN FRANCISCO, CA
201 Mission Street                           1          483,289          99.6%
580 California                               1          313,012         100.0%
60 Spear Street                              1          133,782         100.0%
One Maritime Plaza                           1          523,929          84.0%
One Market                                   1        1,460,081          93.8%

SAN JOSE, CA
Shoreline Technology Park                   12          726,508         100.0%
Lake Marriott Business Park                  7          400,058          84.6%
Sunnyvale Business Center                    3          175,000         100.0%
------------------------------------------------------------------------------
Total/Weighted Average                      43        9,703,180          92.1%

36

WEST REGION
-------------------------------------------------------------------------

Metropolitan Area/                  Number         Rentable % Occupied as
Property                      of Buildings      Square Feet   of 12/31/97
-------------------------------------------------------------------------
ANCHORAGE, AK
Calais Office Center                     2          190,599        100.0%

PHOENIX, AZ
49 East Thomas Road                      1           18,892         60.8%
One Phoenix Plaza                        1          586,403        100.0%

MINNEAPOLIS, MN
LaSalle Plaza                            1          589,432         97.1%

DENVER, CO
Denver Corporate
    Center II & III                      2          358,357        100.0%
The Quadrant                             1          313,302         83.8%

ST. LOUIS, MO
Interco Corporate Tower                  1          339,163        100.0%

ALBUQUERQUE, NM
500 Marquette Building                   1          230,022         93.6%

OKLAHOMA CITY, OK
Atrium Towers                            2          155,865         94.2%
5100 Brookline                           1          105,459         76.4%

PORTLAND, OR
1001 Fifth Avenue                        1          368,018         95.7%

DALLAS, TX
Four Forest                              1          394,324         96.1%
Lakeside Square                          1          392,537         99.1%
North Central Plaza Three                1          346,575         90.7%
8080 Central                             1          283,707         87.1%
9400 NCX                                 1          379,556         91.0%
Preston Commons                          3          418,604         91.8%
Sterling Plaza                           1          302,747         91.1%

FT. WORTH, TX
Summit Office Park                       2          239,095         94.3%

SEATTLE, WA
One Bellevue Center                      1          344,715         91.7%
Rainer Plaza                             1          410,855         99.4%
1111 Third Avenue                        1          528,282         96.7%
First Interstate                         1          915,883         97.9%
Second and Seneca                        2          480,272         99.5%
Nordstrom Medical Tower                  1          101,431         96.1%
-------------------------------------------------------------------------
Total/Weighted Average                  32        8,794,095         95.3%

SOUTHWEST REGION
----------------------------------------------------------------------
NEW ORLEANS, LA
LL&E Tower                             1          545,157        84.4%
Texaco Center                          1          619,714        87.1%
One Lakeway Center                     1          289,112        90.8%
Two Lakeway Center                     1          440,826        94.4%
Three Lakeway Center                   1          462,890        97.6%

AUSTIN, TX
Franklin Plaza                         1          517,849        91.5%
One American Center                    1          505,770        92.8%
San Jacinto Center                     1          400,329        98.0%

HOUSTON, TX
San Felipe Plaza                       1          959,466        93.6%
Intercontinental Center                1          194,801        99.4%
Northborough Tower                     1          207,908        95.1%
Brookhollow Central                    3          797,971        88.8%
Destec Tower                           1          574,216        97.6%

SAN ANTONIO, TX
Union Square                           1          194,398        88.7%
Colonade I                             1          168,637        92.4%
Northwest Center                       1          241,248        88.2%
----------------------------------------------------------------------
Total/Weighted Average                18        7,120,292        92.2%

SOUTHEAST REGION
-------------------------------------------------------------------------------------
Metropolitan Area/                            Number           Rentable % Occupied as
Property                                of Buildings        Square Feet   of 12/31/97
-------------------------------------------------------------------------------------
FT. LAUDERDALE, FL
First Union Center                                 1           225,500          99.0%

ORLANDO, FL
SunTrust Center                                    1           640,385          94.4%

PALM BEACH COUNTY, FL
One Clearlake Centre                               1           215,104          90.2%

SARASOTA, FL
Sarasota City Center                               1           247,891          90.5%

TAMPA, FL
Tampa Commons                                      1           254,808          99.2%
Westshore Center                                   1           215,523          96.8%

ATLANTA, GA
125 Perimeter Center West                          1           223,059         100.0%
20 - 26 Perimeter Center East                      4            69,664          98.4%
219 - 223 Perimeter Center Parkway                 2           255,657         100.0%
245 Perimeter Center Parkway                       1           229,131         100.0%
28 - 32 Perimeter Center East                      3           105,287          99.0%
301 - 303 Perimeter Center North                   2           317,116         100.0%
41 - 47 Perimeter Center East                      2           172,374          98.3%
50 - 66 Perimeter Center East                      5           738,803          99.1%
70 - 76 Perimeter Center East                      4            60,351          97.5%
8 - 16 Perimeter Center East                       5            65,435          93.9%
Central Park                                       2           612,733          97.5%
Lakeside Office Park                               5           390,238          94.0%
Park Place Shopping Center                         1            61,830          98.9%
Perimeter -- North/South Terraces                  2           966,779          91.9%
Promenade                                          1           770,840          97.1%
Paces West                                         2           641,263          95.1%

CHARLOTTE, NC
Wachovia Center                                    1           581,666         100.0%

RALEIGH/DURHAM, NC
University Tower                                   1           181,221          93.4%

NASHVILLE, TN
NationsBank Plaza                                  1           421,513          97.9%
-------------------------------------------------------------------------------------
Total/Weighted Average                            51         8,664,171          96.5%
-------------------------------------------------------------------------------------
PORTFOLIO TOTAL/
WEIGHTED AVERAGE                                 258        65,291,790          94.0%
=====================================================================================

STAND-ALONE PARKING FACILITIES
--------------------------------------------------------------------
Metropolitan Area/               Number        Number         Retail
Property                  of Facilities     of Spaces    Square Feet
--------------------------------------------------------------------
BOSTON, MA
Boston Harbor                        1          1,380         29,725

CHICAGO, IL
203 N. LaSalle                       1          1,172         41,307
Theatre District Garage              1          1,006          7,700
Adams-Wabash                         1            670         14,722

INDIANAPOLIS, IN
Capitol Commons                      1            950              0

MILWAUKEE, WI
Milwaukee Center                     1            876              0

NEW ORLEANS, LA
601 Tchoupitoulas                    1            759          9,700

PHILADELPHIA, PA
Juniper & Locust                     1            541              0
17th & Chancellor                    1            416          3,750
15th & Sansom Street                 1            313            918
1111 Sansom Steet                    1            250              0
1616 Sansom Street                   1            240          4,800

PITTSBURGH, PA
Stanwix*                             1            712         10,000

ST. LOUIS, MO
Civic Parking                        4          7,464         75,403
--------------------------------------------------------------------
Total                               17         16,749        198,025

*Not including 45,780 sq. ft. of office space and 64,910 sq. ft. of residential space

FINANCIAL CONTENTS
                                                                              37

Selected Financial Data                                     38

Management's Discussion and Analysis of
Financial Condition and Results of Operations               40

Report of Independent Auditors                              54

Consolidated and Combined Financial Statements              55

Notes to Consolidated and Combined
Financial Statements                                        59

38 EQUITY OFFICE PROPERTIES TRUST SELECTED FINANCIAL DATA(1)

   The following sets forth selected consolidated and combined financial and operating information on an historical basis for Equity Office Properties Trust, together with its subsidiaries including EOP Operating Limited Partnership and the Company's predecessors ("Equity Office Predecessors") (the "Company"). The following information should be read in conjunction with the consolidated and combined financial statements and notes thereto of the Company and Equity Office Predecessors included elsewhere in this Annual Report.

                                                                                  Equity Office
                                                                                  Predecessors
                                                                                  (Combined
                                                                                   Historical)
                                                              ----------------------------------
                                                                     Company
                                                                     for the           for the
                                                                 period from       period from
                                                               July 11, 1997      Jan. 1, 1997
                                                                 to Dec. 31,       to July 10,
    (Dollars in thousands, except share data)                           1997              1997
   ---------------------------------------------------------------------------------------------
   OPERATING DATA:

    REVENUES:
       Rental, parking and other                               $     406,713     $     327,017
                                                               -------------     -------------
          Total revenues                                       $     412,968     $     339,104
                                                               -------------     -------------
    EXPENSES:
       Interest                                                $      76,675     $      80,481
       Depreciation and amortization                                  70,346            66,034
       Property operating(2)                                         155,679           127,285
       General and administrative                                     17,690            17,201
       Provision for value impairment                                     --                --
                                                               -------------     -------------
          Total expenses                                       $     320,390     $     291,001
                                                               -------------     -------------
    Income before (income) loss allocated to minority
       interests, income from investments in unconsolidated
       joint ventures, gain on sales of real estate, and
       extraordinary items                                     $      92,578     $      48,103
    Minority interests allocation                                     (7,799)             (912)
    Income from investments in unconsolidated
       joint ventures                                                  3,173             1,982
    Gain/(Loss) on sales of real estate and
       extraordinary items                                           (16,240)           12,236
                                                               -------------     -------------
    Net income before preferred dividends                             71,712            61,409
    Preferred dividends                                                 (649)               --
                                                               -------------     -------------
    Net income available to Common Shares                      $      71,063     $      61,409
                                                               =============     =============

    Net income available per weighted average
       Common Share outstanding -- Basic                       $         .44
                                                               =============
    Net income available per weighted average
       Common Share outstanding -- Diluted                     $         .43
                                                               =============
    Weighted average Common Shares
    outstanding -- Basic                                         162,591,477
                                                               =============
    Weighted average Common Shares outstanding -- Diluted        180,014,027
                                                               =============
                                                             ------------------------------------------------------------------
                                                                               Equity Office Predecessors (Combined Historical)
                                                                                               for the years ended December 31,
    (Dollars in thousands, except share data)                         1996              1995              1994             1993
   ----------------------------------------------------------------------------------------------------------------------------
   OPERATING DATA:

    REVENUES:
       Rental, parking and other                             $     493,396     $     356,959     $     230,428    $     150,315
                                                             -------------     -------------     -------------    -------------
          Total revenues                                     $     508,124     $     371,457     $     240,878    $     159,246
                                                             -------------     -------------     -------------    -------------
    EXPENSES:
       Interest                                              $     119,595     $     100,566     $      59,316    $      36,755
       Depreciation and amortization                                96,237            74,156            46,905           29,752
       Property operating(2)                                       201,067           151,488           107,412           74,028
       General and administrative                                   23,145            21,987            15,603           12,012
       Provision for value impairment                                   --            20,248                --               --
                                                             -------------     -------------     -------------    -------------
          Total expenses                                     $     440,044     $     368,445     $     229,236    $     152,547
                                                             -------------     -------------     -------------    -------------
    Income before (income) loss allocated to minority
       interests, income from investments in unconsolidated
       joint ventures, gain on sales of real estate, and
       extraordinary items                                   $      68,080     $       3,012     $      11,642    $       6,699
    Minority interests allocation                                   (2,086)           (2,129)            1,437            1,772
    Income from investments in unconsolidated
       joint ventures                                                2,093             2,305             1,778               --
    Gain/(Loss) on sales of real estate and
       extraordinary items                                           5,338            31,271             1,705               --
                                                             -------------     -------------     -------------    -------------
    Net income before preferred dividends                           73,425            34,459            16,562            8,471
    Preferred dividends                                                 --                --                --               --
                                                             -------------     -------------     -------------    -------------
    Net income available to Common Shares                    $      73,425     $      34,459     $      16,562    $       8,471
                                                             =============     =============     =============    =============

    Net income available per weighted average
       Common Share outstanding -- Basic

    Net income available per weighted average
       Common Share outstanding -- Diluted

    Weighted average Common Shares
    outstanding -- Basic

    Weighted average Common Shares outstanding -- Diluted

EQUITY OFFICE PROPERTIES TRUST SELECTED FINANCIAL DATA(1)                     39

                                                                             Equity Office
                                                                             Predecessors
                                                                             (Combined
                                                                              Historical)
                                                         -----------------------------------
                                                                Company
                                                                for the           for the
                                                            period from       period from
                                                          July 11, 1997      Jan. 1, 1997
                                                            to Dec. 31,       to July 10,
    (Dollars in thousands, except share data)                      1997              1997
   -----------------------------------------------------------------------------------------
   BALANCE SHEET DATA:
       (at end of period)
    Investment in real estate after
       accumulated depreciation                            $ 10,976,319                --
                                                           ------------      ------------
    Total assets                                           $ 11,751,672                --
                                                           ------------      ------------
    Mortgage debt, unsecured notes and lines
       of credit                                           $  4,284,317                --
                                                           ------------      ------------
    Total liabilities                                      $  4,591,697                --
                                                           ------------      ------------
    Minority interests                                     $    754,818                --
                                                           ------------      ------------
    Shareholders'/Owners' equity                           $  6,405,157                --
                                                           ------------      ------------
   OTHER DATA:
    General and administrative expenses as a percentage
       of total revenues                                            4.3%              5.1%
                                                           ------------      ------------
    Number of Office Properties owned at
       period end(3)                                                258                --
                                                           ------------      ------------
    Net rentable square feet of Office Properties
       owned at period end (in millions)(3)                        65.3                --
                                                           ------------      ------------
    Occupancy of Office Properties owned at
       period end(3)                                                 94%               --
                                                           ------------      ------------
    Number of Parking Facilities owned at period end                 17                --
                                                           ------------      ------------
    Number of spaces at Parking Facilities owned
       at period end                                             16,749                --
                                                           ------------      ------------
    Funds from Operations(4)                               $    163,253      $    113,022
                                                           ------------      ------------
    Cash flow from operating activities                    $    190,754      $     95,960
    Cash flow used for investing activities                $ (1,592,272)     $   (571,068)
    Cash flow from financing activities                    $  1,630,346      $    245,851

                                                         ------------------------------------------------------------------
                                                                           Equity Office Predecessors (Combined Historical)
                                                                                           for the years ended December 31,
    (Dollars in thousands, except share data)                    1996              1995              1994             1993
   ------------------------------------------------------------------------------------------------------------------------
   BALANCE SHEET DATA:
       (at end of period)
    Investment in real estate after
       accumulated depreciation                          $  3,291,815      $  2,393,403      $  1,815,160      $  1,220,268
                                                         ------------      ------------      ------------      ------------
    Total assets                                         $  3,912,565      $  2,650,890      $  2,090,933      $  1,318,644
                                                         ------------      ------------      ------------      ------------
    Mortgage debt, unsecured notes and lines
       of credit                                         $  1,964,892      $  1,434,827      $  1,261,156      $    798,897
                                                         ------------      ------------      ------------      ------------
    Total liabilities                                    $  2,174,483      $  1,529,334      $  1,350,552      $    845,315
                                                         ------------      ------------      ------------      ------------
    Minority interests                                   $     11,080      $     31,587      $      9,283      $    (15,298)
                                                         ------------      ------------      ------------      ------------
    Shareholders'/Owners' equity                         $  1,727,002      $  1,089,969      $    731,098      $    488,627
                                                         ------------      ------------      ------------      ------------
   OTHER DATA:
    General and administrative expenses as a percentage
       of total revenues                                          4.6%              5.9%              6.5%              7.5%
                                                         ------------      ------------      ------------      ------------
    Number of Office Properties owned at
       period end(3)                                               83                73                63                48
                                                         ------------      ------------      ------------      ------------
    Net rentable square feet of Office Properties
       owned at period end (in millions)(3)                      29.2              23.1              18.5              13.6
                                                         ------------      ------------      ------------      ------------
    Occupancy of Office Properties owned at
       period end(3)                                               90%               86%               88%               80%
                                                         ------------      ------------      ------------      ------------
    Number of Parking Facilities owned at period end               10                 3                --                --
                                                         ------------      ------------      ------------      ------------
    Number of spaces at Parking Facilities owned
       at period end                                            7,321             3,323                --                --
                                                         ------------      ------------      ------------      ------------
    Funds from Operations(4)                             $    160,460      $     96,104      $     60,372                --
                                                         ------------      ------------      ------------      ------------
    Cash flow from operating activities                  $    165,975      $     93,878      $     73,821                --
    Cash flow used for investing activities              $   (924,227)     $   (380,615)     $   (513,965)               --
    Cash flow from financing activities                  $  1,057,551      $    276,513      $    514,923                --

   (1) The selected financial data at December 31, 1997, 1996 and 1995 and for the four years ended December 31, 1997 has been derived from the historical consolidated or combined financial statements of the Company and Equity Office Predecessors, audited by Ernst & Young, LLP, independent auditors. The selected financial data at December 31, 1994 and 1993 and for the year ended December 31, 1993 has been derived from the historical unaudited combined financial statements of Equity Office Predecessors.

   (2) Includes property operating expenses, real estate taxes, insurance, as well as repair and maintenance expenses.

   (3) The data at the years ended December 31, 1997, 1996 and 1995, includes 28 State Street, a 570,040 square foot Office Property which, due to a redevelopment, was vacant prior to May 1997. The weighted average occupancy, excluding 28 State Street, as of December 31, 1997, 1996 and 1995, was approximately 94%, 92% and 88%, respectively.

   (4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. For a reconciliation of net income and Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Funds from Operations."

40 EQUITY OFFICE PROPERTIES TRUST MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   OVERVIEW

   The following discussion and analysis of the consolidated and combined financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and the Combined Financial Statements of Equity Office Predecessors and Notes thereto contained herein. All references to the historical activities of the Company prior to July 11, 1997, the date of the Company's initial public offering (the "IPO") contained in this "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" refer to the activities of the Equity Office Predecessors. Terms employed herein as defined terms, but without definition, shall have the meaning set forth in the financial statements. Statements contained in this "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" which are not historical facts may be forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

      The Company was formed to continue and expand the national office property business of the Equity Office Predecessors, organized by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company. On July 11, 1997, following the completion of the Company's IPO and the related formation transactions, the Company owned 90 office properties containing approximately 32.2 million rentable square feet and 14 parking facilities containing 14,785 spaces.

      During the period from July 11, 1997 to December 31, 1997, the Company acquired an additional 168 office properties containing approximately 33.1 million square feet and three parking facilities containing 1,964 spaces. The aggregate purchase price for these acquisitions was in excess of $6 billion. These acquisitions, which included the successful completion of the merger with Beacon Properties Corporation in December, effectively doubled the size of the Company's portfolio in its first six months as a public company, giving it a total of 258 office buildings with approximately 65.3 million rentable square feet, and 17 parking facilities with approximately 16,749 spaces.

      The Company owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership and its subsidiaries. At December 31, 1997, the Company owned, directly or indirectly, approximately 89.5% of the outstanding partnership interest in the Operating Partnership.

      In addition to the acquisition activity detailed above, the Company was also active in the capital markets. Below is a schedule of significant capital events which have taken place since the IPO on July 11, 1997 (see Liquidity and Capital Resources below for the details of these transactions):

   - On July 15, 1997, the Company closed on a $600 million revolving line of Credit (the "$600 Million Credit Facility").

   - On September 3, 1997, the Company closed on a $180 million private unsecured notes offering (the "$180 Million Notes Offering").

   - On October 2, 1997, the Company closed on a $1.5 billion unsecured term loan (the "$1.5 Billion Credit Facility").

   - In October 1997, the Company completed two private placements for a total of 9,685,034 restricted Common Shares.

   - In connection with the Beacon Merger and other acquisitions which took place since the IPO, the Company issued a total of 87,861,544 Common Shares, an additional 17,282,043 Units, 8,000,000 8.98% Series A Cumulative Redeemable Preferred Shares, liquidation value of $25 per share, and 5,000,000 warrants.

   - In February 1998, the Company completed a $1.25 billion private senior unsecured notes offering (the "$1.25 Billion Notes Offering") and a $250 million MandatOry Par Put Remarketed Securities ("MOPPRS") private offering (the "$250 Million MOPPRS Offering").

   - In February 1998, the Company completed a $300 million private offering of 5.25% Preferred Income Equity Redeemable Shares (the "$300 Million PIERS Offering"), liquidation value of $50 per share.

RESULTS OF OPERATIONS                                                         41

GENERAL

The following discussion is based primarily on the Consolidated Financial Statements of the Company and the Combined Financial Statements of Equity Office Predecessors, as applicable, as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995.

      The Company receives income primarily from rental revenue from Office Properties (including reimbursements from tenants for certain operating costs), parking revenue from Office Properties and stand-alone Parking Facilities, and, to a lesser extent, from fees from noncombined affiliates for the management of the Managed Properties.

      As of December 31, 1997, the Company owned or had an interest in 258 Office Properties totaling approximately 65.3 million square feet, and 17 stand-alone Parking Facilities with approximately 16,749 spaces, including properties acquired through the Beacon Merger (the "Total Portfolio"). Of the Total Portfolio, 71 of these Office Properties, totaling approximately 22.6 million square feet and three Parking Facilities were acquired prior to January 1, 1996; 11 Office Properties, totaling approximately 6.1 million square feet, and seven Parking Facilities were acquired in 1996; and 176 Office Properties, totaling approximately 36.6 million square feet, and seven Parking Facilities were acquired during the year ended December 31, 1997. As a result of this rapid growth in the size of the Total Portfolio, the financial data presented shows large increases in revenues and expenses from year to year. For the foregoing reasons, the Company does not believe its year to year financial data is comparable. Therefore, the analysis below shows changes resulting from Properties that were held during the entire period for the years being compared (the "Core Portfolio") and the changes in Total Portfolio. The Core Portfolio for the comparison between the year ended December 31, 1997 and 1996 consists of 70 Office Properties and three Parking Facilities acquired prior to January 1, 1996. The Core Portfolio for these comparisons excludes Barton Oaks Plaza II, a 118,529 square foot Office Property which was sold in January 1997, 8383 Wilshire, a 417,463 square foot Office Property, which was sold in May 1997, and 28 State Street, a 570,040 square foot Office Property, which was undergoing major redevelopment for the periods discussed. The Core Portfolio for the comparison between the years ended December 31, 1996 and 1995 consists of the 63 Office Properties acquired prior to January 1, 1995. The Core Portfolio for these comparisons includes Barton Oaks Plaza II and 8383 Wilshire.

YEARS ENDED DECEMBER 31, 1997 AND 1996

The table below represents selected operating information for the Total Portfolio and for the Core Portfolio which consists of the 70 Office Properties and three Parking Facilities acquired prior to January 1, 1996. The Core Portfolio excludes Barton Oaks Plaza II, which was sold in January 1997, 8383 Wilshire, which was sold in May 1997, and 28 State Street, which has recently undergone major redevelopment and was vacant prior to May 1997.

                                        -------------------------------------------------
                                                                          Total Portfolio
                                        -------------------------------------------------
                                                                     Increase/          %
(Dollars in thousands)                       1997          1996     (Decrease)     Change
------------------------------------------------------------------------------------------
Property revenues                       $ 733,730     $ 493,396     $ 240,334       48.7%
Interest income                            13,392         9,608         3,784       39.4%
Fees from noncombined affiliates            4,950         5,120          (170)      (3.3)%
                                        ---------     ---------     ---------       ----
      Total revenues                      752,072       508,124       243,948       48.0%
                                        ---------     ---------     ---------       ----
Interest expense                          157,156       119,595        37,561       31.4%
Depreciation and amortization             136,380        96,237        40,143       41.7%
Property operating expenses               282,964       201,067        81,897       40.7%
General and administrative                 34,891        23,145        11,746       50.7%
                                        ---------     ---------     ---------       ----
      Total expenses                      611,391       440,044       171,347       38.9%
                                        ---------     ---------     ---------       ----
Income before allocation to minority
   interests, income from investment
   in unconsolidated joint ventures,
   gain on sales of real estate and
   extraordinary items                    140,681        68,080        72,601      106.6%
Minority interests                         (8,711)       (2,086)       (6,625)    (317.6)%
Income from unconsolidated joint
   ventures                                 5,155         2,093         3,062      146.3%
Gain on sales of real estate and
   extraordinary items                     (4,004)        5,338        (9,342)    (175.0)%
                                        ---------     ---------     ---------       ----
Net income                              $ 133,121     $  73,425     $  59,696       81.3%
                                        =========     =========     =========       ====
Property revenues less property
   operating expenses                   $ 450,766     $ 292,329     $ 158,437       54.2%
                                        =========     =========     =========       ====

                                         -------------------------------------------------
                                                                            Core Portfolio
                                         -------------------------------------------------
                                                                     Increase/           %
(Dollars in thousands)                        1997          1996    (Decrease)      Change
------------------------------------------------------------------------------------------
Property revenues                        $ 458,968     $ 427,936     $  31,032        7.3%
Interest income                              1,056         1,882          (826)     (43.9)%
Fees from noncombined affiliates                --            --            --         --
                                         ---------     ---------     ---------       ----
      Total revenues                       460,024       429,818        30,206        7.0%
                                         ---------     ---------     ---------       ----
Interest expense                            93,606       110,566       (16,960)     (15.3)%
Depreciation and amortization               85,999        84,411         1,588        1.9%
Property operating expenses                177,972       176,432         1,540        0.9%
General and administrative                     N/A           N/A           N/A        N/A
                                         ---------     ---------     ---------       ----
      Total expenses                       357,577       371,409       (13,832)      (3.7)%
                                         ---------     ---------     ---------       ----
Income before allocation to minority
   interests, income from investment
   in unconsolidated joint ventures,
   gain on sales of real estate and
   extraordinary items                     102,447        58,409        44,038       75.4%
Minority interests                          (1,679)       (1,986)          307       15.5%
Income from unconsolidated joint
   ventures                                  2,432         2,093           339       16.2%
Gain on sales of real estate and
   extraordinary items                     (16,311)           --       (16,311)        --
                                         ---------     ---------     ---------       ----
Net income                               $  86,889     $  58,516     $  28,373       48.5%
                                         =========     =========     =========       ====
Property revenues less property
   operating expenses                    $ 280,996     $ 251,504     $  29,492       11.7%
                                         =========     =========     =========       ====

42 PROPERTY REVENUES

   The increase in rental revenues, tenant reimbursements, parking income and other income ("Property Revenues") in the Core Portfolio resulted from a combination of occupancy and rental rate increases. The weighted average occupancy of the Core Portfolio increased from approximately 88.5% at January 1, 1996 to 94.8% as of December 31, 1997. This increase represents approximately 1.4 million square feet of additional occupancy in the Core Portfolio between January 1, 1996 and December 31, 1997. Included in Property Revenues for the Core Portfolio are lease termination fees of approximately $3.7 million and $5.6 million for the years ended December 31, 1997 and 1996, respectively (which are included in the other revenue category on the consolidated and combined statement of operations). These fees are related to specific tenants who have paid a fee to terminate their lease obligations before the end of the contractual term of the lease. Although the Company has historically experienced similar levels of such termination fees, there is no way of predicting the timing or amounts of future lease termination fees. The straight-line rent adjustment which is included in rental revenues for the Core Portfolio for the years ended December 31, 1997 and 1996, was approximately $14.6 million and $13.9 million, respectively. The straight-line rent adjustment which is included in rental revenues for the Total Portfolio for the years ended December 31, 1997 and 1996 was approximately $27.7 million and $18.4 million, respectively. Other income for 1996 also includes approximately $8.8 million relating to the Company's share of a litigation settlement.

   INTEREST INCOME

   Interest income for the Total Portfolio increased by approximately $3.8 million to $13.4 million for the year ended December 31, 1997, compared to $9.6 million for the year ended December 31, 1996. This increase in interest income is primarily due to having a greater amount of cash reserves invested in short term investments pending investment in property acquisitions prior to the IPO. Prior to the Consolidation, each of the entities involved in the Consolidation needed to maintain separate cash reserves which in the aggregate were higher than the cash reserves the Company anticipates maintaining going forward. Due to the availability of borrowings under the Company's Credit Facilities, the Company currently maintains lower cash reserves which are targeted to be between $25 and $50 million (although the cash balance may at times be more or less in anticipation of pending acquisitions or other transactions). The lower cash balance will result in lower interest income in future periods, however, this loss in income should be offset by savings on interest expense on the Company's Credit Facilities.

   FEES FROM NONCOMBINED AFFILIATES

   Fees from noncombined affiliates decreased in 1997 from approximately $5.1 million in 1996 to $4.9 million in 1997. These fees are expected to continue to decrease in future periods as the Managed Properties are sold. Fee income for the years ended December 31, 1997 and 1996, of approximately $0.4 million and $1.3 million, respectively, was related to properties which have been sold.

   INTEREST EXPENSE
   $119.6 million for the year ended December 31, 1996. This increase resulted from having more debt outstanding in 1997. The increase in total debt and the related increase in interest expense was directly related to Property acquisitions. While the Company's total debt and total interest expense have increased due to acquisition activity, the total debt as a percentage of total assets decreased from 50% of total assets at December 31, 1996 to 36.5% of total assets at December 31, 1997, and the Company's interest coverage ratio increased from 2.4 times in 1996 to 2.8 times in 1997. In addition, the weighted average interest rate on the Company's debt decreased from approximately 7.7% at December 31, 1996 to approximately 7.2% at December 31, 1997. The decrease in interest expense in the Core Portfolio of $17.0 million is primarily due to the replacement of secured debt with unsecured debt.

   DEPRECIATION AND AMORTIZATION

   Depreciation and amortization increased for the Total Portfolio as a result of properties acquired during 1997 and the recording of substantially all the Company's assets and liabilities at their fair market value in connection with the Consolidation and the Company's IPO.

      The increase in depreciation in the Core Portfolio resulted from the recording of substantially all the Company's assets and liabilities at their fair market value in connection with the Consolidation and the Company's IPO. The decrease in amortization in the Core Portfolio resulted from the write-off of deferred financing and leasing costs at the time of the Consolidation and the Company's IPO.

   PROPERTY OPERATING EXPENSES

   The increase in real estate taxes and insurance, repairs and maintenance, and property operating expenses ("Property Operating Expenses") in the Core Portfolio relates primarily to increases in real estate taxes due to higher property valuations partially offset by real estate tax refunds recorded in the year ended December 31, 1997.

   GENERAL AND ADMINISTRATIVE EXPENSES                                        43

   General and administrative expenses for the Total Portfolio increased by approximately $11.8 million to $34.9 million for the year ended December 31, 1997, compared to $23.1 million for the year ended December 31, 1996. General and administrative expenses as a percentage of total revenues was approximately 4.6% for the years ended December 31, 1997 and 1996. The primary reasons for the increase in general and administrative expenses are the significant increase in the size of the Company's portfolio and increased expenses associated with becoming a public company. While general and administrative expenses will continue to increase as the size of the Company's portfolio increases, it is anticipated that general and administrative expenses as a percentage of total revenue will initially remain stable (or increase slightly), as the full costs of running a public company are reflected in operations, and then decrease over time as the Company realizes increased economies of scale.

   PARKING OPERATIONS

   Included in the Total and Core Portfolio selected operating information, for the years ended December 31, 1997 and 1996, are results of operations from the stand-alone Parking Facilities, the summarized information for which is presented below. As of December 31, 1997, the Company owned or had an interest in 17 stand-alone Parking Facilities with approximately 16,749 spaces. Of the Total Portfolio, three Parking Facilities were acquired prior to January 1, 1996; seven Parking Facilities were acquired in 1996; and seven Parking Facilities were acquired during the year ended December 31, 1997. The Core Portfolio for the comparison between the years ended December 31, 1997 and 1996 consist of three Parking Facilities acquired prior to January 1, 1996.

   Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

                                                                    Total Parking Portfolio
                                             ----------------------------------------------
                                                                       Increase/          %
(Dollars in thousands)                           1997         1996    (Decrease)     Change
--------------------------------------------------------------------------------------------
Property Revenues                            $ 22,577     $ 10,203     $ 12,374      121.3%
Interest income                                   249          141          108       76.6%
                                             --------     --------     --------      -----
      Total revenues                           22,826       10,344       12,482      120.7%
                                             --------     --------     --------      -----
Interest expense                                5,427        1,814        3,613      199.2%
Depreciation and amortization                   4,031        1,432        2,599      181.5%
Property Operating Expenses                     5,124        3,152        1,972       62.6%
                                             --------     --------     --------      -----
      Total expenses                           14,582        6,398        8,184      127.9%
                                             --------     --------     --------      -----
Income before allocation to minority
   interests and income from investment
   in unconsolidated joint ventures             8,244        3,946        4,298      108.9%
Minority interests                               (323)        (252)         (71)     (28.2)%
Income from unconsolidated joint ventures       2,461           --        2,461         --
                                             --------     --------     --------      -----
Net income                                   $ 10,382     $  3,694     $  6,688      181.1%
                                             --------     --------     --------      -----
Property Revenues less Property
   Operating Expenses                        $ 17,453     $  7,051     $ 10,402      147.5%
                                             --------     --------     --------      -----

                                                                     Core Parking Portfolio
                                             ----------------------------------------------
                                                                       Increase/          %
(Dollars in thousands)                           1997         1996    (Decrease)     Change
-------------------------------------------------------------------------------------------
Property Revenues                            $ 10,238     $  9,873     $    365        3.7%
Interest income                                   239          141           98       69.5%
                                             --------     --------     --------       ----
      Total revenues                           10,477       10,014          463        4.6%
                                             --------     --------     --------       ----
Interest expense                                2,724        1,645        1,079       65.6%
Depreciation and amortization                   1,708        1,359          349       25.7%
Property Operating Expenses                     2,619        3,081         (462)
                                             --------     --------     --------       ----
      Total expenses                            7,051        6,085          966       15.9%
                                             --------     --------     --------       ----
Income before allocation to minority
   interests and income from investment
   in unconsolidated joint ventures             3,426        3,929         (503)     (12.8)%
Minority interests                               (323)        (252)         (71)     (28.2)%
Income from unconsolidated joint ventures          --           --           --         --
                                             --------     --------     --------       ----
Net income                                   $  3,103     $  3,677     $   (574)     (15.6)%
                                             ========     ========     ========       ====
Property Revenues less Property
   Operating Expenses                        $  7,619     $  6,792     $    827       12.2%
                                             ========     ========     ========       ====

44 YEARS ENDED DECEMBER 31, 1996 AND 1995

   The table below presents selected operating information for the Total Portfolio and for the Core Portfolio which consists of the 63 Office Properties acquired prior to January 1, 1995. The Core Portfolio for this comparison includes Barton Oaks Plaza II and 8383 Wilshire, which were sold in 1997.

                                                                                Total Portfolio
                                             --------------------------------------------------
                                                                          Increase/           %
(Dollars in thousands)                            1996          1995     (Decrease)      Change
-------------------------------------------------------------------------------------------------
Property Revenues                            $ 493,396     $ 356,959     $ 136,437        38.2%
Interest income                                  9,608         8,599         1,009        11.7%
Fees from noncombined affiliates                 5,120         5,899          (779)      (13.2)%
                                             ---------     ---------     ---------        ----
      Total revenues                           508,124       371,457       136,667        36.8%
                                             ---------     ---------     ---------        ----
Interest expense                               119,595       100,566        19,029        18.9%
Depreciation and amortization                   96,237        74,156        22,081        29.8%
Property Operating Expenses                    201,067       151,488        49,579        32.7%
General and administrative                      23,145        21,987         1,158         5.3%
Provision for value impairment                      --        20,248       (20,248)     (100.0)%
                                             ---------     ---------     ---------        ----
      Total expenses                           440,044       368,445        71,599        19.4%
                                             ---------     ---------     ---------        ----
Income before allocation to minority
   interests, income from investment
   in unconsolidated joint ventures,
   gain on sales of real estate and
   extraordinary items                          68,080         3,012        65,068     2,160.3%
Minority interests, net of extraordinary
   gain of $20,035 in 1995 for the
   total and core portfolios                    (2,086)       (2,129)           43         2.0%
Income from unconsolidated joint ventures        2,093         2,305          (212)       (9.2)%
Gain on sales of real estate and
   extraordinary items                           5,338        31,271       (25,933)      (82.9)%
                                             ---------     ---------     ---------        ----
Net income                                   $  73,425     $  34,459     $  38,966       113.1%
                                             =========     =========     =========        ====
Property Revenues less Property
   Operating Expenses                        $ 292,329     $ 205,471     $  86,858        42.3%
                                             =========     =========     =========        ====
                                                                                Core Portfolio
                                            --------------------------------------------------
                                                                         Increase/           %
(Dollars in thousands)                           1996          1995     (Decrease)      Change
----------------------------------------------------------------------------------------------
Property Revenues                           $ 349,810     $ 327,017     $  22,793         7.0%
Interest income                                    --            --            --          --
Fees from noncombined affiliates                   --            --            --          --
                                            ---------     ---------     ---------         ---
      Total revenues                          349,810       327,017        22,793         7.0%
                                            ---------     ---------     ---------         ---
Interest expense                               85,225        85,371          (146)       (0.2)%
Depreciation and amortization                  71,969        68,226         3,743         5.5%
Property Operating Expenses                   143,511       137,103         6,408         4.7%
General and administrative                         --            --            --          --
Provision for value impairment                     --        20,248       (20,248)     (100.0)%
                                            ---------     ---------     ---------         ---
      Total expenses                          300,705       310,948       (10,243)       (3.3)%
                                            ---------     ---------     ---------         ---
Income before allocation to minority
   interests, income from investment
   in unconsolidated joint ventures,
   gain on sales of real estate and
   extraordinary items                         49,105        16,069        33,036       205.6%
Minority interests, net of extraordinary
   gain of $20,035 in 1995 for the
   total and core portfolios                   (1,733)       (2,023)          290        14.3%
Income from unconsolidated joint ventures       2,093         2,305          (212)       (9.2)%
Gain on sales of real estate and
   extraordinary items                             --        31,271       (31,271)     (100.0)%
                                            ---------     ---------     ---------         ---
Net income                                  $  49,465     $  47,622     $   1,843         3.9%
                                            =========     =========     =========         ===
Property Revenues less Property
   Operating Expenses                       $ 206,299     $ 189,914     $  16,385         8.6%
                                            =========     =========     =========         ===

   PROPERTY REVENUES

   The increase in Property Revenues in the Core Portfolio resulted from a combination of occupancy and rental rate increases. The weighted average occupancy of the Core Portfolio increased from approximately 87.5 % at January 1, 1995 to 94.3% as of December 31, 1996. This increase represents approximately 1.3 million square feet of additional occupancy in the Core Portfolio between January 1, 1995 and December 31, 1996. Included in Property Revenues for the Core Portfolio are lease termination fees of $5.6 million and $5.0 million for the years ended December 31, 1996 and 1995, respectively (these amounts are included in the other revenue category on the combined statements of operations). These fees are related to specific tenants who have paid a fee to terminate their lease obligations before the end of the contractual term of the lease. Although the Company has historically experienced similar levels of such termination fees, there is no way of predicting the timing or amounts of future lease termination fees. The straight-line rent adjustment which is included in rental revenues for the Core Portfolio for the years ended December 31, 1996 and 1995, was approximately $6.8 million and $10.5 million, respectively. The straight-line rent adjustment which is included in rental revenues for the Total Portfolio for the years ended December 31, 1996 and 1995, was approximately $18.4 million and $12.7 million, respectively. Other income for 1996 also includes approximately $8.8 million relating to the Company's share of a litigation settlement.

   INTEREST INCOME                                                            45

   Interest income for the Total Portfolio increased by approximately $1.0 million to $9.6 million for the year ended December 31, 1996 compared to $8.6 million for the year ended December 31, 1995. This increase in interest income is due primarily to having a larger amount of cash invested in short term investments pending the purchase of new acquisitions.

   FEES FROM NONCOMBINED AFFILIATES

   Fee income from the Managed Properties for the Total Portfolio decreased as a result of disposition activities in 1995 and 1996 which reduced the number of properties being managed.

   INTEREST EXPENSE

   Interest expense increased by approximately $19.0 million for the Total Portfolio to $119.6 million for the year ended December 31, 1996 compared to $100.6 million for the year ended December 31, 1995. This increase was primarily the result of increased debt obtained to finance acquisitions.

   DEPRECIATION AND AMORTIZATION

   The increase in depreciation and amortization in the Core Portfolio was related to depreciation of capital and tenant improvements made at properties in the Core Portfolio in 1995 and 1996 and the amortization of leasing commissions and loan fees paid during that time period.

   PROPERTY OPERATING EXPENSES

   The increase in Property Operating Expenses in the Core Portfolio resulted from an increase in maintenance expenses in 1996 and real estate tax refunds received in 1995, with approximately $1.9 million relating to a single property, which reduced the tax expense in 1995.

   GENERAL AND ADMINISTRATIVE

   General and administrative expenses increased by approximately $1.1 million to $23.1 million for the year ended December 31, 1996 compared to $22.0 million for the year ended December 31, 1995. General and administrative expenses as a percentage of total revenues was approximately 4.6% and 5.9% for the years ended December 31, 1996 and 1995, respectively. While general and administrative expenses will continue to increase as the size of the Company's portfolio increases, it is anticipated that general and administrative expenses as a percentage of total revenues will initially remain stable (or increase slightly), as the full costs of running a public company are reflected in operations, and then decrease over time as the Company realizes increased economies of scale.

   PROVISION FOR VALUE IMPAIRMENT

   During 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" which established accounting standards for the evaluation of the potential impairment of such assets. This statement was adopted by Equity Office Predecessors as of January 1, 1995. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a rental property are less than its historical net cost basis. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. As a result of cash deficits, San Felipe Plaza was evaluated for impairment and accordingly, during the year ended December 31, 1995, Equity Office Predecessors recorded a provision for value impairment of approximately $20.2 million, of which $17.5 million related to the adjustment of investment in real estate and approximately $2.7 million related to unamortized lease acquisition costs.

46 PARKING OPERATIONS

   Included in the Total Portfolio numbers above are results of operations from the stand-alone Parking Facilities, the summarized information for which is presented below. As of December 31, 1996, the Company owned or had an interest in 10 stand-alone Parking Facilities with approximately 7,144 spaces. During the year ended December 31, 1995, the Company acquired three Parking Facilities with approximately 3,128 spaces. Of the Total Parking Portfolio, there were no Parking Facilities acquired prior to January 1, 1995, therefore there is not a Core Portfolio for comparison purposes.

                                                               Total Parking Portfolio
                                                            --------------------------
                                                              years ended December 31,
                                                            --------------------------
   (Dollars in thousands)                                        1996             1995
--------------------------------------------------------------------------------------
   Property Revenues                                         $ 10,203         $  5,391
   Interest income                                                141               17
                                                             --------         --------
         Total Revenues                                        10,344            5,408
                                                             --------         --------
   Interest expense                                             1,814              937
   Depreciation and amortization                                1,432              722
   Property Operating Expenses                                  3,152            1,797
                                                             --------         --------
         Total expenses                                         6,398            3,456
                                                             --------         --------
   Income before allocation to minority interests               3,946            1,952
   Minority interests                                            (252)              --
                                                             --------         --------
   Net income                                                $  3,694         $  1,952
                                                             ========         ========
   Property Revenues less Property Operating Expenses        $  7,051         $  3,594
                                                             ========         ========

   DISPOSITIONS OF PROPERTY

   Equity Office Predecessors sold two Office Properties in 1997: Barton Oaks Plaza II (118,529 net rentable square feet) was sold in January 1997 and 8383 Wilshire (417,463 net rentable square feet) was sold in May 1997. In January 1996, Equity Office Predecessors sold the condominium portion, comprised of a 210-room hotel, at Three Lakeway, a mixed-use property. Below is a summary of the operations of these Office Properties for the years ended December 31, 1997, 1996 and 1995.

                                                               ----------------------------------------
                                                                               Years ended December 31,
                                                               ----------------------------------------
   (Dollars in thousands)                                          1997            1996            1995
--------------------------------------------------------------------------------------------------------
   Property Revenues                                           $  3,246        $  9,959        $  9,445
                                                               --------        --------        --------
   Interest expense                                                  36             956           4,910
   Depreciation and amortization                                    451           2,286           2,262
   Property Operating Expenses                                    1,468           4,869           3,068
                                                               --------        --------        --------
         Total expenses                                           1,955           8,111          10,240
                                                               --------        --------        --------
   Income before gain on sales of real estate
      and extraordinary items                                     1,291           1,848            (795)
   Gain on sales of real estate and extraordinary items          13,088           5,338              --
                                                               --------        --------        --------
   Net income (loss)                                           $ 14,379        $  7,186        $   (795)
                                                               ========        ========        ========
   Property Revenues less Property Operating Expenses          $  1,778        $  5,090        $  6,377
                                                               ========        ========        ========

   LIQUIDITY AND CAPITAL RESOURCES

   LIQUIDITY

   Net cash provided from operations represents the primary source of liquidity to fund distributions, debt service, recurring capital costs and non-revenue enhancing tenant improvements. Prior to the IPO, the Company made annual distributions equal to approximately 100% of taxable income. Cash generated in excess of taxable income (resulting primarily from non-cash items such as depreciation and amortization) was retained for working capital and to fund capital improvements and non-revenue enhancing tenant improvements. The Company intends to make regular quarterly distributions to holders of Series A Preferred Shares, PIERS, Common Shares and Units. The Company established initial distribution rates as follows: for each Series A Preferred Share 8.98% per annum ($2.245 per share), for each PIERS 5.25% per annum ($2.625 per share), and for each Common Share and Unit $1.20 per annum per Common Share and Unit.

      The Company intends to fund recurring capital costs and non-revenue enhancing tenant improvements from cash from operations and draws under its credit facilities. The Company has no contractual obligations for material capital costs, other than in connection with customary tenant improvements in the ordinary course of business. The Company also expects that its credit facilities will provide for temporary working capital, unanticipated cash needs, and funding of acquisitions.

      The anticipated size of the Company's distributions will not allow the Company, using only cash from operations, to retire all of its debt as it comes due and, therefore, the Company will be required to repay maturing debt with funds from debt and/or equity financing.

   DEBT FINANCING

   The table below summarizes the mortgage debt, unsecured notes and credit facility indebtedness outstanding at December 31, 1997 and 1996, including a net premium on mortgage debt (net of accumulated amortization of approximately $2.1 million) of approximately $1.2 million recorded in connection with the Company's Consolidation and debt assumed in connection with certain of the Company's acquisitions.

                                    December 31,         December 31,
   (Dollars in thousands)                   1997                 1996
---------------------------------------------------------------------
   DEBT SUMMARY:
   Balance
      Fixed rate                    $  2,219,496         $  1,304,075
      Variable rate                    2,064,821              660,817
                                    ------------         ------------
         Total                      $  4,284,317         $  1,964,892
                                    ============         ============
   Percent of total debt:
      Fixed rate                            51.8%                66.4%
      Variable rate                         48.2%                33.6%
                                    ------------         ------------
         Total                             100.0%               100.0%
                                    ============         ============
   Weighted average interest
   Rate at end of period:
      Fixed rate                             7.5%                 7.9%
      Variable rate                          6.9%                 7.3%
                                    ------------         ------------
         Weighted average                    7.2%                 7.7%
                                    ============         ============

   The variable rate debt shown above bore interest at a 30-day LIBOR-based floating interest rate. The 30-day LIBOR at December 31, 1997 was 5.7188% resulting in a weighted average spread over LIBOR at December 31, 1997 of approximately 1.2%.

   MORTGAGE FINANCING

   Immediately prior to the IPO, the Company had approximately $1.94 billion of mortgage financing outstanding of which $1.38 billion was fixed rate financing and $560 million was variable rate financing. The Company utilized the net IPO proceeds of $564.5 million and approximately $33.9 million of cash on hand to repay $253.1 million of fixed rate mortgage financing and $345.3 million of variable rate mortgage debt. In October 1997, the Company closed on the $1.5 Billion Credit Facility and used approximately $236 million of the proceeds to repay the majority of the Company's remaining variable rate mortgage debt outstanding at that time. The Company also assumed approximately $627.5 million of secured debt (excluding the Company's share of unconsolidated secured debt of approximately $92.4 million) in connection with the Beacon Merger, $248.3 million of secured debt in connection with the acquisition of the Wright Runstad Portfolio and $14.7 million of secured debt in connection with other acquisitions. In addition, in December 1997, the Company obtained an $80 million mortgage loan on the three properties located in New Orleans. The proceeds from this loan were used to repay a portion of the $600 Million Credit Facility. As of December 31, 1997, the Company's total mortgage debt (excluding the Company's share of unconsolidated debt of approximately $92.4 million) consisted of approximately $2.0 billion of fixed rate debt with a weighted average interest rate

48 of approximately 7.53% and $23.5 million of variable rate debt bearing interest at the 30-day LIBOR plus 1%. The Company's mortgage debt as of December 31, 1997 will mature as follows:

   (Dollars in thousands)
   -------------------------------------------------
   1998                                   $   83,792
   1999                                       52,908
   2000                                      151,236
   2001                                      432,962
   2002                                       69,584
   Thereafter                              1,271,378
                                          ----------
      Subtotal                             2,061,860
   Net premium (net of accumulated
      amortization of $2.1 million)            1,157
                                          ----------
      Total                               $2,063,017
                                          ==========

   The instruments encumbering the properties contain customary restrictions and requirements such as transferability restrictions, payment of taxes on the property, maintenance of the property in good condition, maintenance of insurance on the property, prohibition on liens and obtaining lender consent to leases with material tenants.

   CREDIT FACILITIES

   LINES OF CREDIT

   On July 15, 1997, the Company obtained the $600 Million Credit Facility to be used for acquisitions and other general corporate purposes. Amounts were drawn on the $600 Million Credit Facility to repay the balance outstanding on the Equity Office Predecessors credit facility which was terminated when the $600 Million Credit Facility was obtained. The $600 Million Credit Facility matures on July 15, 2000. The Company paid a commitment fee of approximately $1.0 million at the closing of the facility. Prior to the Company obtaining an investment grade credit rating on its unsecured debt of BBB- or Baa3 or better from two or more credit rating agencies, the facility initially bore interest at LIBOR plus 110 basis points, and required payment of a quarterly unused commitment fee between .15% and .25% of the unused portion of the facility, depending on the average unfunded balance of the facility during the quarter. In November 1997, the facility was amended and the interest rate was reduced to LIBOR plus 100 basis points. In December 1997, the Company received an investment grade credit rating on its senior unsecured debt from Moody's (Baa1), Duff & Phelps (BBB+) and Standard & Poor's (BBB). Per the terms of the facility, these credit ratings resulted in the interest rate on the facility being reduced from LIBOR plus 100 basis points to LIBOR plus 60 basis points, and the unused commitment fee was replaced with a facility fee equal to .20% per annum. In addition, a competitive bid option, whereby the lenders participating in the facility bid on the interest rate to be charged, became available for up to $250 million of the facility. As of December 31, 1997, the balance of the $600 Million Credit Facility was approximately $559 million. Subsequent to year end, the Company repaid $509 million of the line with available cash and the proceeds of the $1.25 Billion Notes Offering, the $250 Million MOPPRS Offering and the $300 Million PIERS Offering described below, leaving a balance of $50 million outstanding as of March 3, 1998.

   TERM LOAN FACILITY

   In October 1997, the Company obtained the $1.5 Billion Credit Facility. The $1.5 Billion Credit Facility is available for the acquisition of properties and general corporate purposes. The $1.5 Billion Credit Facility carried an interest rate equal to LIBOR plus 100 basis points subject to an increase or decrease upon the receipt of an investment grade unsecured debt rating. As mentioned above, the Company received investment grade credit ratings in December 1997 resulting in a reduction in the interest rate to LIBOR plus 80 basis points. The $1.5 Billion Credit Facility matures on July 1, 1998, and may be extended to October 1, 1998. The Company paid an underwriting fee on the $1.5 Billion Credit Facility at closing of approximately $4.9 million. In addition, an unused commitment fee is payable quarterly in arrears based upon the unused amount of the $1.5 Billion Credit Facility as follows: .15% per annum if the unused amount is between 0% to 33%; .20% per annum if the unused amount is more than 33% but less than 66%; .25% per annum if the unused amount is greater than 66%. In October 1997, the Company used approximately $236 million of proceeds from the $1.5 Billion Credit Facility to repay the majority of the variable rate property mortgage indebtedness outstanding. The Company repaid $150 million on the $1.5 Billion Credit Facility with proceeds from the $200 million private placement of Common Shares in October 1997. Under the terms of the facility agreement, any amounts repaid cannot be drawn. In addition, amounts were drawn from the $1.5 Billion Credit Facility for property acquisitions and general corporate purposes. As of December 31, 1997, the outstanding balance on the $1.5 Billion Credit Facility was approximately $1.044 billion. Subsequent to December 31, 1997, the entire $1.044 billion outstanding was repaid with proceeds received from the issuance of $300 Million PIERS Offering, $1.25 Billion Notes Offering and $250 Million MOPPRS Offering. The amount available to draw under the $1.5 Billion Credit Facility as of March 3, 1998 is approximately $306 million.

   BEACON LINES

   The Company assumed $533 million in unsecured debt in connection with the Beacon Merger relating to the outstanding balance of the Beacon lines of credit at the time of the closing of the Beacon Merger. The Company repaid $95 million of the Beacon lines prior to December 31, 1997 and repaid the remaining balance of the lines in February 1998 with the proceeds of the unsecured $1.25 Billion Notes Offering, $250 Million MOPPRS Offering and $300 Million PIERS Offering described below. The lines were terminated upon repayment in February 1998.

   UNSECURED NOTES

   $180 MILLION NOTES OFFERING

   In September 1997, the Company completed the $180 Million Notes Offering with an unaffiliated party. The terms of the $180 Million Notes Offering consist of four tranches with maturities from seven to 10 years which were priced at an interest rate spread over the corresponding Treasury rate. The Company used the proceeds of these notes to repay a portion of the $600 Million Credit Facility. In addition, the Company terminated $150 million of the $700 million of hedge agreements described below at a cost of approximately $3.9 million for the $180 Million Notes Offering. This amount will be amortized to interest expense over the respective term of each tranche.

   $1.25 BILLION NOTES OFFERING

   In February 1998, the Company completed the private placement of the $1.25 Billion Notes Offering. The $1.25 Billion Notes Offering consist of four tranches with maturities of five to 20 years which were priced at an interest rate spread over the corresponding Treasury rate.

   $250 MANDATORY PAR PUT REMARKETED SECURITIES OFFERING

   In February 1998, the Company issued $250 million of 6.376%, "MOPPRS," due February 15, 2012, which are subject to mandatory tender on February 15, 2002. The MOPPRS are senior, unsecured obligations of the Company.

      The table below summarizes the Company's unsecured notes as of March 3, 1998:

                                        --------------------------------------
                                                            Stated   Effective
   Tranche                                      Amount        Rate     Rate(A)
   ---------------------------------------------------------------------------
   4 Year MOPPRS due 2002               $  250,000,000       6.38%       6.42%
   5 Year Notes due 2003                   300,000,000       6.38%       6.77%
   7 Year Notes due 2004                    30,000,000       7.24%       7.24%
   7 Year Notes due 2005                   400,000,000       6.63%       7.06%
   8 Year Notes due 2005                    50,000,000       7.36%       7.67%
   9 Year Notes due 2006                    50,000,000       7.44%       7.73%
   10 Year Notes due 2007                   50,000,000       7.42%       7.69%
   10 Year Notes due 2008                  300,000,000       6.75%       7.03%
   20 Year Notes due 2018                  250,000,000       7.25%       7.56%
                                        --------------------------------------
                                        $1,680,000,000       6.74%       7.04%
                                        ======================================

   (A) Includes the cost of the terminated interest rate protection agreements and offering and transaction costs.

   On March 5, 1998, the Company filed a registration statement (the "Exchange Offer Registration Statement") relating to a registered offer to exchange the unsecured notes issued in the $180 Million Notes Offering, the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering for registered securities of the Company with terms identical in all material respects to the terms of the existing Notes.

50 INTEREST RATE PROTECTION AGREEMENTS

   In order to limit the market risk associated with variable rate debt, the Company entered into several interest rate protection agreements. These agreements effectively converted floating rate debt to a fixed rate basis, as well as hedged anticipated financing transactions. Net amounts paid or received under these agreements are recognized as an adjustment to interest expense when such amounts were incurred or earned. Settlement amounts paid or received under these agreements are deferred and amortized as an adjustment to interest expense over the term of the related financing transaction on the straight-line method which approximates the effective yield method. A summary of the various interest rate hedge agreements is as follows: (1) On June 4, 1997, the Company entered into interest rate protection agreements with major U.S. financial institutions for $700 million of indebtedness. As a result of this arrangement, the Company essentially "locked into" U.S. Treasury rates in effect as of June 4, 1997, for $700 million in indebtedness. In August 1997, the Company terminated $150 million of the $700 million of hedge agreements at a cost of $3.9 million. The terminated agreements pertained to the $180 Million Notes Offering. The portion of the $180 Million Notes Offering protected by these agreements consisted of three tranches with maturities of eight, nine and ten years, respectively. (2) On October 6, 1997, the Company entered into an additional $450 million of interest rate protection agreements with major U.S. financial institutions based on the U.S. Treasury rates in effect as of that date. In connection with the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering, the Company terminated $700 million of hedge agreements at a cost of approximately $32.6 million. The cost of the terminated hedge agreements will be amortized to interest expense over the respective terms of each tranche. The Company terminated the remaining $300 million of hedge agreements in 1998 at a cost of approximately $7.4 million which will be reflected as an extraordinary loss. (3) Equity Office Predecessors entered into an interest rate swap agreement in October 1995 which effectively fixed the interest rate on a $93.6 million loan at 6.94% through the maturity of the loan on June 30, 2000.

      Equity Office Predecessors sold several interest rate protection agreements (aggregating $173 million of LIBOR based agreements) in June 1997 at a cost of approximately $1.1 million.

   RESTRICTIONS AND COVENANTS

   The $600 Million Credit Facility, the $180 Million Notes Offering, the $1.5 Billion Credit Facility, the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering contain certain customary restrictions and requirements such as total debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios, minimum ratio of unencumbered assets to unsecured debt and other limitations.

   EQUITY SECURITIES

   Below is a summary of the equity securities issued in connection with various transactions occurring from and after the IPO:

   - At the time of the IPO, the Company issued 151,678,030 Common Shares and an additional 11,877,647 Units.

   - In October 1997, the Company completed two private placements for a total of 9,685,034 restricted Common Shares.

   - In addition, the Company issued 5,958,030 Units in connection with various acquisitions during the year (excluding the Wright Runstad acquisition described below).

   - On December 17, 1997, the Company purchased a portfolio of 10 properties from an affiliate of Wright Runstad and Company, and also made a 30% noncontrolling investment in Wright Runstad Asset Limited Partnership, a development and property management company. The Company issued 3,435,688 Common Shares and an additional 2,753,127 Units in connection with this transaction. In addition, the Company issued five year warrants to purchase an additional 5,000,000 Common Shares at a price of $39.375 per share.

   - On December 19, 1997, the Company completed the Beacon Merger. In connection with the merger, the Company issued 80,596,117 Common Shares, 8,000,000 8.98% Series A Cumulative Redeemable Preferred Shares with a liquidation preference of $25 per share and an additional 8,570,886 Units. In addition, the Company assumed the obligation to issue 4,732,822 additional Common Shares upon exercise of Beacon stock options, of which 3,829,739 Common Shares had been issued as of December 31, 1997.

   - During the year, the Company also issued 298,000 restricted Common Shares to senior executives, and 5,055 Common Shares to trustees as compensation.

   - In February 1998, the Company completed the $300 Million PIERS Offering. The PIERS are convertible at any time at the option of the holder to Common Shares at a conversion price of $35.70 per Common Share (equivalent to a conversion ratio of 1.40056 Common Shares for each PIERS). The PIERS are non-callable for five years with a mandatory call in year 10. The annual dividend of $2.625 per share will be paid in quarterly dividends of $.65625. Proceeds from the PIERS Offering were used to pay down amounts outstanding under the Company's credit facilities.

   CASH FLOWS                                                                 51

   YEARS ENDED DECEMBER 31, 1997 AND 1996

   For discussion purposes, the cash flows for the year ended December 31, 1997 combine the cash flows of Equity Office Predecessors for the period January 1, 1997 to July 10, 1997 and the cash flows of the Company for the period July 11, 1997 to December 31, 1997. The cash flows for the year ended December 31, 1996 represent solely the cash flows of Equity Office Predecessors. Consequently, the comparison of the periods provides only limited information regarding the cash flows of the Company.

      Cash and cash equivalents decreased by approximately $181.5 million, to approximately $228.9 million at December 31, 1997, compared to $410.4 million at December 31, 1996. This decrease was the result of approximately $2.2 billion invested in new acquisitions, capital and tenant improvements, and payment of leasing commissions reduced by approximately $286.7 million of cash generated by operations and $1.9 billion generated from financing activities (including the $181.1 million contributed by Equity Office Predecessors). Net cash provided by operating activities increased by approximately $120.7 million to approximately $286.7 million from $166.0 million primarily due to the additional cash flow generated by the increase in the number of properties owned. Net cash used for investing activities increased by approximately $1.3 billion from $0.9 billion to $2.2 billion mainly due to an increase in the amount of real estate assets purchased during the year ended December 31, 1997 compared to the year ended December 31, 1996. Net cash provided by financing activities increased by approximately $0.8 billion from $1.1 billion to $1.9 billion due to net proceeds from the sale of common stock, an increase in proceeds from lines of credit and unsecured notes, partially offset by a decrease in proceeds from mortgage notes and an increase in principal payments on mortgage notes and lines of credit.

   YEARS ENDED DECEMBER 31, 1996 AND 1995

   Cash and cash equivalents increased by approximately $299.3 million, to approximately $410.4 million at December 31, 1996, compared to $111.1 million at December 31, 1995. This increase was the result of $166 million of cash generated by operations, $1.1 billion generated from financing activities, reduced by $924.2 million invested in new acquisitions, capital and tenant improvements, and payment of leasing commissions. Net cash provided by operating activities increased by $72.1 million from $93.9 million to $166.0 million primarily due to the additional cash flow generated by the increase in the number of properties owned. Net cash used for investing activities increased by $543.6 million from $380.6 million to $924.2 million mainly due to an increase in the amount of real estate assets purchased during 1996 compared to 1995. Net cash provided by financing activities increased by $781.1 million from $276.5 million to $1.1 billion due to an increase in capital contributions and to an increase in proceeds received on mortgage notes, and a net decrease in principal payments on mortgage notes and revolving lines of credit offset in part by distributions to minority interest partners.

   CAPITAL IMPROVEMENTS

   The Company has a history of acquiring and repositioning undercapitalized and poorly managed properties, many of which have required significant capital improvements due to deferred maintenance and/or required substantial renovation to enable them to compete effectively. A number of the properties also have had significant amounts of shell space requiring build out at the time of acquisition. The Company takes these capital improvements and revenue enhancing tenant improvements into consideration at the time of acquisition in determining the amount of equity and debt financing required to purchase the property and fund the improvements. Therefore, capital improvements made during the first five years after acquisition of these properties are treated separately from typical recurring capital expenditures, non-revenue enhancing tenant improvements and leasing commissions required once these properties have reached stabilized occupancy, and deferred maintenance and renovations planned at the time of acquisition have been completed. Capital improvements (including tenant improvements and leasing commissions for shell space) for the years ended December 31, 1997, 1996 and 1995 were approximately $78.0 million, $100.3 million and $48.8 million, respectively or $1.19, $3.49 and $2.16 per square foot, respectively. These amounts include approximately $31.2 million, $47.3 million and $16.8 million for the years ended December 31, 1997, 1996 and 1995, respectively, for the redevelopment of the 28 State Street Building.

      The Company considers capital expenditures to be recurring expenditures relating to the ongoing maintenance of the Office Properties. The table below summarizes capital expenditures for the years ended December 31, 1997, 1996 and 1995. The capital expenditures set forth below are not necessarily indicative of future capital expenditures.

                                                December 31,    December 31, December 31,
                                                        1997            1996         1995
-----------------------------------------------------------------------------------------
   Number of Office Properties                          258               81           71
   Rentable Square Feet (in millions)                  65.3             28.7         22.6
   Annual Capital Expenditures per square foot         $.08             $.16         $.14

52

   TENANT IMPROVEMENTS AND LEASING COMMISSION COSTS

   The Company distinguishes its tenant improvements and leasing commissions between those that are revenue enhancing (which are required for space which is vacant at the time of acquisition or that has been vacant for nine months or more) and non-revenue enhancing (which are required to maintain the revenue being generated from currently leased space). The table below summarizes the revenue enhancing and non-revenue enhancing tenant improvements and leasing commissions for the years ended December 31, 1997, 1996 and 1995. The number of Office Properties shown below for all periods presented excludes Barton Oaks Plaza II and 8383 Wilshire which were sold in January 1997 and May 1997, respectively. The tenant improvement and leasing commission costs set forth below are presented on an aggregate basis and do not reflect significant regional variations and, in any event, are not necessarily indicative of future tenant improvement and leasing commission costs:

                                                      December 31,          December 31,        December 31,
                                                              1997                 1996                 1995
------------------------------------------------------------------------------------------------------------
   Number of Office Properties                                 258                   81                   71
   Rentable square feet (in millions)                         65.3                 28.7                 22.6
   Revenue enhancing tenant improvements and
      leasing commissions:
      Amounts (in thousands)                            $   18,272           $   31,534           $   20,981
      Per square foot improved                          $    19.74(1)        $    30.26(2)        $    22.89
      Per total square foot                             $      .27(1)        $     1.10(2)        $      .93
   Non-revenue enhancing tenant improvements and
      leasing commissions:
   Renewal space
      Amounts (in thousands)                            $    8,334           $   15,486           $   10,008
      Per square foot improved                          $     5.73(1)        $     6.79(2)        $     7.82
      Per total square foot                             $      .12(1)        $      .54(2)        $      .44
   Retenanted space
      Amounts (in thousands)                            $   14,806           $   31,987           $    8,446
      Per square foot improved                          $    15.10(1)        $    20.64(2)        $    19.80
      Per square foot total                             $      .22(1)        $     1.11(2)        $      .37
                                                        ------------         ----------           ----------
   Total non-revenue enhancing (in thousands)           $   23,140           $   47,473           $   18,454
   Per square foot improved                             $     9.50(1)        $    12.39           $    10.81
   Per total square foot                                $      .35(1)        $     1.65           $      .81

   (1) The per square foot calculations as of December 31, 1997 are calculated taking the total dollars anticipated to be expended on tenant improvements for tenants taking occupancy during the year ended December 31, 1997, divided by the total square footage being improved or total building square footage. The actual amounts expended as of December 31, 1997 for revenue enhancing and non-revenue enhancing renewal and released space were $18.4 million, $12.4 million and $33.5 million, respectively.

   (2) The per square foot calculations as of December 31, 1996 are calculated taking the total dollars anticipated to be expended on tenant improvements in process at December 31, 1996, divided by the total square footage being improved or total building square footage. The actual amounts expended as of December 31, 1996 for revenue enhancing and non-revenue enhancing renewal and retenanted space were approximately $30.6 million, $14 million and $20.8 million, respectively.

   YEAR 2000

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

      The Company does not believe that the impact of the recognition of the year 2000 by its information and operating technology systems will have a material adverse effect on the Company's financial condition and results of operations. The majority of any necessary system changes will be upgraded in the normal course of business. The Company has initiated formal communications with all of its significant suppliers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

   INFLATION

   Substantially all of the office leases require the tenant to pay, as additional rent, a portion of any increases in real estate taxes (except, in the case of certain California leases, which limit the ability of the landlord to pass through to the tenants the effect of increased real estate taxes attributable to a sale of real property interests) and operating expenses over a base amount. In addition, many of the office leases provide for fixed increases in base rent or indexed calculations (based on the Consumer Price Index or other measures). The Company believes that inflationary increases in expenses will be offset, in part, by the expense reimbursements and contractual rent increases described above.

   FUNDS FROM OPERATIONS

   Management of the Company believes Funds from Operations, as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), to be an appropriate measure of performance for an equity REIT. While Funds from Operations is a relevant and widely used measure of operating performance of equity REITs, it does not represent cash flow from operations or net income as defined by generally accepted accounting principles ("GAAP"), and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance of the Company.

      The following table reflects the calculation of the Company's and Equity Office Predecessor's combined Funds from Operations for the years ended December 31, 1997, 1996 and 1995 on an historical basis.

                                                                                      ----------------------------------------------
                                                                                                            Years ended December 31,
                                                                                      ----------------------------------------------
   (Dollars in thousands)                                                                  1997              1996              1995
   ---------------------------------------------------------------------------------------------------------------------------------
   Income before income from investment in unconsolidated joint ventures,
      gain on sales of real estate, extraordinary items and minority interests      $  140,681       $     68,080       $     3,012

   Add back (deduct):

      (Income) allocated to minority interests                                           (1,701)           (2,086)           (2,129)
      Income from investment in unconsolidated joint ventures                             5,155             2,093             2,305
      Provision for value impairment                                                         --                --            20,248
      Depreciation and amortization (real estate related)                               130,465            92,373            72,668
      Net amortization of loan premiums and discounts                                     2,324                --                --
      Preferred dividends                                                                  (649)               --                --
   Funds from Operations before effect of adjusting straight-line rental revenue    -----------       -----------       -----------
      and expenses included in Funds from Operations to a cash basis(1)                 276,275           160,460            96,104
                                                                                    -----------       -----------       -----------
      Deferred rental revenue                                                           (27,740)          (18,427)          (12,663)
      Deferred rental expense                                                             2,206               788                --
                                                                                    -----------       -----------       -----------
   Funds from Operations excluding straight-line rental revenue and
      expense adjustments                                                           $   250,741       $   142,821       $    83,441
                                                                                    ===========       ===========       ===========
   CASH FLOW PROVIDED BY (USED FOR):

      Operating Activities                                                          $   286,714       $   165,975       $    93,878
      Investing Activities                                                          $(2,163,340)      $  (924,227)      $  (380,615)
      Financing Activities(2)                                                       $ 1,876,197       $ 1,057,551       $   276,513

   (1) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income
   (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. (2)For the year ended December 31, 1997, cash flow provided by financing activities includes approximately $181.1 million in cash contributed from Equity Office Predecessors in connection with the Consolidation.

54 REPORT OF INDEPENDENT AUDITORS

   THE BOARD OF TRUSTEES AND SHAREHOLDERS OF EQUITY OFFICE PROPERTIES TRUST

   We have audited the accompanying consolidated balance sheet of Equity Office Properties Trust (the "Company") and the combined balance sheet of the Equity Office Predecessors, as defined in Note 1, as of December 31, 1997 and 1996, respectively, and the related consolidated statements of operations, shareholders' equity and cash flows of the Company for the period from July 11, 1997 to December 31, 1997, and the related combined statements of operations, owners' equity and cash flows of the Equity Office Predecessors, as defined in Note 1, for the period from January 1, 1997 to July 10, 1997, and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Office Properties Trust and the combined financial position of the Equity Office Predecessors, as defined in Note 1, at December 31, 1997 and 1996, respectively, and the consolidated results of Equity Office Properties Trust's operations and cash flows for the period from July 11, 1997 to December 31, 1997, and the combined results of the Equity Office Predecessors,' as defined in Note 1, operations and cash flows for the period from January 1, 1997 to July 10, 1997 and for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                                       /s/ Ernest & Young LLP



   Chicago, Illinois
   February 23, 1998, except for Note 25,
   as to which the date is March 18, 1998

EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED BALANCE SHEET                     55
AND EQUITY OFFICE PREDECESSORS COMBINED BALANCE SHEET

                                                                                  Equity Office       Equity Office
                                                                               Properties Trust        Predecessors
                                                                                   December 31,        December 31,
   (Dollars in thousands, except share data)                                              1997                 1996
   ----------------------------------------------------------------------------------------------------------------
   ASSETS:
   Investment in real estate                                                      $ 11,041,014         $  3,549,708
   Accumulated depreciation                                                            (64,695)            (257,893)
                                                                                  ------------         ------------
                                                                                    10,976,319            3,291,815
   Cash and cash equivalents                                                           228,853              410,420
   Tenant and other receivables (net of allowance for doubtful accounts of
      $675 and $55, respectively)                                                       32,531                8,675
   Deferred rent receivable                                                             20,050               49,986
   Escrow deposits and restricted cash                                                  25,772               32,593
   Investment in unconsolidated joint ventures                                         387,332               26,910
   Deferred financing costs (net of accumulated amortization of $1,855 and
      $3,351, respectively)                                                              5,090                8,372
   Deferred leasing costs (net of accumulated amortization of $1,473 and
      $18,455, respectively)                                                            26,994               62,593
   Prepaid expenses and other assets                                                    48,731               21,201
                                                                                  ------------         ------------
         Total Assets                                                             $ 11,751,672         $  3,912,565
                                                                                  ============         ============
   LIABILITIES AND SHAREHOLDERS'/OWNERS' EQUITY:
   Mortgage debt (including a net premium of $1,157 and $0, respectively)         $  2,063,017         $  1,837,767
   Unsecured notes                                                                     180,000                   --
   Lines of credit                                                                   2,041,300              127,125
   Accounts payable and accrued expenses                                               260,401               81,995
   Due to affiliates                                                                       733                2,074
   Distribution payable                                                                  1,191               96,500
   Other liabilities                                                                    45,055               29,022
                                                                                  ------------         ------------
         Total Liabilities                                                           4,591,697            2,174,483
                                                                                  ------------         ------------
   Commitments and contingencies (Note 24)
   Minority interests:
      Operating Partnership                                                            725,206                   --
      Partially owned properties                                                        29,612               11,080
                                                                                  ------------         ------------
         Total Minority Interests                                                      754,818               11,080
                                                                                  ------------         ------------
   Owners' equity                                                                           --            1,727,002
   Shareholders' equity:
      8.98% Series A Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share; 100,000,000 shares authorized, and
         8,000,000 issued and outstanding                                              200,000                   --
      Common Shares, $0.01 par value; 750,000,000 shares authorized,
         250,030,403 issued and 249,527,663 outstanding                                  2,495                   --
      Additional paid in capital                                                     6,219,511                   --
      Dividends in excess of accumulated earnings                                      (16,849)                  --
                                                                                  ------------         ------------
   Total Shareholders'/Owners' Equity                                                6,405,157            1,727,002
                                                                                  ------------         ------------
   Total Liabilities and Shareholders'/Owners' Equity                             $ 11,751,672         $  3,912,565
                                                                                  ============         ============

   See accompanying notes.

56 EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED STATEMENT OF OPERATIONS
   AND EQUITY OFFICE PREDECESSORS COMBINED STATEMENTS OF OPERATIONS

                                                             Equity Office                           Equity Office Predecessors
                                                          Properties Trust   --------------------------------------------------
                                                                   for the           for the           for the          for the
                                                               period from       period from        year ended       year ended
                                                          July 11, 1997 to   January 1, 1997      December 31,     December 31,
   (Dollars in thousands, except share data)             December 31, 1997  to July 10, 1997              1996             1995
   ----------------------------------------------------------------------------------------------------------------------------
   REVENUES:
   Rental                                                    $     314,233     $     256,146     $     386,481     $     289,320
   Tenant reimbursements                                            63,196            43,241            62,036            41,935
   Parking                                                          25,960            21,091            27,253            15,390
   Other                                                             3,324             6,539            17,626            10,314
   Fees from noncombined affiliates                                  2,440             2,510             5,120             5,899
   Interest                                                          3,815             9,577             9,608             8,599
                                                             -------------     -------------     -------------     -------------
      Total revenues                                               412,968           339,104           508,124           371,457
                                                             -------------     -------------     -------------     -------------
   EXPENSES:
   Interest:
      Expense incurred                                              76,675            80,481           119,595           100,566
      Amortization of deferred financing costs                       4,178             2,771             4,275             2,025
   Depreciation                                                     64,695            57,379            82,905            64,716
   Amortization                                                      1,473             5,884             9,057             7,415
   Real estate taxes                                                47,579            34,000            52,182            37,978
   Insurance                                                         3,196             3,060             4,863             3,352
   Repairs and maintenance                                          50,285            45,540            71,156            53,618
   Property operating                                               54,619            44,685            72,866            56,540
   General and administrative                                       17,690            17,201            23,145            21,987
   Provision for value impairment                                       --                --                --            20,248
                                                             -------------     -------------     -------------     -------------
      Total expenses                                               320,390           291,001           440,044           368,445
                                                             -------------     -------------     -------------     -------------
   Income before allocation to minority interests,
      income from investment in unconsolidated
      joint ventures, gain on sales of real estate and
      extraordinary items                                           92,578            48,103            68,080             3,012
   Minority interests:
      Operating Partnership                                         (7,010)               --                --                --
      Partially owned properties, net of extraordinary
         gain of $20,035 in 1995                                      (789)             (912)           (2,086)           (2,129)
   Income from unconsolidated joint ventures                         3,173             1,982             2,093             2,305
   Gain on sales of real estate                                        126            12,510             5,338                --
                                                             -------------     -------------     -------------     -------------
   Income before extraordinary items                                88,078            61,683            73,425             3,188
   Extraordinary items                                             (16,366)             (274)               --            31,271
                                                             -------------     -------------     -------------     -------------
   Net income                                                       71,712            61,409            73,425            34,459
   Preferred dividends                                                (649)               --                --                --
                                                             -------------     -------------     -------------     -------------
   Net income available for Common Shares                    $      71,063     $      61,409     $      73,425     $      34,459
                                                             =============     =============     =============     =============
   Net income available per weighted average
      Common Share outstanding - Basic                       $        0.44
                                                             =============
   Weighted average Common Shares outstanding - Basic          162,591,477
                                                             =============
   Net income available per weighted average
      Common Share outstanding - Diluted                     $        0.43
                                                             =============
   Weighted average Common Shares outstanding - Diluted        180,014,027
                                                             =============

   See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED STATEMENT OF CHANGES IN           57
SHAREHOLDERS' EQUITY OFFICE PREDECESSORS COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY



                                                      Equity Office
                                                   Properties Trust                               Equity Office Predecessors
                                                     for the period      for the period       ------------------------------
                                                      July 11, 1997  to January 1, 1997             years ended December 31,
(Dollars in thousands)                            December 31, 1997    to July 10, 1997              1996               1995
----------------------------------------------------------------------------------------------------------------------------
PREFERRED SHARES:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   8.98% Series A Cumulative Redeemable                     200,000                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $   200,000        $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

COMMON SHARES, $.01 PAR VALUE:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   Issuance of Common Shares for IPO                            287                 --                 --                 --
   Contribution of net assets from Consolidation
      at fair value in exchange for Common Shares             1,230                 --                 --                 --
   Issuance of Common Shares for acquisitions                    34                 --                 --                 --
   Sale of Common Shares, net                                    97                 --                 --                 --
   Issuance of Common Shares for Beacon Merger                  844                 --                 --                 --
   Common Shares issued for restricted shares and
      trustee fees                                                3                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $     2,495        $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

ADDITIONAL PAID IN CAPITAL:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   Net proceeds from IPO                                    564,219                 --                 --                 --
   Contribution of net assets from Consolidation
      at fair value in exchange for Common Shares         2,580,259                 --                 --                 --
   Issuance of Common Shares and Warrants
      for acquisitions                                      114,966                 --                 --                 --
   Sale of Common Shares, net                               273,853                 --                 --                 --
   Issuance of Common Shares for Beacon Merger            2,652,726                 --                 --                 --
   Common Shares issued for restricted shares and
      trustee fees                                              162                 --                 --                 --
   Adjustment for minority interests ownership in
      Operating Partnership                                  33,326                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $ 6,219,511        $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

DISTRIBUTIONS IN EXCESS OF ACCUMULATED EARNINGS:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   Net income available for Common Shares                    71,063                 --                 --                 --
   Dividends to Common Shares                               (87,912)                --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $   (16,849)       $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

OWNERS' EQUITY:
Balance, beginning of period/year                       $        --        $ 1,727,002        $ 1,089,969        $   731,098
   Contributions                                                 --            285,542            661,265            337,048
   Offering expenses                                             --                 --             (1,157)              (128)
   Distributions                                                 --           (189,752)           (96,500)           (12,508)
   Net income                                                    --             61,409             73,425             34,459
   Contribution of Owners' Equity to the Company
      in connection with the Consolidation                       --         (1,884,201)                --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period/year                             $        --        $        --        $ 1,727,002        $ 1,089,969
                                                        ===========        ===========        ===========        ===========

   See accompanying notes.

58 EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED STATEMENT OF CASH FLOWS AND EQUITY OFFICE PREDECESSORS COMBINED STATEMENT OF CASH FLOWS

                                                                                                          Equity Office Predecessors
                                                             Equity Office  --------------------------------------------------------
                                                          Properties Trust                                              for the year
                                                           the period from  for the period from   for the year ended           ended
                                                          July 11, 1997 to      January 1, 1997         December 31,    December 31,
(Dollars in thousands)                                   December 31, 1997     to July 10, 1997                 1996            1995
OPERATING ACTIVITIES:
   Net income before preferred dividends                       $    71,712        $    61,409        $    73,425        $    34,459
   Adjustment to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                 70,346             66,034             96,237             74,156
      (Income) from unconsolidated joint ventures                   (3,173)            (1,982)            (2,093)            (2,305)
      (Gain) on sales of real estate                                  (126)           (12,510)            (5,338)                --
      Provision for value impairment                                    --                 --                 --             20,248
      Extraordinary loss from early extinguishments of debt         16,366                274                 --                 --
      Extraordinary (gain) on repurchase of debt                        --                 --                 --            (31,271)
      Provision for doubtful accounts                                1,686              1,175              2,284              2,096
      Allocation to minority interests                               7,799                912              2,086              2,129
      Changes in assets and liabilities:
         Decrease (increase) in rents receivable                     2,064              2,664             (1,550)            (2,998)
         (Increase) in deferred rent receivables                   (21,421)            (8,061)           (20,421)           (14,413)
         (Increase) decrease in other assets                       (29,551)            (8,839)            (9,747)             1,374
         Increase in accounts payable and
            accrued expenses                                        54,076              2,916             19,241              6,931
         (Decrease) increase in due to affiliates                     (898)              (722)             1,235                (89)
         Increase (decrease) in other liabilities                   21,874             (7,310)            10,616              3,561
                                                               -----------        -----------        -----------        -----------
            Net cash provided by operating activities              190,754             95,960            165,975             93,878
                                                               -----------        -----------        -----------        -----------
INVESTING ACTIVITIES:
   Cash received from Beacon Merger                                 79,786                 --                 --                 --
   Property acquisitions                                        (1,508,928)          (531,968)          (768,906)          (317,669)
   Payments for capital and tenant improvements                    (99,586)           (59,511)          (129,485)           (76,985)
   Payment of Beacon Merger costs                                  (62,069)                --                 --                 --
   Proceeds from sales of real estate                                   --             72,078             14,502                 --
   Distributions from (investments in) unconsolidated
      joint ventures                                                 4,571            (44,260)             1,688              2,300
   Payments of lease acquisition costs                             (15,043)            (9,260)           (29,793)           (16,106)
   Decrease (increase) in escrow deposits and
      restricted cash                                                8,997              1,853            (12,233)            27,845
                                                               -----------        -----------        -----------        -----------
            Net cash (used for) investing activities            (1,592,272)          (571,068)          (924,227)          (380,615)
                                                               -----------        -----------        -----------        -----------
FINANCING ACTIVITIES:
   Net proceeds from sale of Common Shares                         838,456                 --                 --                 --
   Proceeds from exercise of Beacon options                         68,191                 --                 --                 --
   Dividends/distributions to Common Shares and Units              (95,569)                --                 --                 --
   Capital contributions                                                --            287,949            661,265            337,048
   Capital distributions                                                --           (288,652)           (12,508)           (17,800)
   Payments for offering expenses                                       --                 --             (1,157)              (128)
   (Distributions to) contributions from minority
      interests - partially owned properties                          (371)            (3,401)           (22,593)               141
   Cash contributed by Equity Office Predecessors
      in connection with Consolidation                             181,138                 --                 --                 --
   Proceeds from mortgage debt                                      84,466            154,090            640,953            271,482
   Proceeds from unsecured notes                                   180,000                 --                 --                 --
   Proceeds from lines of credit                                 2,530,425            218,000            216,943            288,000
   Repurchase of debt                                                   --                 --                 --            (40,078)
   Principal payments on mortgage debt                            (838,354)           (47,472)          (254,104)          (182,244)
   Principal payments on lines of credit                        (1,294,750)           (72,500)          (165,818)          (378,000)
   Payments of loan costs                                           (7,039)            (1,889)            (5,430)            (1,908)
   Prepayment penalties on early extinguishments of debt           (16,247)              (274)                --                 --
                                                               -----------        -----------        -----------        -----------
            Net cash provided by financing activities            1,630,346            245,851          1,057,551            276,513
                                                               -----------        -----------        -----------        -----------
Net increase (decrease) in cash and cash equivalents               228,828           (229,257)           299,299            (10,224)
Cash and cash equivalents at the beginning of the period                25            410,420            111,121            121,345
                                                               -----------        -----------        -----------        -----------
Cash and cash equivalents at the end of the period             $   228,853        $   181,163        $   410,420        $   111,121
                                                               ===========        ===========        ===========        ===========
SUPPLEMENTAL INFORMATION:
   Interest paid during the period, including
      capitalized interest of $1,890, $3,669, $4,640
      and $1,682, respectively                                 $    70,658        $    82,969        $   121,813        $   100,700
                                                               ===========        ===========        ===========        ===========

   See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST AND EQUITY OFFICE PREDECESSORS                 59
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

   NOTE 1 -- BUSINESS AND FORMATION OF COMPANY
   As used herein, "Company" means Equity Office Properties Trust, a Maryland real estate investment trust, together with its subsidiaries including EOP Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the predecessors thereof ("Equity Office Predecessors"). The Company was formed on October 9, 1996 to continue and expand the national office property business organized by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company and to complete the consolidation of the Equity Office Predecessors (the "Consolidation") and its initial public offering (the "IPO") on July 11, 1997. The Company is a fully integrated, self-administered and self-managed real estate company engaged in acquiring, owning, managing, leasing and renovating office properties and parking facilities. The Company expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes and generally will not be subject to federal income tax if it distributes 95% of its taxable income and complies with a number of organizational and operational requirements (see Note 2). As of December 31, 1997, the Company owned or had an interest in 258 office properties (the "Office Properties") containing approximately 65.3 million rentable square feet of office space and owned 17 stand-alone parking facilities containing approximately 16,749 parking spaces (the "Parking Facilities" and, together with the Office Properties, the "Properties"). The Office Properties are located in 78 submarkets in 39 markets in 24 states and the District of Columbia. The Office Properties, by rentable square feet, are located approximately 50% in central business districts ("CBDs") and 50% in suburban markets.

      On July 11, 1997, the Company consummated the IPO having sold 28,750,000 of its common shares of beneficial interest, $0.01 par value per share ("Common Shares") (including 3,750,000 Common Shares relating to the underwriters overallotment option) at $21 per Common Share generating proceeds of approximately $603.8 million. The Company contributed net proceeds from the IPO (after deducting the underwriting discount of approximately $39.2 million) of approximately $564.5 million to the Operating Partnership in exchange for 28,750,000 units of partnership interest in the Operating Partnership ("Units"). The Company used the net proceeds of the IPO and available cash reserves to repay debt of approximately $678.4 million, of which $598.4 million was mortgage debt and $80 million was a revolving line of credit.

      Concurrent with the IPO, the Company also completed the following formation transactions which resulted in the Consolidation of the Equity Office Predecessors into the Company:

   - Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, Zell/Merrill Lynch Real Estate Opportunity Partners Partnership Limited III and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partners IV (collectively the "ZML Opportunity Partnerships"), the predecessor owner of the Properties, contributed their interests in the Properties to the Operating Partnership in exchange for 126,419,397 Units.

   - ZML Investors Inc., ZML Investors II, Inc., Zell/Merrill Lynch Real Estate Opportunity Partners III Trust and Zell/Merrill Lynch Real Estate Opportunity Partners IV Trust (collectively "ZML REITs") merged into the Company, with the Company succeeding to their interests in, and becoming the managing general partners of each of the ZML Opportunity Partnerships. Shareholders of the ZML REITs received 122,900,572 Common Shares of the Company in exchange for their interests in the ZML REITs.

   - Equity Group Investments, Inc. an Illinois corporation ("EGI"), and Equity Office Holdings, L.L.C., a Delaware limited liability company ("EOH" and together with EGI, the "Equity Group") contributed substantially all of their interests in their office property and asset management business and parking facilities management business (collectively the "Management Business") to the Operating Partnership in exchange for 8,358,822 Units.

   - The Operating Partnership transferred a portion of the office property management business of EOH, the office property asset management business and the parking asset management business of the Equity Group that relates to the property management of the properties owned by the Equity Group, together with the 18 Properties held in partnerships or subject to participation agreements with unaffiliated parties (the "Joint Venture Properties") (collectively, the "Managed Property Business") to Equity Office Properties Management Corp., a Delaware corporation (the "EOP Management Company"), in exchange for non-voting stock representing 95% of the economic value in the EOP Management Company and EOH contributed $150,000 to the EOP Management Company in exchange for voting stock representing 5% of the economic value of the EOP Management Company.

   - ZML Partners Limited Partnership, ZML Partners Limited Partnership II, ZML Partners Limited Partnership III and ZML Partners Limited Partnership IV (the "ZML Partners"), each of which is the general partner of one of the ZML Opportunity Partnerships, each transferred their 5% interest in certain corporations which owned a 1% general partnership interest in certain of the property title holding entities to a newly formed qualified REIT subsidiary in exchange for 26,458 Common Shares.

60 - The Operating Partnership transferred its 95% interest in certain corporations which owned a 1% general partner interest in certain of the property title holding entities to a subsidiary of the Company in exchange for 502,740 Common Shares. Such Common Shares have been treated as treasury stock in the accompanying financial statements.

      The table below summarizes the ownership of the Company and the Operating Partnership upon the completion of the transactions described above:

   OWNERSHIP OF EQUITY OFFICE PROPERTIES TRUST (AS OF IPO DATE):

                                                                              Number of
                                                                          Common Shares         Percentage
----------------------------------------------------------------------------------------------------------
Original capitalization (by Mr. Samuel Zell)                                      1,000                --
Common Shares sold in the IPO                                                28,750,000              18.9%
Common Shares issued to shareholders of ZML REITs                           122,900,572              80.8%
Common Shares issued to the ZML Partners                                         26,458                --
Common Shares issued to the Operating Partnership                               502,740               0.3%
                                                                            -----------       -----------
   Total(see Note 12)                                                       152,180,770             100.0%
                                                                            ===========       ===========
(Assuming all Units are converted to Common Shares):
Common Shares sold in the IPO                                                28,750,000              17.6%
Common Shares issued to shareholders of ZML REITs, including Mr. Zell       122,928,030              75.2%
Units convertible to Common Shares(see Note 12)                              11,877,647               7.2%
                                                                            -----------       -----------
   Total                                                                    163,555,677             100.0%
                                                                            ===========       ===========


OWNERSHIP OF EOP OPERATING LIMITED PARTNERSHIP (AS OF IPO DATE):

                                                                                      Number of Units         Percentage
------------------------------------------------------------------------------------------------------------------------
Equity Office Properties Trust (held directly)                                             28,777,458              17.6%
Equity Office Properties Trust (held through its interests in the
   ZML Opportunity Partnerships)                                                          122,900,572              75.1%
                                                                                          -----------       -----------
Equity Office Properties Trust subtotal                                                   151,678,030              92.7%
ZML Partners (held through its interest in ZML Opportunity Partnerships)                    3,229,001               2.0%
Other limited partner (held through its interest in ZML Opportunity Partnership II)           289,824               0.2%
Equity Group Investments, Inc.                                                              3,737,438               2.3%
Equity Office Holdings, L.L.C                                                               4,621,384               2.8%
                                                                                          -----------       -----------
   Total                                                                                  163,555,677             100.0%
                                                                                          ===========       ===========


   NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation
   The Consolidation was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the fair value of the consideration given by the Company was used as the valuation basis for the transactions. The assets acquired and liabilities assumed by the Company were recorded at their fair value as of July 11, 1997 and the excess of the purchase price over the related historical basis of the net assets acquired was allocated primarily to investment in real estate.

      The Company's assets, which include investments in joint ventures, are primarily owned by, and its operations are substantially conducted through, the Operating Partnership. The Company is the managing general partner of the Operating Partnership. Due to the Company's ability as general partner to control either through ownership or by contract the Operating Partnership and various other subsidiaries, each such entity has been consolidated with the Company for financial reporting purposes. In regard to EOP Management Company, the Company owns a non-voting 95% interest but does not have legal control; however, EOP Management Company is consolidated for financial reporting purposes, the effect of which is immaterial. The remaining 5% equity and the controlling voting interest is owned by an affiliate of the Company.

      The Beacon Merger (as defined in Note 4) was accounted for using the purchase method in accordance with Accounting Principles Board Opinion No.
   16. The fair value of the consideration given by the Company in the Beacon Merger was used as the valuation basis of the combination. The assets acquired and the liabilities assumed of Beacon were recorded at their relative fair values as of December 19, 1997 (the "Beacon Closing Date"). The results of operations of the Beacon properties for the period from the Beacon Closing Date through December 31, 1997 are included in the Company's consolidated statements of operations and cash flows. In connection with the Beacon Merger, the Company also acquired a 99% equity interest in (but not voting-control of) Beacon Property Management Corporation ("Beacon Management Company"), which manages third-party and joint venture office and commercial space, Beacon Design Company, which provided third-party tenant design services prior to ceasing such operations upon the sale of its design

                                                                              61
   service assets in 1998, and Beacon Construction Company, which provides third-party construction services and is expected to cease such operations upon completion of its existing contracts. Although the Company does not have voting control of Beacon Management Company, Beacon Design Company and Beacon Construction Company, they are consolidated for financial reporting purposes, the effect of which is immaterial. The remaining 1% equity and the controlling voting interest is owned by an affiliate of the Company.

      The combined financial statements of Equity Office Predecessors prior to the Consolidation and the IPO included interests in the Properties of the ZML Opportunity Partnerships together with their limited and general partners (collectively, the "ZML Funds" which includes ZML Fund I, ZML Fund II, ZML Fund III and ZML Fund IV) and the Management Business. The financial statements of Equity Office Predecessors are presented on a combined basis, at historical cost, because the ZML Funds and the Management Business were under common control. Minority interests have been recorded for those entities that were not wholly owned by the ZML Funds. Where controlling interests were not held by the ZML Funds, the entities were accounted for as investments in unconsolidated joint ventures utilizing equity accounting. All intercompany transactions and balances have been eliminated in combination.

   Investment in Real Estate

   Subsequent to the Consolidation, rental property and improvements, including costs capitalized during construction and other costs incurred, are included in investment in real estate and are stated at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements which improve or extend the useful life of the assets are capitalized. Except for amounts attributed to land, rental property and improvements are depreciated over their estimated useful lives using the straight-line method. The estimated useful lives by asset category are:


   Asset Category              Estimated Useful Life
   Building                                 40 years
   Building improvements                  4-40 years
   Tenant improvements                 Term of lease
   Furniture and fixtures                 3-12 years


   During 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("Statement No. 121") which established accounting standards for the evaluation of the potential impairment of such assets. Statement No. 121 was adopted by Equity Office Predecessors as of January 1, 1995. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a rental property are less than its historical net cost basis. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. During the year ended December 31, 1995, Equity Office Predecessors recorded a provision for value impairment of approximately $20.2 million, of which $17.5 million related to the adjustment of investment in real estate and approximately $2.7 million related to unamortized lease acquisition cost.

      For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time the Company has a commitment to sell the property and/or is actively marketing the property for sale. Property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not provided for in the statement of operations.

   Deferred Leasing and Financing Costs

   Deferred leasing and financing costs are recorded at cost. The deferred leasing costs are amortized over the terms of the respective leases and the deferred financing costs are amortized over the terms of the respective financings on a straight-line basis, which approximates the effective yield method.

   Rental Income

   Certain leases of Office Properties provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants, net of reserves, which the Company expects to collect over the remaining term of these leases rather than currently ("Deferred Rent Receivable"). For existing leases at acquired properties, the term of the lease is considered to commence as of the acquisition date for purposes of this calculation. The amounts included in rental income for the periods July 11, 1997 to December 31, 1997 and January 1, 1997 to July 10, 1997 and the years ended December 31, 1996 and 1995, which were not currently collectible as of such dates, were approximately $20.0 million, $7.7 million, $18.4 million and $12.7 million, respectively. Deferred Rent Receivable is not recognized for income tax purposes.

62 Cash Equivalents

   The Company considers cash equivalents to be all highly liquid investments purchased with a maturity of three months or less at the date of purchase. As of December 31, 1996 cash equivalents included deposits made to a commingled bank account which was held in an affiliate's name. Such affiliate provided centralized cash management services to Equity Office Predecessors.

   Escrow Deposits and Restricted Cash

   Escrow deposits primarily consist of amounts held by lenders to provide for future real estate tax expenditures, tenant improvements and earnest money deposits on acquisitions. Restricted cash represents amounts committed for various utility deposits and security deposits. Certain of these amounts may be reduced upon the fulfillment of certain obligations.

   Fair Value of Financial Instruments

   Management believes that the carrying basis of the Company's long-term debt, consisting of mortgage loans, revolving bank loans and various interest rate protection agreements, approximate their respective fair market values as of December 31, 1997 and 1996, respectively. The current value of debt was computed by discounting the projected debt service payments for each loan based on the spread between the market rate and the effective rate, including the amortization of loan origination costs, for each year. In addition, the carrying values of cash and cash equivalents, restricted cash, escrow deposits, tenant and other rents receivable, accounts payable and accrued expenses are reasonable estimates of their fair value.

   Interest Rate Protection Agreements

   The Company periodically enters into certain interest rate protection agreements to effectively convert or cap floating rate debt to a fixed rate basis, as well as to hedge anticipated finance transactions. Net amounts paid or received under these agreements are recognized as an adjustment to interest expense when such amounts are incurred or earned. Settlement amounts paid or received in connection with terminated interest rate protection agreements are deferred and amortized as an adjustment to interest expense over the term of the related financing transaction on the straight-line method, which approximates the effective yield amount.

   Income Taxes

   The Office Properties, Parking Facilities and the Management Business are primarily owned in limited partnerships or limited liability companies, which are substantially pass-through entities. Some of these pass-through entities have corporate general partners or members, which are subject to federal and state income and franchise taxes. The Company incurred federal and state income and franchise taxes of approximately $0.2 million, $0.9 million, $1.4 million and $1.6 million for the periods July 11, 1997 to December 31, 1997 and January 1, 1997 to July 10, 1997 and the years ended December 31, 1996 and 1995, respectively, which are included in general and administrative expenses.

      Commencing with the year ended December 31, 1997, the Company intends to make an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, the Company generally will not be subject to federal income tax if it distributes at least 95% of its taxable income for each tax year to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income. The aggregate cost of land and depreciable property for federal income tax purposes as of December 31, 1997 was approximately $7.5 billion.

   Income per Common Share

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement No. 128"). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net income per weighted average Common Share and net income per weighted average Common Share -- assuming dilution amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements. The effect of a conversion of a Unit to a Common Share has been excluded from basic earnings per Common Share, due to certain restrictions.

   Minority Interests

   OPERATING PARTNERSHIP:

   Net income is allocated to minority interests based on their respective ownership percentage of the Operating Partnership. The ownership percentage is calculated by dividing the number of Units held by the minority interests by the total

   Units held by both the minority interests and the Company. Issuance of additional Common Shares or Units changes the ownership interests of both the minority interests and the Company. Such transactions and the proceeds therefrom are treated as capital transactions.

   Partially owned properties:

   The Company reflects minority interests on the balance sheet for the portion of properties, which are consolidated by the Company, that are not wholly owned by the Company. The earnings or losses therefrom have been reflected as minority interest in the Company's statements of operations.

   Reclassification

   Certain reclassifications have been made to the previously reported 1996 and 1995 statements in order to provide comparability with the 1997 statements report herein. These reclassifications have not changed the 1996 and 1995 results or owners' equity.

   Use of Estimates

   The preparation of the consolidated financial statements of the Company and the combined financial statements of Equity Office Predecessors in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   NOTE 3 -- INVESTMENT IN REAL ESTATE

   Investment in real estate, including Office Properties and Parking Facilities, was as follows:


                                       Equity Office        Equity Office
                                    Properties Trust         Predecessors
                                         December 31,        December 31,
(Dollars in thousands)                           1997                1996
-------------------------------------------------------------------------
Land                                     $  1,185,411        $    314,370
Building                                    9,706,956           2,871,690
Building improvements                          55,278             161,497
Tenant improvements                            89,455             196,093
Furniture and fixtures                          3,914               6,058
                                         ------------        ------------
   Gross investment in real estate         11,041,014           3,549,708
Accumulated depreciation                      (64,695)           (257,893)
                                         ------------        ------------
   Net investment in real estate         $ 10,976,319        $  3,291,815
                                         ============        ============


   In connection with the initial rental operations of the 28 State Street property in Boston, the Company incurred and capitalized approximately $5.6 million and $4.7 million of interest costs in the years ended December 31, 1997 and 1996, respectively.

      During the year ended December 31, 1997, the Company acquired the Properties listed below. Each Property was purchased from an unaffiliated party. The cash portions of the acquisitions were funded from the Company's lines of credit or working capital. In connection with certain of the acquisitions listed below, the Company assumed indebtedness of approximately $1.4 billion and issued Common Shares, Units, preferred shares and warrants with a value of $3.4 billion.


                                                                                             Rentable     Total Acquisition
   Date Acquired  Office Property/Portfolio    Location                                     Square Feet   Cost (in thousands)
   --------------------------------------------------------------------------------------------------------------------------
   1/29/97        177 Broad Street(1)          Stamford, CT                                   187,573        $36,254(2)
   3/21/97        Preston Commons(1)           Dallas, TX                                     418,604         55,174
   4/16/97        Oakbrook Terrace Tower(1)    Oakbrook Terrace, IL                           772,928        130,108
   4/21/97        One Maritime Plaza(1)        San Francisco, CA                              523,929         99,389
   4/28/97        Smith Barney Tower(1)        San Diego, CA                                  187,999         35,148
   4/30/97        201 Mission Street(1)        San Francisco, CA                              483,289         74,634
   6/13/97        30 North LaSalle(1)          Chicago, IL                                    925,950        100,707
   9/3/97         LL&E Tower                   New Orleans, LA                                545,157         61,819
   9/3/97         Texaco Center                New Orleans, LA                                619,714         66,819
   10/1/97        Prudential Properties        Houston, TX; Dallas, TX; Philadelphia, PA    2,481,441        284,199
   10/6/97        550 South Hope               Los Angeles, CA                                566,434        100,135
   10/7/97        10 & 30 South Wacker Drive   Chicago, IL                                  2,003,288        484,772(3)

   (continued on next page)

64

                                                                                             Rentable     Total Acquisition
   Date Acquired  Office Property/Portfolio    Location                                     Square Feet   Cost (in thousands)
   --------------------------------------------------------------------------------------------------------------------------
   10/7/97        Acorn Properties             Philadelphia, PA                              849,867        130,088
   10/17/97       One Lafayette Centre         Washington, DC                                314,634         82,546
   11/21/97       Acorn Properties             Philadelphia, PA                              154,894         17,285
   11/24/97       Lakeside Square              Dallas, TX                                    392,537         55,524
   11/24/97       Fair Oaks Plaza              Fairfax, VA                                   177,917         24,077
   11/24/97       1600 Duke Street             Alexandria, VA                                 68,770         11,038
   11/25/97       LaSalle Plaza                Minneapolis, MN                               589,432         96,704
   12/17/97       Wright Runstad Properties    Anchorage, AK; Portland, OR; Seattle, WA    3,340,055        640,000(4)
   12/19/97       Beacon Properties            Boston, Atlanta, Chicago, Los Angeles,
                                               San Jose and Washington, DC                20,900,000      4,016,546
                                                                                          ----------     ----------
                                                                                          36,504,412     $6,602,966
                                                                                          ==========     ==========


                                                                                                           Total Acquisition
   Date Acquired  Parking Facility             Location                                  Parking Spaces    Cost (in thousands)
   8/11/97        Adams Wabash Facility        Chicago, IL                                    670               $25,212
   9/3/97         601 Tchoupitoulas Garage     New Orleans, LA                                759                11,757
   11/25/97       Stanwix Parking              Pittsburgh, PA                                 712                17,909
                                                                                            -----               -------
                                                                                            2,141               $54,878
                                                                                            =====               =======

(1) These Properties were acquired by Equity Office Predecessors. The total acquisition cost reflected above represents the cost paid by Equity Office Predecessors to acquire each respective Property. The acquisition of the Properties, or the interest therein, by the Company from Equity Office Predecessors in connection with the Consolidation, was recorded as a purchase. Accordingly, the assets were recorded by the Company at their fair value.

(2) The total acquisition cost also included 161 residential units.

(3) The total acquisition cost includes $19.3 million related to real estate tax liabilities assumed at closing.

(4) The Wright Runstad Properties acquisition cost includes $15.0 million relating to 5,000,000 warrants which expire in December 2002, to purchase Common Shares at $39.375 per Common Share (see Note 12).


   NOTE 4 -- BEACON MERGER
   On December 19, 1997, the Company, the Operating Partnership, Beacon Properties Corporation, a Maryland corporation ("Beacon") and Beacon Partnership L.P. ("Beacon Partnership") consummated the merger of Beacon with and into the Company and Beacon Partnership with and into the Operating Partnership (the "Beacon Merger") at a cost of approximately $4.3 billion. In the Beacon Merger, (i) the Company issued 80,596,117 Common Shares in exchange for all of the outstanding Beacon common shares, (ii) the Company issued 8,000,000 Series A Preferred Shares in exchange for all of the outstanding Beacon preferred shares, (iii) the Operating Partnership issued 8,570,886 Units in exchange for the outstanding common partnership units of Beacon Partnership exclusive of those held by Beacon, and (iv) the Operating Partnership issued to the Company 80,596,117 Units underlying the Common Shares issued in exchange for the Beacon common shares and 8,000,000 Series A preferred units underlying the Series A Cumulative Redeemable Preferred Shares issued in exchange for the Beacon preferred shares. In addition, the Company assumed the obligation to issue 4,732,822 Common Shares, of which 3,829,739 had been issued as of December 31, 1997 upon the exercise of certain outstanding Beacon employee stock options. The $4.3 billion purchase price is comprised of the following: (1) based on a share price of $31.30, the Common Shares, including Common Shares issued for stock options, and Units were valued at approximately $2.853 billion (which is net of a reduction for cash received or to be received upon exercise of the stock options of $86 million); (2) the issuance of 8,000,000 Series A Cumulative Redeemable Preferred Shares valued at their liquidation value of $200 million; (3) the assumption of approximately $627 million of secured debt and $533 million of unsecured debt; (4) merger costs of approximately $85 million and; (5) net of the receipt of approximately $8 million of net assets.

      As a result of the Beacon Merger, the Company acquired an interest in 130 Beacon properties containing approximately 20.9 million rentable square feet of office space. The Beacon properties are located in 22 submarkets in six markets: Boston, Atlanta, Chicago, Los Angeles, San Jose and Washington, D.C. The Beacon properties, by rentable square feet, are located 65% in suburban markets and 35% in CBDs, primarily Boston. As of December 31, 1997, the Beacon properties were on a weighted average basis approximately 95% leased by a total of approximately 1,694 tenants.

      In connection with the Beacon Merger, the Company also acquired a 99% equity interest in Beacon Management Company, which manages third-party office and commercial space, Beacon Design Company, which provided third-party and joint venture tenant design services prior to ceasing such operations upon the sale of its design service assets in 1998, and Beacon Construction Company, which provides third-party construction services and is expected to cease such operations upon completion of its existing contracts.

   NOTE 5 -- DISPOSITIONS                                                     65

   In May 1997, Equity Office Predecessors sold 8383 Wilshire, an Office Property located in Beverly Hills, California for approximately $59 million. The gain for financial reporting purposes was approximately $6.7 million.

      In January 1997, Equity Office Predecessors sold Barton Oaks Plaza II for approximately $13.5 million. The gain for financial reporting purposes was approximately $5.9 million.

      Three Lakeway is a mixed-use property, that included a 210-room hotel and an 18-story office complex. In January 1996, Equity Office Predecessors sold the condominium portion of the property which comprised the hotel. The gross sale price attributable to the land and building was approximately $14.8 million and the gain realized was approximately $5.3 million.


   NOTE 6 -- INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

   Equity Office Predecessors acquired a mortgage receivable secured by the 500 Orange Tower Office Property ("500 Orange") and purchased land underlying and adjacent to 500 Orange in July 1994, and acquired a 50% limited partnership interest in Civic Parking, L.L.C. in April 1997. On December 17, 1997, the Company acquired a 30% noncontrolling interest in Wright Runstad Asset Limited Partnership ("WRALP") for $20.0 million and agreed to provide up to $20.0 million in additional financing or credit support for future development activities of WRALP. In connection with the Beacon Merger on December 19, 1997, the Company acquired interests in four unconsolidated joint ventures (the "Beacon Joint Ventures"). The Company's ownership in the Beacon Joint Ventures is as follows:


                       Company's Ownership
Property              as of December 31, 1997
---------------------------------------------
Polk & Taylor(A)               10%
One Post Office(B)             50%
75-101 Federal Street(C)       52%
Rowes Wharf(D)                 50%


(A)The Company owns a 1% general partner interest and a 9% limited partner interest.

(B)The Company is a general partner in the joint venture.

(C)The Company is a shareholder in the corporation (a private REIT) which owns the property.

(D)The Company owns a 50% interest in the first mortgage.


   These investments are accounted for utilizing the equity method of accounting. Under this method of accounting the net equity investment of the Company is reflected on the consolidated and combined balance sheets, and the consolidated and combined statements of operations include the Company's share of net income or loss from the unconsolidated joint ventures. As a result of purchase method accounting for the Beacon Merger and the Consolidation, any difference between the carrying amount of these investments on the balance sheet of the Company and the underlying equity in net assets is amortized as an adjustment to income from unconsolidated joint ventures over 40 years.

      Combined summarized financial information of the unconsolidated joint ventures is as follows:


                                                                  December 31,  December 31,
(Dollars in thousands)                                                   1997           1996
--------------------------------------------------------------------------------------------
BALANCE SHEETS:
   Real estate, net                                                  $523,670       $ 26,555
   Other assets                                                        73,450          1,017
                                                                     --------       --------
      Total Assets                                                   $597,120       $ 27,572
                                                                     ========       ========
   Mortgage notes and loans payable                                  $344,427       $     --
   Other liabilities                                                   15,271            662
   Partners' and shareholders' equity                                 237,422         26,910
                                                                     --------       --------
      Total Liabilities and Partners' and Shareholders' Equity       $597,120       $ 27,572
                                                                     ========       ========

   Company's share of equity                                         $155,522       $ 26,910
   Excess of cost of investments over the net book value
      of underlying net assets, net of accumulated
      depreciation of $99                                             231,810             --
                                                                     --------       --------
   Carrying value of investments in unconsolidated joint
      ventures and corporation                                       $387,332       $ 26,910
                                                                     ========       ========

66

                                                  For the years ended December 31,
(Dollars in thousands)                            1997          1996          1995
----------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS:
   Revenues                                    $16,687       $ 4,775       $ 5,002
   Operating expenses                            4,638         1,852         1,995
   Interest expense                                793            --            --
   Depreciation and amortization                 2,752           830           702
                                               -------       -------       -------
      Net income                               $ 8,504       $ 2,093       $ 2,305
                                               =======       =======       =======

   Company's share of net income               $ 5,155       $ 2,093       $ 2,305
                                               =======       =======       =======
   Company's share of depreciation and
      amortization (real estate related)       $ 1,524       $   830       $   702
                                               =======       =======       =======


   NOTE 7 -- MORTGAGE DEBT
   The Company had outstanding mortgage indebtedness of approximately $2.1 billion and $1.8 billion as of December 31, 1997 and 1996, respectively. The historical cost, net of accumulated depreciation, of encumbered properties at December 31, 1997 and 1996 were approximately $4.3 billion and $2.0 billion, respectively. During the years ended December 31, 1997 and 1996, the Company
   (a) repaid approximately $885.8 million and $254.1 million, respectively, of mortgage debt with proceeds from the IPO, the credit facilities and available cash reserves; (b) assumed approximately $890.5 million and $92.1 million, respectively, of mortgage debt in connection with the acquisition of certain properties; and (c) obtained proceeds from the financing of certain properties and draws on existing mortgages totaling approximately $238.6 million and $641.0 million, respectively.

   A summary of the Company's fixed and variable rate mortgage debt is as follows:

   Fixed Rate Mortgage Debt

   As of December 31, 1997 and 1996, the Company had outstanding fixed rate mortgage indebtedness of approximately $2.0 billion and $1.3 billion, respectively. Payments on fixed rate mortgage debt are generally due in monthly installations of principal and interest or interest only. As of December 31, 1997 and 1996, fixed interest rates ranged from 6.67% to 8.63% and 6.88% to 10%, respectively. The weighted average fixed interest rate was approximately 7.53% and 7.89% as of December 31, 1997 and 1996, respectively.

   Variable Rate Mortgage Debt

   As of December 31, 1997 and 1996, the Company had outstanding variable rate mortgage indebtedness of approximately $23.5 million and $533.7 million, respectively. Payments on variable rate mortgage debt are generally due in monthly installments of principal and interest or interest only. As of December 31, 1997 the variable interest rate was 6.94% (LIBOR + 1%). As of December 31, 1996, variable interest rates ranged from 6.56% (LIBOR + 1%) to 7.83% (LIBOR + 2.25%). The weighted average variable interest rate was approximately 6.94% and 7.35% as of December 31, 1997 and 1996, respectively.

   Draw Facilities

   As stated in the respective loan agreements, the Company has the ability to draw additional proceeds on certain of its mortgages for operating deficits, capital and tenant improvements, and lease acquisition costs. As of December 31, 1997 and 1996, amounts available to draw under these mortgage notes were approximately $19.0 million and $92.6 million, respectively.

   Repayment Schedule

   Scheduled payments of principal on mortgage debt for each of the next five years and thereafter, as of December 31, 1997, are as follows:

(Dollars in thousands)
1998                                   $   83,792
1999                                       52,908
2000                                      151,236
2001                                      432,962
2002                                       69,584
Thereafter                              1,271,378
   Subtotal                             2,061,860
Net premium (net of accumulated
   amortization of $2.1 million)            1,157
                                       ----------
   Total                               $2,063,017
                                       ==========

   NOTE 8 -- LINES OF CREDIT                                                  67

   A $200 million line of credit (the "$200 Million Line") was obtained in October 1994 and canceled in September 1996. Interest was payable monthly based on the LIBOR + .625%. The $200 Million Line was secured by the capital commitments of certain investors and was used to finance acquisitions.

      A $275 million acquisition and term loan facility (the "$275 Million Line") was obtained in September 1996 with a maturity in September 1999 for the purpose of providing financing for acquisitions. Interest only was payable monthly with the interest based on various LIBOR options plus various spreads ranging from 1.375% to 1.625% or the prime rate. As of December 31, 1996, the Company had an outstanding balance under the $275 Million Line of approximately $127.1 million.

      In April 1997, the Company amended and restated the $275 Million Line to a $475 million unsecured revolving credit facility (the "$475 Million Line"). Under the $475 Million Line, the Company could draw amounts equal to the lesser of a) 65% or 50% of the purchase price of certain office buildings or parking facilities, respectively, or b) an amount based on net operating income for such property. The $475 Million Line had a maturity of October 21, 1997 but was terminated on July 15, 1997. Interest only was payable monthly with the interest based on various LIBOR options plus 1.625% or the prime rate. The Company chose the LIBOR option.

      On July 15, 1997, the Company obtained a $600 million credit facility (the "$600 Million Credit Facility") to be used for acquisitions and other general corporate purposes. Amounts were drawn on the $600 Million Credit Facility to repay the balance outstanding on the $475 Million Line which was terminated when the $600 Million Credit Facility was obtained. The $600 Million Credit Facility matures on July 15, 2000. The Company paid a commitment fee of approximately $1.0 million at the closing of the $600 Million Credit Facility. Prior to the Company obtaining an investment grade credit rating on its unsecured debt of BBB - or Baa3 or better from two or more credit rating agencies, the $600 Million Credit Facility initially bore interest at LIBOR plus 110 basis points, and required payment of a quarterly unused commitment fee between .15% and .25% of the unused portion of the $600 Million Credit Facility, depending on the average unfunded balance during the quarter. In November 1997, the $600 Million Credit Facility was amended and the interest rate was reduced to LIBOR plus 100 basis points. In December 1997, the Company received an investment grade credit rating on its senior unsecured debt from Moody's (Baa1), Duff & Phelps (BBB+) and Standard & Poor's (BBB). Per the terms of the $600 Million Credit Facility, these credit ratings resulted in the interest rate being reduced from LIBOR plus 100 basis points to LIBOR plus 60 basis points, and the unused commitment fee was replaced with a facility fee equal to .20% per annum. In addition, a competitive bid option, whereby the lenders participating in the $600 Million Credit Facility bid on the interest rate to be charged, became available for up to $250 million. As of December 31, 1997, the balance of the $600 Million Credit Facility was approximately $559 million.

      The Company assumed $533 million in unsecured debt in connection with the Beacon Merger. The Company repaid $95 million prior to December 31, 1997 and repaid the remaining balance in February 1998 with the proceeds from the $1.25 Billion Notes Offering, the $250 Million MOPPRS Offering and the $300 Million PIERS Offering as described in Note 25, at which time the lines were terminated.

   Term Loan Facility

      In October 1997, the Company obtained a $1.5 billion unsecured credit facility (the "$1.5 Billion Credit Facility"). The $1.5 Billion Credit Facility is available for the acquisition of properties and general corporate purposes. The $1.5 Billion Credit Facility carries an interest rate equal to LIBOR plus 100 basis points and may be increased or decreased upon receipt of an investment grade unsecured debt rating. As mentioned above, the Company received an investment grade rating in December 1997 resulting in a reduction in the interest rate to LIBOR plus 80 basis points. The $1.5 Billion Credit Facility matures July 1, 1998, and may be extended to October 1, 1998. The Company paid an underwriting fee on the $1.5 Billion Credit Facility at closing of approximately $4.9 million. In addition, an unused commitment fee is payable quarterly in arrears based upon the unused amount of the $1.5 Billion Credit Facility as follows: .15% per annum if the unused amount is between 0% to 33%; .20% per annum if the unused amount is more than 33% but less than 66%; .25% per annum if the unused amount is greater than 66%. In October 1997, the Company used approximately $236 million of proceeds from the $1.5 Billion Credit Facility to repay the majority of the variable rate property mortgage indebtedness outstanding as of September 30, 1997. The Company repaid $150 million on the $1.5 Billion Credit Facility with the proceeds from the $200 million private placement of Common Shares in October 1997. Under the terms of the $1.5 Billion Credit Facility agreement, any amounts repaid cannot be re-drawn. In addition, amounts were drawn from the $1.5 Billion Credit Facility for property acquisitions and general corporate purposes. As of December 31, 1997, the outstanding balance on the $1.5 Billion Credit Facility was approximately $1.044 billion. The amount available to draw under the $1.5 Billion Credit Facility was approximately $306 million as of December 31, 1997.

68 NOTE 9 -- UNSECURED NOTES
   On September 3, 1997, the Company completed a private debt offering of $180 million (the "$180 Million Notes Offering") with an unaffiliated party. The terms of the $180 Million Notes Offering consist of four tranches with maturities from seven to 10 years which were priced at an interest rate spread over the corresponding U.S. Treasury rate. The Company used the proceeds of the $180 Million Notes Offering to repay a portion of the $600 Million Credit Facility. In addition, in connection with the $180 Million Notes Offering, the Company terminated $150 million of hedge agreements at a cost of approximately $3.9 million (see Note 10). A summary of the terms of the $180 Million Notes Offering follows:


                                                         Stated    Effective
   Tranche                                    Amount       Rate      Rate(A)
   -------------------------------------------------------------------------
   7 Year Senior Notes due 2004         $ 30,000,000      7.24%        7.24%
   8 Year Senior Notes due 2005           50,000,000      7.36%        7.67%
   9 Year Senior Notes due 2006           50,000,000      7.44%        7.73%
   10 Year Senior Notes due 2007          50,000,000      7.42%        7.69%
                                        ------------      ----         ----
                                        $180,000,000      7.38%        7.62%
                                        ============      ====         ====

   (A)Includes the cost of the terminated interest rate protection agreements.


   NOTE 10 -- INTEREST RATE PROTECTION AGREEMENTS

   In order to limit the market risk associated with variable rate debt, the Company entered into several interest rate protection agreements. These agreements effectively convert floating rate debt to a fixed rate basis, as well as hedge anticipated financing transactions. A summary of the various interest rate hedge agreements as of December 31, 1997 is as follows: (1) On June 4, 1997, the Company entered into interest rate protection agreements with major U.S. financial institutions for $700 million of indebtedness. As a result of this agreement, the Company essentially "locked into" U.S. Treasury rates in effect as of June 4, 1997, for $700 million in indebtedness. In August 1997, the Company terminated $150 million of the $700 million of hedge agreements at a cost of approximately $3.9 million related to the $180 Million Notes Offering (see Note 9). The portion of the $180 Million Notes Offering protected by these agreements consisted of three tranches with maturities of eight, nine and ten years, respectively. The cost of the terminated hedge agreements is amortized to interest expense over the respective terms of each tranche. (2) On October 6, 1997, the Company entered into an additional $450 million of interest rate protection agreements based on the U.S. Treasury rates in effect at that date. The Company has terminated $700 million of hedge agreements in connection with the February 1998 notes offering (see Note 25) at a cost of approximately $32.6 million. The cost of these terminated hedge agreements will be amortized to interest expense over the terms of the respective notes offering. The Company terminated the remaining $300 million of hedge agreements in 1998 at a cost of approximately $7.4 million which will be reflected as an extraordinary loss. (3) Equity Office Predecessors entered into an interest rate swap agreement on October 1995, which effectively fixed the interest rate on a $93.6 million mortgage loan at 6.94% through the maturity of the loan on June 30, 2000.

      Equity Office Predecessors sold several interest rate protection agreements (aggregating $173 million of LIBOR-based agreements) in June 1997 at a cost of approximately $1.1 million.

   NOTE 11 -- MINORITY INTERESTS IN PARTIALLY OWNED PROPERTIES

   The following properties are controlled and partially owned by the Company but have partners with minority interests. The Company has included 100% of the financial condition and results of operations of these properties in the consolidated financial statements of the Company and the combined financial statements of Equity Office Predecessors. The equity interests of the unaffiliated partners are reflected as minority interests.


                                                    Company's Ownership as of
   Property                                                 December 31, 1997
   --------------------------------------------------------------------------
   CIGNA Center                                                        95%(1)
   Plaza at La Jolla Village                                        66.67%(1)
   San Felipe Plaza                                                    35%(2)
   Capitol Commons Garage                                              50%(3)
   Acorn Properties                                                    89%(4)

(1)The Company owns a controlling interest and is the managing general partner.

(2)The Company is the managing general partner and receives preferential allocations which result in the Company receiving 100% of the economic benefits. Prior to the IPO, an affiliate of the Company was the managing general partner.

(3)The Company owns a controlling interest and receives preferential allocations. The unaffiliated partner is entitled to receive 50% of the remaining cash flow after the Company receives its preferential allocations.

(4)The Company has an 89% managing general partner interest in 11 properties and receives preferential allocations which entitles it to 99% of the economic benefits. The Company has the option of purchasing the remaining interest in all 11 properties, exercisable for a designated period commencing three (3) years after the respective closing dates on the initial purchases, for additional consideration in the amount of approximately $2.1 million, all payable in Units valued at $28.775 per Unit.

   The Company purchased the unaffiliated joint ventures partners' 3% interest in First Union Center for approximately $775,000 in 1997. The Company now effectively owns 100% of First Union Center.

   NOTE 12 -- SHAREHOLDERS'/OWNERS' EQUITY AND MINORITY INTERESTS OF OPERATING PARTNERSHIP

   Common Shares and Units

   In addition to the Common Shares and Units issued in connection with the formation transactions described in Note 1 -- Business and Formation of Company, the Company also issued Common Shares and/or Units in connection with the following transactions:


   Transaction                                                                    Common Shares              Units
   ---------------------------------------------------------------------------------------------------------------
   Outstanding upon completion of the Consolidation and the IPO(see Note 1)        152,180,770          11,877,647
   Common Shares/Units issued in exchange for Properties(1)                          3,435,688           8,711,157
   Restricted Shares awarded to Officers(see Note 21)                                  298,000                  --
   Common Shares issued as Trustee compensation                                          5,055                  --
   Sale of Common Shares(2)                                                          9,685,034                  --
   Issuance of Common Shares for Beacon Merger (including 3,829,739 of
      Beacon options exercised)(see Note 4)                                         84,425,856           8,570,886
   Less Common Shares held as treasury stock(see Note 1)                              (502,740)                 --
                                                                                   -----------          ----------
      Total as of December 31, 1997                                                249,527,663          29,159,690
                                                                                   ===========          ==========


   (1)In September 1997, the Company purchased two Office Properties and a Parking Facility from an unaffiliated third party located in New Orleans, Louisiana for a purchase price of approximately $140 million. Of this amount, the Company issued 1,692,546 Units at a price of $29 per Unit for a total of approximately $49.1 million.

         In October 1997, the Company purchased four Office Properties from an unaffiliated party located in Houston, Texas, Dallas, Texas and Philadelphia, Pennsylvania for a purchase price of $289 million. Of this amount, the Company issued 2,900,000 Units at a price of $24.50 per Unit for a total of approximately $71.1 million.

         In October 1997, the Company purchased from an unaffiliated party an interest in nine Office Properties located in suburban Philadelphia for a purchase price of approximately $127.5 million. Of this amount, the Company issued 499,977 Units at a price of $28.775 per Unit for a total of approximately $14.4 million. In November 1997, two additional properties were purchased from the same party for a purchase price of approximately $17.2 million. Of this amount, the Company issued 124,348 Units at a price of $28.775 per Unit for a total of approximately $3.6 million.

         Also, in October 1997, the Company purchased an Office Property from an unaffiliated party located in Washington, D.C. for a purchase price of approximately $81.7 million. Of this amount, the Company issued 741,159 Units at a price of $32.975 per Unit for a total of approximately $24.4 million.

         In December 1997, the Company purchased 10 Office Properties from an unaffiliated party located in Seattle and Bellevue, Washington, Portland, Oregon and Anchorage, Alaska for a purchase price of $640 million. Of this amount, the Company issued 2,615,700 Units at a price of $29.11 per Unit for a total of approximately $76.1 million. Furthermore, the Company issued 3,435,688 Common Shares at a price of $29.11 per Common Share for a total of approximately $100 million. In addition, the Company acquired a non-controlling interest in the management company of the seller for approximately $20 million. Of this amount, the Company issued 137,427 Units at a price of $29.11 per Unit for a total of approximately $4.0 million.

   (2)In October 1997, the Company completed two private placements for a total of 9,685,034 restricted Common Shares for a total value of approximately $273.9 million.

   Ownership of Operating Partnership

   The Company's ownership interest in the Operating Partnership as of December 31, 1997 was approximately 89.5%.

   Warrants

   In connection with the December 1997 purchase of 10 office properties, the Company issued warrants that expire in December 2002 to purchase an aggregate of 5,000,000 Common Shares at an exercise price of $39.375 per Common Share. The warrants were valued at $3 per warrant utilizing the Black-Scholes valuation model at the time of issuance and are reflected as a component of additional paid in capital.

70

   Preferred Shares

   On December 19, 1997, the Company issued 8,000,000 8.98% Series A Cumulative Redeemable Preferred Shares, liquidation preference of $25.00 per share in connection with the Beacon Merger (see Note 4). Holders of the shares are entitled to receive, when and as authorized by the Company, cumulative preferential cash distributions at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per share). Such distributions are cumulative from December 19, 1997 and are payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year. Holders of the shares have no other voting rights except as provided by law and have no preemptive rights. The shares are not convertible, redeemable or entitled to the benefit of any sinking fund. On and after June 15, 2002, the Company, at its option and upon not less than 30 nor more the 60 days' written notice, may redeem the shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption.

   Dividends/Distributions

   On September 26, 1997, the Company declared a dividend/distribution of $0.26 per Common Share/Unit outstanding representing a pro rata dividend/distribution since the closing of the IPO on July 11, 1997, based upon a full quarterly dividend/distribution of $0.30 per Common Share/Unit and an annual dividend/distribution of $1.20 per Common Share/Unit, totaling approximately $43.0 million. The dividend/distribution was paid on October 9, 1997 to shareholders and unitholders of record on September 29, 1997.

      On November 14, 1997, the Company declared a dividend/distribution of $0.30 per Common Share/Unit outstanding, totaling approximately $53.8 million. The dividend/distribution was paid on December 19, 1997 to the common shareholders/unitholders of record at the close of business on December 10, 1997. For federal income tax purposes, 19.03% (unaudited) of the dividends paid in 1997 represented a non-taxable return of capital and the remaining 80.97% (unaudited) represented ordinary income.

   Equity Office Predecessors Capital Contributions/Distributions

   As of July 10, 1997, the capital partners of Equity Office Predecessors previously committed to contribute approximately $2.114 billion, of which approximately $2.031 billion had been cumulatively contributed by capital partners and approximately $83 million of the commitment had been canceled.

      As of July 10, 1997, the Equity Office Predecessors had cumulatively distributed approximately $305.9 million to their capital partners.

      As of December 31, 1996, the net book value of the 14 apartment buildings and two shopping centers owned by the ZML Funds (the "Non-Office Properties"), which were not included in the Equity Office Predecessors combined financial statements, was approximately $285.9 million. All cash deficits incurred by the Non-Office Properties were reflected as distributions and all excess cash flow generated by the Non-Office Properties, including net proceeds from the sale of these properties, are reflected as contributions to Equity Office Predecessors. The net contributions for the period January 1, 1997 through July 10, 1997 and the years ended December 31, 1996 and 1995 related to the Non-Office Properties were approximately $98.7 million, $98.8 million and $0.9 million, respectively.

      During 1997, 13 Non-Office Properties were sold to an affiliated party and two Non-Office Properties were sold to unaffiliated parties which generated net proceeds of approximately $100.7 million which is included in the $98.7 million net contributions from the Non-Office Properties for the period from January 1, 1997 to July 10, 1997. The ZML Fund I distributed its interest in the remaining Non-Office Property to its capital partners prior to the Consolidation.

      During 1996, two Non-Office Properties were sold to unaffiliated parties which generated net proceeds of approximately $96.7 million which was included in the $98.8 million net contributions from Non-Office Properties for the year ended December 31, 1996.

   NOTE 13 -- FUTURE MINIMUM RENTS                                            71

   Future minimum rental receipts due on noncancelable operating leases at the Office Properties and Parking Facilities as of December 31, 1997 were as follows:

   (Dollars in thousands)
   1998                            $1,049,857
   1999                               990,423
   2000                               865,410
   2001                               731,171
   2002                               587,791
   Thereafter                       1,982,691
                                   ----------
                                   $6,207,343
                                   ==========


      The Company is subject to the usual business risks associated with the collection of the above scheduled rents. The future minimum rents from the Company's investment in unconsolidated joint ventures which are accounted for utilizing the equity method, have not been included in the above schedule.

   NOTE 14 -- FUTURE MINIMUM LEASE PAYMENTS
   As of December 31, 1997, the Company's ownership of 13 Office Properties and one of its Parking Facilities are subject to ground leases. Certain of these leases are subject to rental increases based upon the appraised value of the property at specified dates or certain financial calculations of the respective property. As disclosed in Note 19, the Company leases its office space from an affiliate. In addition, the Company has assumed lease obligations of certain tenants at their former locations. Future minimum lease obligations under these noncancelable leases, net of sublease rental income, as of December 31, 1997 were as follows:

   (Dollars in thousands)
   1998             $  6,099
   1999                5,481
   2000                5,531
   2001                5,567
   2002                4,604
   Thereafter        456,289
                    --------
                    $483,571
                    ========


      Rental expense for the years ended December 31, 1997, 1996 and 1995, was approximately $7.2 million, $4.5 million and $2.4 million, respectively.

   NOTE 15 -- EXTRAORDINARY ITEMS AND PROVISIONS FOR VALUE IMPAIRMENT
   As reflected in the consolidated statement of operations for the period from July 11, 1997 through December 31, 1997, and the combined statement of operations for the period from January 1, 1997 through July 10, 1997, the Company and Equity Office Predecessors reported an extraordinary loss of approximately $16.4 million and $0.3 million, respectively, related to pre-payment penalties on debt retired prior to maturity during the respective periods with net proceeds from the IPO and available cash reserves.

      As reflected in the combined statement of operations for the year ended December 31, 1995, Equity Office Predecessors reported an extraordinary gain of approximately $31.3 million on the repurchase of debt, which is net of the $20.0 million minority partners' share, and a provision for value impairment of approximately $20.2 million related to Equity Office Predecessors' investment in San Felipe Plaza Ltd.

   BP TOWER
   Cleveland, Ohio
   [BUILDING PHOTO]

72

   NOTE 16 -- EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per Common Share:


                                                                                  For the period from
                                                                                July 11, 1997 through
   (Dollars in thousands, except share data)                                        December 31, 1997
   NUMERATOR:
      Net income available to Common Shares before extraordinary items
         and gain on sales of real estate                                          $  87,303,000
      Gain on sales of real estate                                                       126,000
      Extraordinary items                                                            (16,366,000)
                                                                                   -------------
      Numerator for basic earnings per share -- income available
         to Common Shares                                                             71,063,000
      Minority interest in Operating Partnership                                       7,010,000
      Numerator for diluted earnings per share -- income available
         to Common Shares                                                          $  78,073,000
                                                                                   =============

   DENOMINATOR:
      Denominator for basic earnings per share -- weighted average Common
         Shares                                                                      162,591,477
                                                                                   -------------
      Effect of dilutive securities:
         Conversion of Units to Common Shares                                         16,056,085
         Stock options                                                                 1,366,465
                                                                                   -------------
      Dilutive potential Common Shares                                                17,422,550
      Denominator for diluted earnings per share -- adjusted
         weighted average shares and assumed conversions                             180,014,027
                                                                                   =============

   BASIC EARNINGS AVAILABLE TO COMMON SHARES PER
   WEIGHTED AVERAGE COMMON SHARE:
      Net income before extraordinary items and gain on sales of real estate       $         .54
      Gain on sales of real estate                                                            --
      Extraordinary items                                                                   (.10)
                                                                                   -------------
      Net income per Common Share                                                  $         .44
                                                                                   =============

   DILUTED EARNINGS AVAILABLE TO COMMON SHARES PER
   WEIGHTED AVERAGE COMMON SHARE:
      Net income before extraordinary items and gain on sales of real estate       $         .52
      Gain on sales of real estate                                                            --
      Extraordinary items                                                                   (.09)
                                                                                   -------------
      Net income per Common Share                                                  $         .43
                                                                                   =============

   For additional disclosures regarding the employee stock options and the restricted shares see Note 21.


   Options to purchase 726,500 Common Shares at a weighted average exercise price of $32.93 per Common Share and warrants to purchase 5,000,000 Common Shares at an exercise price of $39.375 per Common Share were outstanding during 1997 but were not included in the computation of diluted earnings per share because the respective exercise prices were greater than the average market price of the Common Shares and, therefore, the effect would be antidilutive.

      On February 13, 1998, the Company issued 6,000,000 Preferred Income Equity Redeemable Shares ("PIERS") and the net proceeds of $290.3 million were used to repay debt (see Note 25). The PIERS are convertible at any time, at the option of the holder, unless previously redeemed, into Common Shares at a conversion price of $35.70 per Common Share. In addition, on February 17, 1998, the Company issued 2 million Options at an exercise price of $29.50 per Common Share under the Employee Plan.

   NOTE 17 -- PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
   The pro forma data presented below is included to illustrate the effect on the Company's operations as a result of the transactions described below.

      The pro forma condensed combined statement of operations for the year ended December 31, 1997 reflects the following transactions as if they had occurred on January 1, 1997: (a) the acquisition of 46 Office Properties and seven Parking Facilities, including an interest in four parking facilities, acquired between January 1, 1997 and December 17, 1997, and the disposition of two Office Properties; (b) the $180 Million Notes Offering; (c) the Consolidation and the

   IPO, and the decrease in interest expense resulting from the use of the net proceeds for the repayment of mortgage debt; (d) the net change in interest expense from draws on the various credit facilities (see Note 8) used to refinance existing mortgage debt; (e) interest income from an interest in a mortgage note; (f) the Beacon Merger (see Note 4); (g) the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering (see Note 25); (h) the $300 Million PIERS Offering (see Note 25); and (i) the financing of certain properties.

      The pro forma condensed combined statement of operations for the year ended December 31, 1996 reflects the following transactions as if they had occurred on January 1, 1996: (a) the acquisition of 57 Office Properties and 14 Parking Facilities, including an interest in four Parking Facilities, acquired between January 1, 1996 and December 17, 1997, and the disposition of two Office Properties; (b) the $180 Million Notes Offering; (c) the Consolidation and the IPO, and the decrease in interest expense resulting from the use of the net proceeds for the repayment of mortgage debt; (d) the net change in interest expense from draws on the various credit facilities (see Note 8) used to refinance existing mortgage debt; (e) interest income from an interest in a mortgage note; (f) the Beacon Merger (see Note 4); (g) the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering (see
   Note 25); (g) the $300 Million PIERS Offering (see Note 25); and (h) the financing of certain properties.

      The accompanying pro forma combined statements of operations have been prepared by management of the Company and do not purport to be indicative of the results which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future.


                                                                         For the years ended December 31,
                                                                         --------------------------------
   (Dollars in thousands, except share data)                                    1997                 1996
   ------------------------------------------------------------------------------------------------------
   REVENUES:
      Rental                                                           $   1,126,729        $   1,023,596
      Tenant reimbursements                                                  201,678              170,096
      Parking                                                                 63,707               60,209
      Other                                                                   27,648               43,526
      Fees from noncombined affiliates                                         8,210                8,125
      Interest                                                                23,140               21,143
                                                                       -------------        -------------
         Total revenues                                                    1,451,112            1,326,695
                                                                       -------------        -------------

   EXPENSES:
      Property operating                                                     516,555              484,882
      Interest                                                               274,940              269,998
      Depreciation                                                           252,631              251,723
      Amortization                                                            12,214                8,782
      General and administrative                                              56,966               32,644
                                                                       -------------        -------------
         Total expenses                                                    1,113,306            1,048,029
                                                                       -------------        -------------
   Income before allocation to minority interests, income from investment in unconsolidated joint ventures, gain on sales
      of real estate and extraordinary items                                 337,806              278,666

   DISCONTINUED OPERATIONS:
      Loss from operations -- Construction Company                            (2,263)              (2,609)
      Loss on sale -- Construction Company                                        --                 (249)

   MINORITY INTERESTS:
      Operating Partnership                                                  (30,939)             (28,333)
      Partially owned properties                                              (1,757)              (2,142)
   Income from investment in unconsolidated joint ventures                    12,920                9,850
   Gain on sales of real estate                                                   --               21,843
   Preferred dividends                                                       (33,710)             (33,710)
                                                                       -------------        -------------
   Income before extraordinary items                                         282,057              243,316
   Extraordinary items                                                       (16,365)                  --
                                                                       -------------        -------------
   Net income                                                          $     265,692        $     243,316
                                                                       =============        =============
   Basic earnings per weighted average Common Share                    $        1.06        $         .98
                                                                       =============        =============
   Weighted average Common Shares outstanding -- Basic                   249,527,663          249,527,663
                                                                       =============        =============
   Diluted earnings per weighted average Common Share                  $        1.05        $         .96
                                                                       =============        =============
   Weighted average Common Shares outstanding -- Diluted                 282,872,353          282,872,353
                                                                       =============        =============

   WESTBROOK CORPORATE CENTER
   Westchester, Illinois
   [BUILDING PHOTO]

74
   NOTE 18 -- QUARTERLY DATA (UNAUDITED)

   The quarterly data is as follows:

                                                                   4Q                 3Q                 2Q                 1Q
   (Dollars in thousands, except share data)                    12/31/97         9/30/97(A)            6/30/97            3/31/97
   ------------------------------------------------------------------------------------------------------------------------------
   Total revenues                                           $    248,400       $    183,886       $    165,219       $    154,567
                                                            ============       ============       ============       ============
   Income before allocation to minority interests           $     46,704       $     45,736       $     23,331       $     24,910
                                                            ============       ============       ============       ============
   Net income                                               $     40,208       $     31,290       $     30,853       $     30,769
                                                            ============       ============       ============       ============
   Net income available to Common Shares                    $     39,559       $     31,290       $     30,853       $     30,769
                                                            ============       ============       ============       ============
   Weighted average Common Shares
      outstanding                                            172,307,010        151,691,121                 --                 --
                                                            ============       ============       ============       ============
   Basic earnings per weighted average
      Common Shares                                         $       0.23       $       0.21       $         --       $         --
                                                            ============       ============       ============       ============
   Diluted earnings per weighted average
      Common Shares                                         $       0.22       $       0.21       $         --       $         --
                                                            ============       ============       ============       ============




                                                               4Q             3Q             2Q             1Q
   (Dollars in thousands)                                   12/31/96        9/30/96        6/30/96        3/31/96
   --------------------------------------------------------------------------------------------------------------
   Total revenues                                           $154,887       $126,117       $116,970       $110,150
                                                            ========       ========       ========       ========
   Income before allocation to minority interests           $ 29,688       $ 11,015       $ 14,543       $ 12,834
                                                            ========       ========       ========       ========
   Net income                                               $ 30,383       $ 11,024       $ 14,040       $ 17,978
                                                            ========       ========       ========       ========

   (A)This column includes the operations of Equity Office Predecessors from July 1, 1997 through July 10, 1997 and the operations of the Company from July 11, 1997 through September 30, 1997. The earnings per share disclosures pertain only to the operations of the Company from July 11, 1997 through September 30, 1997.


   NOTE 19 -- RELATED PARTY TRANSACTIONS

   Affiliates provide various services to the Company. Fees and reimbursements paid by the Company to affiliates for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                                                                    Paid                Payable as of
                                                                years ended December 31,                 December 31,
                                                      -----------------------------------       ---------------------
   (Dollars in thousands)                                1997          1996          1995          1997          1996
   ------------------------------------------------------------------------------------------------------------------
   Acquisition fees(A)                                $   777       $ 3,068       $ 1,097       $    --       $   587
   Accounting and tax related services                     68           797           554            --            61
   Legal fees and expenses(B)                           3,006         3,481         3,230           550         1,295
   Office rent(C)                                       1,068           777           668            79            --
   Disposition fees                                        --           124            --            --            --
   Development fees(D)                                    434           702           438            --            --
   Reimbursement of property insurance premiums         6,790         5,032         3,735            32            --
   Organizational and offering expenses(E)                106           778           180            --           106
   Administrative services(F)                             473           822           609            71            20
   Consulting                                             832           274           410             1             5
                                                      -------       -------       -------       -------       -------
                                                      $13,554       $15,855       $10,921       $   733       $ 2,074
                                                      =======       =======       =======       =======       =======

   (A)Represents amounts paid by Equity Office Predecessors to Merrill Lynch, a limited partner of the general partner of the ZML Funds.

   (B)Represents amounts primarily paid to Rosenberg & Liebentritt, P.C., a law firm, for legal fees and expenses in connection with acquisition, corporate and leasing activity. A trustee of the Company was a principal of this law firm until September 1, 1997 and is now of counsel.

   (C)The Company leases its corporate office space from an affiliate of the Equity Group.

   (D)The renovation project at the 28 State Street Office Building was being managed by an affiliate of the Equity Group. In consideration for their services, the development managers were paid fees which management believes are equal to or less than market for such services.

   (E)Affiliates of the Equity Group were reimbursed for reasonable costs incurred in connection with the organization and the offering of units in the ZML Funds, including legal and accounting fees and expenses, printing costs and filing fees.

   (F)Administrative services include fees paid to EGI for centralized services such as payroll processing, employee benefits, telecommunications, publications and consulting services such as economic and demographics research for possible acquisitions.


   An affiliate of the Equity Group has an indirect minority interest in Standard Parking Limited Partnership ("SPLP") which manages the parking operations at certain Properties that are owned by the Company. Management believes amounts paid to SPLP are equal to market for such services.

   Amounts received and due from affiliates                                   75

   Affiliates of the Company lease space in certain of the Office Properties owned by the Company. The provisions of the leases are consistent with terms of unaffiliated tenants' leases. Total rents and other amounts paid by affiliates under the terms of their respective leases were approximately $3.0 million and $3.5 million for the years ended December 31, 1997 and 1996, respectively.

      The Company provides asset and property management services to certain noncombined office and garage properties owned by affiliates of the Equity Group. Amounts due for these services as of December 31, 1997 and 1996 were approximately $0.2 million and $0.8 million, respectively.

      The Company entered into various lease agreements with SPLP whereby SPLP leased certain of the Company's stand-alone Parking Facilities. Certain of these lease agreements provide SPLP with annual successive options to extend the term of the lease through various dates. The rent paid in the years ended December 31, 1997 and 1996 under these lease agreements was approximately $11.0 million and $3.2 million, respectively. In addition, the Company may receive additional rent based upon actual gross revenues generated by these Parking Facilities. In accordance with certain of these leases, the Company may be obligated to make an early termination payment if agreement is not reached as to rent amounts to be paid.

   NOTE 20 -- NON-CASH INVESTING AND FINANCING ACTIVITIES

   Additional supplemental disclosures of non-cash investing and financing activities are as follows:


                                                      Equity Office Properties Trust
                                                                 for the period from
                                                               July 11, 1997 through
   (Dollars in thousands)                                          December 31, 1997
------------------------------------------------------------------------------------

   Mortgage loans and lines of credit assumed through Beacon Merger       $1,160,451
                                                                          ==========
   Net liabilities assumed through Beacon Merger                          $   72,034
                                                                          ==========
   Common Shares and Units issued through Beacon Merger
      (assuming exercise of 4,732,822 Options)                            $2,853,266
                                                                          ==========
   8.98% Series A Cumulative Redeemable Preferred Shares
      issued through Beacon Merger                                        $  200,000
                                                                          ==========
   Common Shares and Units issued through property acquisitions
      (including warrants valued at $15.0 million)                        $  357,672
                                                                          ==========
   Mortgage loans assumed through property acquisitions                   $  263,048
                                                                          ==========
   Mortgage loans and line of credit assumed in the Consolidation         $2,196,708
                                                                          ==========
   Net liabilities assumed in the Consolidation                           $   62,706
                                                                          ==========
   Common Shares and Units issued in the Consolidation                    $2,830,918
                                                                          ==========


   In addition, Equity Office Predecessors assumed mortgage loans through property acquisitions of approximately $92.1 million and $265.8 million for the years ended December 31, 1996 and 1995, respectively.

   NOTE 21 -- SHARE OPTION PLAN AND RESTRICTED SHARE PLAN

   In July 1997, the Company adopted the 1997 Share Option and Share Award Plan (the "Employee Plan"). The purpose of the Employee Plan is to attract and retain highly qualified executive officers, trustees, employees and consultants. Through the Employee Plan, certain officers, trustees, key employees and consultants of the Company were offered the opportunity to acquire Common Shares pursuant to grants of options to purchase Common Shares ("Options"), and to receive dividend equivalent rights with respect to Common Shares ("Dividend Equivalents") and to receive Restricted Shares. The Compensation Committee determines the vesting schedule, if any, of each Option and the term, which term shall not exceed 10 years from the date of grant. As to the Options that have been granted through December 31, 1997, generally, one-third are exercisable one year after the initial grant, one-third are exercisable two years following the date such Options were granted and the remaining one-third are exercisable three years following the date such Options were granted. With respect to the Restricted Shares granted through December 31, 1997, generally, one-half vest three years after the initial grant, one-fourth vest four years following the date such Restricted Shares were granted and the remaining one-fourth vest five years following the date such Restricted Shares were granted. The Common Shares subject to Options under the Employee Plan were limited to 11,121,786. In connection with the establishment of the Employee Plan, the Company granted Options to purchase Common Shares to certain officers, trustees, employees and consultants of the Company at the IPO price. In addition, the Employee Plan permits the Company to issue Restricted Common Shares to executive or other key employees upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion.

76


      The exercise price for all Options under the Employee Plan shall not be less than the fair market value of the underlying Common Shares at the time the Option is granted. The Share Option Plan will terminate at such time as no further Common Shares are available for issuance upon the exercise of Options and all outstanding Options have expired or been exercised. The Board of Trustees may at any time amend or terminate the Employee Plan, but termination will not affect Options previously granted. Any Options which had vested prior to such termination would remain exercisable by the holder thereof.

      The Employee Plan is administered by the Compensation Committee which is appointed by the Board of Trustees. The Compensation Committee determines those officers, key employees and consultants to whom, and the time or times at which, grants of Options will be made. The Compensation Committee interprets the Employee Plan, adopts rules relating thereto and determines the terms and provisions of Options.

      The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") in the computation of compensation expense. Under APB No. 25's intrinsic value method, compensation expense is determined by computing the excess of the market price of the shares over the exercise price on the measurement date. For the Company's Options, the intrinsic value on the measurement date (or grant date) is zero, and no compensation expense is recognized. Financial Accounting Standards Board No. 123 ("FASB No. 123") requires the Company to disclose pro forma net income and income per share as if a fair value based accounting method had been used in the computation of compensation expense. The fair value of the Options computed under FASB No. 123 would be recognized over the vesting period of the Options. The fair value for the Company's Options granted in 1997 was estimated at the time the Options were granted using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.59%; dividend yields of 4%; volatility factors of the expected market price of the Company's Common Shares of .24; and a weighted average expected life of the Options and the Restricted Shares of five years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's Options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its Options.

      For purposes of pro forma disclosures, the estimated fair value of the Options is amortized to expense over the Options' vesting period. The following is the unaudited pro forma information for the period from July 11, 1997 through December 31, 1997:


                                       For the period from July 11, 1997
   (Dollars in thousands)                      through December 31, 1997
   ---------------------------------------------------------------------
   Pro forma net income before extraordinary items       $ 85,654
   Extraordinary items                                   $(16,240)
                                                         --------
   Pro forma net income available to Common Shares       $ 69,414
                                                         ========



                                                       Basic         Diluted
                                                earnings per    earnings per
                                                Common Share    Common Share
   -------------------------------------------------------------------------
   Pro forma income before extraordinary items       $.53            $.51
   Extraordinary items                              $(.10)          $(.09)
                                                     ----            ----
   Pro forma net income                              $.43            $.42
                                                     ====            ====


   As of December 31, 1997, there were no Options issued under the Employee Plan that were exercisable or Restricted Shares that were vested. Exercise prices for the 4,911,500 Options outstanding as of December 31, 1997 ranged from $21.00 to $33.00, with a weighted average exercise price of $22.80. Expiration dates ranged from July 11, 2007 to December 19, 2007. The remaining weighted average contractual life of Options was 9.65 years. The weighted average grant date fair value of Options granted during 1997 was $4.44. In addition, there were 298,000 Restricted Shares issued during 1997.

   NOTE 22 -- EMPLOYEE SHARE PURCHASE PLAN

   In July 1997, the Company adopted its 1997 Non-Qualified Employee Share Purchase Plan (the "Purchase Plan") for the purpose of attracting highly qualified executive officers, trustees and employees. The Company has reserved 2 million Common Shares (subject to adjustment for share splits, share distributions, recapitalizations, or other corporate restructurings) for issuance pursuant to the Purchase Plan.

      The Purchase Plan is administered by the Compensation Committee and allows eligible employees and trustees to acquire an interest in the Company through the purchase of Common Shares from the Company at a price equal to 85% of the lesser of (i) the closing price of the Common Shares on the New York Stock Exchange ("NYSE") on the day prior to the purchase or (ii) the average closing price of Common Shares on the NYSE for the six-month period prior to the purchase.

      Common Shares will be offered under the Purchase Plan in semi-annual offering periods. No such Common Shares were offered as of December 31, 1997. Eligible employees and trustees who elect to participate in the Purchase Plan will be able to use funds accumulated through cash contributions or payroll deductions to purchase Common Shares at a price less than the fair market value of the Common Shares on the date of purchase.

   NOTE 23 -- 401(k) PLAN

   The Company has established the Equity Office Properties Trust Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate (including the Operating Partnership).

      The 401(k) Plan permits eligible employees of the Company to defer up to 16% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees' elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. The Company matches dollar for dollar employee contributions to the 401(k) Plan up to 4% of the employee's annual salary. In addition, the Company may elect to make a discretionary profit sharing contribution.

   NOTE 24 -- COMMITMENTS AND CONTINGENCIES

   Concentration of Credit Risk

   The Company maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceeds FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of the Company believes that the risk is not significant. In addition, the Company has entered into certain interest rate protection agreements (see Note 10) and believes it has limited exposure to the extent of non-performance by the swap counterparties since each counterparty is a major U.S. financial institution, and management does not anticipate their non-performance.

   Environmental

   The Company, as an owner of real estate, is subject to various environmental laws of federal and local governments. Compliance by the Company with existing laws has not had a material adverse effect on the Company's financial condition and results of operations, and management does not believe it will have such an impact in the future. However, the Company cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

   Litigation

   The Company has become a party to various legal actions resulting from the operational activities transferred to the Operating Partnership in connection with the Consolidation and the Beacon Merger. These actions are incidental to the transferred business and management does not believe that these actions will have a material adverse effect on the Company.

      The Company is involved in continuing discussions with its joint venture partner in One Post Office Square and Rowes Wharf, which was acquired in connection with the Beacon Merger, with respect to the Company's control over property management of such Properties. Such joint venture partner did not consent to the transfer to the Company of Beacon's joint venture interest in these Properties. Although the Company believes that such consent was not required, unless the Company is able to reach an agreement with respect to day-to-day management of such Properties, it is possible that the joint venture partner could challenge the transfer of such Properties in the Beacon Merger, or seek to trigger the buy-sell remedy found in the joint venture documents.

      Except as described above, management of the Company does not believe there is any litigation threatened against the Company other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance, and none of which is expected to have a material adverse effect on the consolidated and combined financial statements of the Company.

   Intercontinental Center
   Houston, Texas
     [Building Photo]

78 Geographical Risk
   The Company carries earthquake insurance on all of the Properties, including those located in California, subject to coverage limitations which the Company believes are commercially reasonable. In light of the California earthquake risk, California building codes since the early 1970s have established construction standards for all new buildings. The current and strictest construction standards were adopted in 1987. Of the 43 Properties located in California, 12 have been built since January 1, 1988 and the Company believes that all of the Properties were constructed in full compliance with the applicable standards existing at the time of construction. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

   NOTE 25 -- SUBSEQUENT EVENTS

   The following significant transactions relating to the Company occurred during the period from January 1, 1998 to March 18, 1998:

   1) In January 1998, the Company acquired BP Garage, located in Cleveland, Ohio, from an unaffiliated third party for a purchase price of approximately $10.2 million in cash.

   2) In February 1998, the Company completed the private placement of 6,000,000 of its 5.25% Equity Redeemable Shares (PIERS), $50 liquidation per share. This offering generated net proceeds of approximately $290.3 million after offering costs of $9.7 million and was priced with a 20% conversion premium. The PIERS are convertible at any time by the holder into Common Shares at a conversion price of $35.70 per Common Share, equivalent to a conversion ratio of 1.40056 Common Shares for each PIERS. Proceeds from this sale have been used to pay down borrowings under the Company's credit facilities. The PIERS are non-callable for five years with a mandatory call in year 10. The annual dividend of $2.625 per PIERS will be paid quarterly.

   3) In February 1998, the Company completed the private placement of $1.25 billion of senior unsecured notes (the "$1.25 Billion Notes Offering"). The notes consist of four tranches with maturities of five to 20 years which were priced at an interest rate spread over the corresponding Treasury rate.

         Additionally, the Company privately placed $250 million of 6.376% MandatOry Par Put Remarketed Securities ("$250 Million MOPPRS Offering") due February 15, 2012, which are subject to mandatory tender on February 15, 2002. The MOPPRS are senior unsecured obligations of the Company.

         The proceeds to the Company from the issuance of the $1.25 Billion Notes Offering and $250 Million MOPPRS Offering, net of offering costs, were approximately $1.49 billion. The Company has terminated $700 million of hedge agreements in connection with the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering at a cost of approximately $32.6 million which will be amortized as an adjustment to interest expense. The Company terminated the remaining $300 million of hedge agreements at a cost of approximately $7.4 million in connection with the PIERS which will be reflected as an extraordinary loss in 1998 (see Note 10). The weighted average interest cost of the notes and MOPPRS, including the amortization of the offering and transaction costs and the costs incurred in connection with the termination of hedge agreements is approximately 6.97%.

         A summary of the terms of the $1.25 Billion Notes Offering and $250 Million MOPPRS Offering are as follows:


                                                     Stated     Effective
   Tranche                           Amount           Rate       Rate(A)
   4 Year MOPPRS due 2002       $  250,000,000        6.38%       6.42%
   5 Year Notes due 2003           300,000,000        6.38%       6.77%
   7 Year Notes due 2005           400,000,000        6.63%       7.06%
   10 Year Notes due 2008          300,000,000        6.75%       7.03%
   20 Year Notes due 2018          250,000,000        7.25%       7.56%
                                --------------        ----        ----
                                $1,500,000,000        6.66%       6.97%
                                ==============        ====        ====

      (A)Includes the cost of the terminated interest rate protection agreements and offering and transaction costs.


      On March 5, 1998, the Company filed a registration statement relating to a registered offer to exchange the $180 Million Notes Offering, the $1.25 Billion Notes Offering and the $250 Million MOPPRS Offering for registered securities of the Company with terms identical in all material respects to the terms of the existing notes.

   4) In February 1998, the Company entered into a contract to purchase the Rand Tower Garage in Minneapolis, Minnesota, upon completion of the parking structure. The purchase price for Rand Tower Garage, which is comprised of 589 parking spaces in Minneapolis' Central Business District, will be approximately $19 million. Although the project is slated for completion in January 1999, this transaction is contingent upon certain terms and conditions as set forth in the purchase agreement. There can be no assurance that this transaction will be consummated as described above.

   5) In February 1998, the Company issued 2 million Options at an exercise price of $29.50 per Common Share under the Employee Plan.

   6) In February 1998, the Company obtained financing of $60 million collateralized by the St. Louis Parking Garages. The Company has a 50% ownership interest in this Parking Facility and, accordingly, received $30 million of the financing proceeds. This loan has a 6.85% fixed interest rate and a six year term.

   7) In March 1998, the Company's Board of Trustees declared a first quarter dividend for the 8.98% Series A Cumulative Redeemable Preferred Shares. A dividend of $0.56125 per share will be paid on March 15, 1998 to shareholders of record as of March 9, 1998. In addition, the Company's Board of Trustees declared a first quarter dividend/distribution in the amount of $0.32 per Common Share/Unit payable on April 10, 1998, to the common shareholders/unit holders of record at the close of business on March 31, 1998.

   8) In March 1998, the Company's Board of Trustees approved the purchase of Prominence in Buckhead, an office building development in Atlanta, Georgia. The property, which will consist of a 430,000 square foot building and 1,350 parking spaces, will be acquired upon its completion in mid 1999. The purchase will also include an 11.88-acre site that may be used to develop Phase II to Prominence. The purchase price for the described assets will be approximately $70 million. This transaction is contingent upon certain terms and conditions as set forth in the purchase agreement. There can be no assurance that this transaction will be consummated as described above.

   9) In March 1998, the Company purchased from an unaffiliated party 100 Summer Street, which consists of approximately 1.0 million total square feet and is located in Boston, Massachusetts. The purchase price was approximately $222 million in cash.


      161 North Clark
      Chicago, Illinois
      [Building Photo]

80   EQUITY OFFICE PROPERTIES TRUST CORPORATE DATA



BOARD OF TRUSTEES
Samuel Zell
Chairman of the Board,
Equity Office Properties Trust
Chairman of the Board, Equity
Group Investments, Inc.

TIMOTHY H. CALLAHAN
President and Chief Executive Officer,
Equity Office Properties Trust

THOMAS E. DOBROWSKI
Managing Director, Real Estate
and Alternative Investments,
General Motors Investment
Management Corporation

WILLIAM M. GOODYEAR
Chairman,
Bank of America, Illinois

JAMES D. HARPER, JR.
President,
JDH Realty
Co-Managing Partner,
AH Development, S.E.
Co-Managing Partner,
AH HA Investments, S.E.

PETER D. LINNEMAN
Professor of Real Estate, Finance, and Public
Policy and Management, Wharton School,
University of Pennsylvania

DAVID K. MCKOWN
Group Executive, Diversified Finance
and Real Estate Operating Partnership,
BankBoston

JERRY M. REINSDORF
Chairman,
Chicago White Sox, Chicago Bulls

SHELI Z. ROSENBERG
President and Chief Executive Officer,
Equity Group Investments, Inc.

H. JON RUNSTAD
Chairman, Chief Executive Officer,
Wright Runstad & Company

EDWIN N. SIDMAN
President,
The Beacon Companies


TRANSFER AGENT
To keep securities information up-to-date and to ensure that holders of Equity Office Properties Trust securities receive financial information as soon possible after mailing, please advise the transfer agent of your new address or change of name. Write to them directly at the following address:

BANK OF BOSTON
c/o Boston EquiServe L.P.
P.O. Box 8040
Boston, MA 02266-8040
781-575-3400

CORPORATE OFFICE
Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606
312-466-3300
http://www.equityoffice.com

EXECUTIVE OFFICERS
Samuel Zell
Chairman of the Board

TIMOTHY H. CALLAHAN
President and Chief Executive Officer

RICHARD D. KINCAID
Executive Vice President and
Chief Financial Officer

MICHAEL A. STEELE
Executive Vice President-Real Estate
Operations and Chief Operating Officer

STANLEY M. STEVENS
Executive Vice President, Chief
Legal Counsel and Secretary

GARY A. BELLER
Executive Vice President-Parking Facilities

JEFFREY L. JOHNSON
Senior Vice President-Investments
and Chief Investment Officer

SYBIL J. ELLIS
Senior Vice President-Acquisitions

DAVID H. NAUS
Senior Vice President-Acquisitions

DAVID H. CRAWFORD
Senior Vice President-Administration and
General Counsel for Property Operations

FRANK FRANKINI
Senior Vice President-Design & Construction

FRANCES P. LEWIS
Senior Vice President-
Corporate Communications

DIANE M. MOREFIELD
Senior Vice President-Finance/Capital Markets

MICHAEL E. SHEINKOP
Senior Vice President-Portfolio Management

PETER H. ADAMS
Senior Vice President-Pacific Region

PETER D. JOHNSTON
Senior Vice President-Southwest Region

KIM J. KOEHN
Senior Vice President-West Region

CHRISTOPHER P. MUNDY
Senior Vice President-Northeast Region

ARVID A. POVILAITIS
Senior Vice President-Central Region

MARK E. SCULLY
Senior Vice President-Southeast Region

AUDITORS
Ernst & Young LLP
Chicago, IL

FORM 10-K AVAILABILITY
Requests for the Company's Form 10-K filed with the Securities and Exchange Commission, and any other inquiries from individuals and institutional investors, should be directed to:

DIANE M. MOREFIELD
Investor Relations
Equity Office Properties Trust
Two North Riverside Plaza
Chicago, IL  60606
800-692-5304


COMMON SHARE MARKET
PRICES AND DIVIDEND

The Company's common shares are listed on the New York Stock Exchange, ticker symbol EOP. The high and low sales prices for 1997 on the NYSE were as follows:

                          High          Low         Close      Dividend
   ---------------------------------------------------------------------
   Third Quarter        $   33.94    $   26.06    $   33.94    $   0.26*
   Fourth Quarter       $   34.69    $   29.00    $   31.56    $   0.30

*Prorated from IPO date of 7/11/97 based on $.30 for the full quarter.


ANNUAL MEETING

The annual meeting of shareholders of Equity Office Properties Trust is to be held at 10:00 am on Friday, May 15, 1998 at One N. Franklin St., 3rd floor, Chicago, IL 60606.


SAFE HARBOR STATEMENT

Certain matters discussed within this annual report are forward-looking statements within the meaning of the federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurances that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of pending investments to close, changes in industries in which the company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon expiration, the inability to generate sufficient revenues to meet debt service payments and other operating expenses, the unavailability of equity and debt financing and other risks described in the company's filings with the Securities and Exchange Commission.

[LOGO EQUITY OFFICE]

Equity Office Properties Trust
2 North Riverside Plaza
Chicago, IL 60606