Form 10-K/A, Exhibit 13
period 1997-12-31
EQUITY OFFICE PROPERTIES TRUST
filed 1998-04-01
CIK 1038339

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


                                                                                  Equity Office
                                                                                   Predecessors
                                                                                     (Combined
                                                                    Company         Historical)
                                                                     for the           for the
                                                                 period from       period from
                                                               July 11, 1997      Jan. 1, 1997
                                                                 to Dec. 31,       to July 10,
    (Dollars in thousands, except share data)                           1997              1997
   ---------------------------------------------------------------------------------------------
   OPERATING DATA:

    REVENUES:
       Rental, parking and other                               $     406,713     $     327,017
                                                               -------------     -------------
          Total revenues                                       $     412,968     $     339,104
                                                               -------------     -------------
    EXPENSES:
       Interest                                                $      76,675     $      80,481
       Depreciation and amortization                                  70,346            66,034
       Property operating(2)                                         155,679           127,285
       General and administrative                                     17,690            17,201
       Provision for value impairment                                     --                --
                                                               -------------     -------------
          Total expenses                                       $     320,390     $     291,001
                                                               -------------     -------------
    Income before (income) loss allocated to minority
       interests, income from investments in unconsolidated
       joint ventures, gain on sales of real estate, and
       extraordinary items                                     $      92,578     $      48,103
    Minority interests allocation                                     (7,799)             (912)
    Income from investments in unconsolidated
       joint ventures                                                  3,173             1,982
    Gain/(Loss) on sales of real estate and
       extraordinary items                                           (16,240)           12,236
                                                               -------------     -------------
    Net income before preferred dividends                             71,712            61,409
    Preferred dividends                                                 (649)               --
                                                               -------------     -------------
    Net income available to Common Shares                      $      71,063     $      61,409
                                                               =============     =============

    Net income available per weighted average
       Common Share outstanding -- Basic                       $         .44
                                                               =============
    Net income available per weighted average
       Common Share outstanding -- Diluted                     $         .43
                                                               =============
    Weighted average Common Shares
    outstanding -- Basic                                         162,591,477
                                                               =============
    Weighted average Common Shares outstanding -- Diluted        180,014,027
                                                               =============
                                                                       Equity Office Predecessors (Combined Historical)
                                                                                 for the years ended December 31,
    (Dollars in thousands, except share data)                         1996              1995              1994             1993
   ----------------------------------------------------------------------------------------------------------------------------
   OPERATING DATA:

    REVENUES:
       Rental, parking and other                             $     493,396     $     356,959     $     230,428    $     150,315
                                                             -------------     -------------     -------------    -------------
          Total revenues                                     $     508,124     $     371,457     $     240,878    $     159,246
                                                             -------------     -------------     -------------    -------------
    EXPENSES:
       Interest                                              $     119,595     $     100,566     $      59,316    $      36,755
       Depreciation and amortization                                96,237            74,156            46,905           29,752
       Property operating(2)                                       201,067           151,488           107,412           74,028
       General and administrative                                   23,145            21,987            15,603           12,012
       Provision for value impairment                                   --            20,248                --               --
                                                             -------------     -------------     -------------    -------------
          Total expenses                                     $     440,044     $     368,445     $     229,236    $     152,547
                                                             -------------     -------------     -------------    -------------
    Income before (income) loss allocated to minority
       interests, income from investments in unconsolidated
       joint ventures, gain on sales of real estate, and
       extraordinary items                                   $      68,080     $       3,012     $      11,642    $       6,699
    Minority interests allocation                                   (2,086)           (2,129)            1,437            1,772
    Income from investments in unconsolidated
       joint ventures                                                2,093             2,305             1,778               --
    Gain/(Loss) on sales of real estate and
       extraordinary items                                           5,338            31,271             1,705               --
                                                             -------------     -------------     -------------    -------------
    Net income before preferred dividends                           73,425            34,459            16,562            8,471
    Preferred dividends                                                 --                --                --               --
                                                             -------------     -------------     -------------    -------------
    Net income available to Common Shares                    $      73,425     $      34,459     $      16,562    $       8,471
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



                                                                             Equity Office
                                                                             Predecessors
                                                                               (Combined
                                                                Company       Historical)
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

   INTEREST EXPENSE


   Interest expense increased by approximately $37.6 million for the Total Portfolio to $157.2 million for the year ended December 31, 1997 compared to $119.6 million for the year ended December 31, 1996. This increase resulted from having more debt outstanding in 1997. The increase in total debt and the related increase in interest expense was directly related to Property acquisitions. While the Company's total debt and total interest expense have increased due to acquisition activity, the total debt as a percentage of total assets decreased from 50% of total assets at December 31, 1996 to 36.5% of total assets at December 31, 1997, and the Company's interest coverage ratio increased from 2.4 times in 1996 to 2.8 times in 1997. In addition, the weighted average interest rate on the Company's debt decreased from approximately 7.7% at December 31, 1996 to approximately 7.2% at December 31, 1997. The decrease in interest expense in the Core Portfolio of $17.0 million is primarily due to the replacement of secured debt with unsecured debt.


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

   Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996


                                                         Total Parking Portfolio
                                             ----------------------------------------------
                                                                       Increase/          %
(Dollars in thousands)                           1997         1996    (Decrease)     Change
--------------------------------------------------------------------------------------------
Property Revenues                            $ 22,577     $ 10,203     $ 12,374      121.3%
Interest income                                   249          141          108       76.6%
                                             --------     --------     --------      -----
      Total revenues                           22,826       10,344       12,482      120.7%
                                             --------     --------     --------      -----
Interest expense                                5,427        1,814        3,613      199.2%
Depreciation and amortization                   4,031        1,432        2,599      181.5%
Property Operating Expenses                     5,124        3,152        1,972       62.6%
                                             --------     --------     --------      -----
      Total expenses                           14,582        6,398        8,184      127.9%
                                             --------     --------     --------      -----
Income before allocation to minority
   interests and income from investment
   in unconsolidated joint ventures             8,244        3,946        4,298      108.9%
Minority interests                               (323)        (252)         (71)     (28.2)%
Income from unconsolidated joint ventures       2,461           --        2,461         --
                                             --------     --------     --------      -----
Net income                                   $ 10,382     $  3,694     $  6,688      181.1%
                                             ========     ========     ========      =====
Property Revenues less Property
   Operating Expenses                        $ 17,453     $  7,051     $ 10,402      147.5%
                                             ========     ========     ========      =====

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


                                                              Total Parking Portfolio
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


      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Office Properties Trust and the combined financial position of the Equity Office Predecessors, as defined in Note 1, at December 31, 1997 and 1996, respectively, and the consolidated results of Equity Office Properties Trust's operations and cash flows for the period from July 11, 1997 to December 31, 1997, and the combined results of the Equity Office Predecessors', as defined in Note 1, operations and cash flows for the period from January 1, 1997 to July 10, 1997 and for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.



                                                       /s/ Ernst & Young LLP
                                                       ERNST & YOUNG LLP



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
                                                                                  ============         ============

   See accompanying notes.

56 EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED STATEMENT OF OPERATIONS
   AND EQUITY OFFICE PREDECESSORS COMBINED STATEMENTS OF OPERATIONS


                                                             Equity Office                Equity Office Predecessors
                                                          Properties Trust   --------------------------------------------------
                                                                   for the           for the           for the          for the
                                                               period from       period from        year ended       year ended
                                                          July 11, 1997 to   January 1, 1997      December 31,     December 31,
   (Dollars in thousands, except share data)             December 31, 1997  to July 10, 1997              1996             1995
   ----------------------------------------------------------------------------------------------------------------------------
   REVENUES:
   Rental                                                    $     314,233     $     256,146     $     386,481     $     289,320
   Tenant reimbursements                                            63,196            43,241            62,036            41,935
   Parking                                                          25,960            21,091            27,253            15,390
   Other                                                             3,324             6,539            17,626            10,314
   Fees from noncombined affiliates                                  2,440             2,510             5,120             5,899
   Interest                                                          3,815             9,577             9,608             8,599
                                                             -------------     -------------     -------------     -------------
      Total revenues                                               412,968           339,104           508,124           371,457
                                                             -------------     -------------     -------------     -------------
   EXPENSES:
   Interest:
      Expense incurred                                              76,675            80,481           119,595           100,566
      Amortization of deferred financing costs                       4,178             2,771             4,275             2,025
   Depreciation                                                     64,695            57,379            82,905            64,716
   Amortization                                                      1,473             5,884             9,057             7,415
   Real estate taxes                                                47,579            34,000            52,182            37,978
   Insurance                                                         3,196             3,060             4,863             3,352
   Repairs and maintenance                                          50,285            45,540            71,156            53,618
   Property operating                                               54,619            44,685            72,866            56,540
   General and administrative                                       17,690            17,201            23,145            21,987
   Provision for value impairment                                       --                --                --            20,248
                                                             -------------     -------------     -------------     -------------
      Total expenses                                               320,390           291,001           440,044           368,445
                                                             -------------     -------------     -------------     -------------
   Income before allocation to minority interests,
      income from investment in unconsolidated
      joint ventures, gain on sales of real estate and
      extraordinary items                                           92,578            48,103            68,080             3,012
   Minority interests:
      Operating Partnership                                         (7,010)               --                --                --
      Partially owned properties, net of extraordinary
         gain of $20,035 in 1995                                      (789)             (912)           (2,086)           (2,129)
   Income from unconsolidated joint ventures                         3,173             1,982             2,093             2,305
   Gain on sales of real estate                                        126            12,510             5,338                --
                                                             -------------     -------------     -------------     -------------
   Income before extraordinary items                                88,078            61,683            73,425             3,188
   Extraordinary items                                             (16,366)             (274)               --            31,271
                                                             -------------     -------------     -------------     -------------
   Net income                                                       71,712            61,409            73,425            34,459
   Preferred dividends                                                (649)               --                --                --
                                                             -------------     -------------     -------------     -------------
   Net income available for Common Shares                    $      71,063     $      61,409     $      73,425     $      34,459
                                                             =============     =============     =============     =============
   Net income available per weighted average
      Common Share outstanding - Basic                       $        0.44
                                                             =============
   Weighted average Common Shares outstanding - Basic          162,591,477
                                                             =============
   Net income available per weighted average
      Common Share outstanding - Diluted                     $        0.43
                                                             =============
   Weighted average Common Shares outstanding - Diluted        180,014,027
                                                             =============


   See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED STATEMENT OF CHANGES IN           57
SHAREHOLDERS' EQUITY AND EQUITY OFFICE PREDECESSORS COMBINED STATEMENTS
OF CHANGES IN OWNERS' EQUITY




                                                      Equity Office              Equity Office Predecessors
                                                   Properties Trust  -------------------------------------------------------
                                                     for the period      for the period
                                                      July 11, 1997  to January 1, 1997             years ended December 31,
(Dollars in thousands)                            December 31, 1997    to July 10, 1997              1996               1995
----------------------------------------------------------------------------------------------------------------------------
PREFERRED SHARES:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   8.98% Series A Cumulative Redeemable                     200,000                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $   200,000        $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

COMMON SHARES, $.01 PAR VALUE:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   Issuance of Common Shares for IPO                            287                 --                 --                 --
   Contribution of net assets from Consolidation
      at fair value in exchange for Common Shares             1,230                 --                 --                 --
   Issuance of Common Shares for acquisitions                    34                 --                 --                 --
   Sale of Common Shares, net                                    97                 --                 --                 --
   Issuance of Common Shares for Beacon Merger                  844                 --                 --                 --
   Common Shares issued for restricted shares and
      trustee fees                                                3                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $     2,495        $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

ADDITIONAL PAID IN CAPITAL:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   Net proceeds from IPO                                    564,219                 --                 --                 --
   Contribution of net assets from Consolidation
      at fair value in exchange for Common Shares         2,580,259                 --                 --                 --
   Issuance of Common Shares and Warrants
      for acquisitions                                      114,966                 --                 --                 --
   Sale of Common Shares, net                               273,853                 --                 --                 --
   Issuance of Common Shares for Beacon Merger            2,652,726                 --                 --                 --
   Common Shares issued for restricted shares and
      trustee fees                                              162                 --                 --                 --
   Adjustment for minority interests ownership in
      Operating Partnership                                  33,326                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $ 6,219,511        $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

DISTRIBUTIONS IN EXCESS OF ACCUMULATED EARNINGS:
Balance, beginning of period                            $        --        $        --        $        --        $        --
   Net income available for Common Shares                    71,063                 --                 --                 --
   Dividends to Common Shares                               (87,912)                --                 --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period                                  $   (16,849)       $        --        $        --        $        --
                                                        ===========        ===========        ===========        ===========

OWNERS' EQUITY:
Balance, beginning of period/year                       $        --        $ 1,727,002        $ 1,089,969        $   731,098
   Contributions                                                 --            285,542            661,265            337,048
   Offering expenses                                             --                 --             (1,157)              (128)
   Distributions                                                 --           (189,752)           (96,500)           (12,508)
   Net income                                                    --             61,409             73,425             34,459
   Contribution of Owners' Equity to the Company
      in connection with the Consolidation                       --         (1,884,201)                --                 --
                                                        -----------        -----------        -----------        -----------
Balance, end of period/year                             $        --        $        --        $ 1,727,002        $ 1,089,969
                                                        ===========        ===========        ===========        ===========


   See accompanying notes.

58 EQUITY OFFICE PROPERTIES TRUST CONSOLIDATED STATEMENT OF CASH FLOWS AND EQUITY OFFICE PREDECESSORS COMBINED STATEMENT OF CASH FLOWS

                                                                                              Equity Office Predecessors
                                                             Equity Office  --------------------------------------------------------
                                                          Properties Trust                                              for the year
                                                           the period from  for the period from   for the year ended           ended
                                                          July 11, 1997 to      January 1, 1997         December 31,    December 31,
(Dollars in thousands)                                   December 31, 1997     to July 10, 1997                 1996            1995
                                                         ----------------- --------------------   ------------------    ------------

OPERATING ACTIVITIES:
   Net income before preferred dividends                       $    71,712        $    61,409        $    73,425        $    34,459
   Adjustment to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                 70,346             66,034             96,237             74,156
      (Income) from unconsolidated joint ventures                   (3,173)            (1,982)            (2,093)            (2,305)
      (Gain) on sales of real estate                                  (126)           (12,510)            (5,338)                --
      Provision for value impairment                                    --                 --                 --             20,248
      Extraordinary loss from early extinguishments of debt         16,366                274                 --                 --
      Extraordinary (gain) on repurchase of debt                        --                 --                 --            (31,271)
      Provision for doubtful accounts                                1,686              1,175              2,284              2,096
      Allocation to minority interests                               7,799                912              2,086              2,129
      Changes in assets and liabilities:
         Decrease (increase) in rents receivable                     2,064              2,664             (1,550)            (2,998)
         (Increase) in deferred rent receivables                   (21,421)            (8,061)           (20,421)           (14,413)
         (Increase) decrease in other assets                       (29,551)            (8,839)            (9,747)             1,374
         Increase in accounts payable and
            accrued expenses                                        54,076              2,916             19,241              6,931
         (Decrease) increase in due to affiliates                     (898)              (722)             1,235                (89)
         Increase (decrease) in other liabilities                   21,874             (7,310)            10,616              3,561
                                                               -----------        -----------        -----------        -----------
            Net cash provided by operating activities              190,754             95,960            165,975             93,878
                                                               -----------        -----------        -----------        -----------
INVESTING ACTIVITIES:
   Cash received from Beacon Merger                                 79,786                 --                 --                 --
   Property acquisitions                                        (1,508,928)          (531,968)          (768,906)          (317,669)
   Payments for capital and tenant improvements                    (99,586)           (59,511)          (129,485)           (76,985)
   Payment of Beacon Merger costs                                  (62,069)                --                 --                 --
   Proceeds from sales of real estate                                   --             72,078             14,502                 --
   Distributions from (investments in) unconsolidated
      joint ventures                                                 4,571            (44,260)             1,688              2,300
   Payments of lease acquisition costs                             (15,043)            (9,260)           (29,793)           (16,106)
   Decrease (increase) in escrow deposits and
      restricted cash                                                8,997              1,853            (12,233)            27,845
                                                               -----------        -----------        -----------        -----------
            Net cash (used for) investing activities            (1,592,272)          (571,068)          (924,227)          (380,615)
                                                               -----------        -----------        -----------        -----------
FINANCING ACTIVITIES:
   Net proceeds from sale of Common Shares                         838,456                 --                 --                 --
   Proceeds from exercise of Beacon options                         68,191                 --                 --                 --
   Dividends/distributions to Common Shares and Units              (95,569)                --                 --                 --
   Capital contributions                                                --            287,949            661,265            337,048
   Capital distributions                                                --           (288,652)           (12,508)           (17,800)
   Payments for offering expenses                                       --                 --             (1,157)              (128)
   (Distributions to) contributions from minority
      interests - partially owned properties                          (371)            (3,401)           (22,593)               141
   Cash contributed by Equity Office Predecessors
      in connection with Consolidation                             181,138                 --                 --                 --
   Proceeds from mortgage debt                                      84,466            154,090            640,953            271,482
   Proceeds from unsecured notes                                   180,000                 --                 --                 --
   Proceeds from lines of credit                                 2,530,425            218,000            216,943            288,000
   Repurchase of debt                                                   --                 --                 --            (40,078)
   Principal payments on mortgage debt                            (838,354)           (47,472)          (254,104)          (182,244)
   Principal payments on lines of credit                        (1,294,750)           (72,500)          (165,818)          (378,000)
   Payments of loan costs                                           (7,039)            (1,889)            (5,430)            (1,908)
   Prepayment penalties on early extinguishments of debt           (16,247)              (274)                --                 --
                                                               -----------        -----------        -----------        -----------
            Net cash provided by financing activities            1,630,346            245,851          1,057,551            276,513
                                                               -----------        -----------        -----------        -----------
Net increase (decrease) in cash and cash equivalents               228,828           (229,257)           299,299            (10,224)
Cash and cash equivalents at the beginning of the period                25            410,420            111,121            121,345
                                                               -----------        -----------        -----------        -----------
Cash and cash equivalents at the end of the period             $   228,853        $   181,163        $   410,420        $   111,121
                                                               ===========        ===========        ===========        ===========
SUPPLEMENTAL INFORMATION:
   Interest paid during the period, including
      capitalized interest of $1,890, $3,669, $4,640
      and $1,682, respectively                                 $    70,658        $    82,969        $   121,813        $   100,700
                                                               ===========        ===========        ===========        ===========

   See accompanying notes.

EQUITY OFFICE PROPERTIES TRUST AND EQUITY OFFICE PREDECESSORS                 59
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


   Asset Category              Estimated Useful Life
   -----------------------     ---------------------
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
                                                                                          ==========     ==========


                                                                                                           Total Acquisition
   Date Acquired  Parking Facility             Location                                  Parking Spaces    Cost (in thousands)
   --------------------------------------------------------------------------------------------------------------------------
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

   (Dollars in thousands)
   ------------------------------------------
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

   (Dollars in thousands)
   -------------------------
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

   BP TOWER
   Cleveland, Ohio
   [BUILDING PHOTO]

72

   NOTE 16 -- EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per Common Share:


                                                                                  For the period from
                                                                                July 11, 1997 through
                                                                                    December 31, 1997
                                                                                ----------------------
   NUMERATOR:
      Net income available to Common Shares before extraordinary items
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


   NOTE 19 -- RELATED PARTY TRANSACTIONS

   Affiliates provide various services to the Company. Fees and reimbursements paid by the Company to affiliates for the years ended December 31, 1997, 1996 and 1995 were as follows:




                                                                                                        Payable as of
                                                        Paid years ended December 31,                    December 31,
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

      For purposes of pro forma disclosures, the estimated fair value of the Options is amortized to expense over the Options' vesting period. The following is the unaudited pro forma information for the period from July 11, 1997 through December 31, 1997:



                                       For the period from July 11, 1997
   (Dollars in thousands)                      through December 31, 1997
   ---------------------------------------------------------------------
   Pro forma net income before extraordinary items       $ 85,654
   Extraordinary items                                    (16,240)
                                                         --------
   Pro forma net income available to Common Shares       $ 69,414
                                                         ========



                                                       Basic         Diluted
                                                earnings per    earnings per
                                                Common Share    Common Share
   -------------------------------------------------------------------------
   Pro forma income before extraordinary items       $.53            $.51
   Extraordinary items                               (.10)           (.09)
                                                     ----            ----
   Pro forma net income                              $.43            $.42
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

         A summary of the terms of the $1.25 Billion Notes Offering and $250 Million MOPPRS Offering are as follows:


                                                     Stated     Effective
   Tranche                           Amount           Rate       Rate(A)
--------------------------------------------------------------------------------
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